       As filed with the Securities and Exchange Commission on February 17, 1999
                                                          Registration No. 333-.
-------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------


                         STANCORP FINANCIAL GROUP, INC.
            (Exact name of registrant as specified in its charter)

           Oregon                              6719                 93-1253576
(State or other jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification No.)


                             1100 S.W. Sixth Avenue
                            Portland, Oregon  97204
                                 (503) 321-7000

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                J. Gregory Ness
                          Vice President and Secretary
                         StanCorp Financial Group, Inc.
                             1100 S.W. Sixth Avenue
                            Portland, Oregon  97204
                                (503) 321-7000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 -------------

                                With copies to:

  James C. Scoville, Esq.              Jeffrey C. Carey, Esq.             Andrew S. Rowen, Esq.
   Debevoise & Plimpton         Vice President and Associate Counsel       John L. Savva, Esq.
    875 Third Avenue             Standard Insurance Company                Sullivan & Cromwell
New York, New York  10022           1100 S.W. Sixth Avenue                1888 Century Park East
     (212) 909-6000               Portland, Oregon  97204               Los Angeles, California  90067
                                       (503) 321-7000                         (310) 712-6600

                                 -------------
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        -------------------------------
                        Calculation of Registration Fee

==========================================================================================
                                         Proposed Maximum Aggregate
Title of Each Class of Securities                 Offering                   Amount of
        to be Registered                          Price(1)                Registration Fee
------------------------------------------------------------------------------------------
    Common Stock (no par value)                $ 481,907,500                $   133,971
==========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a).

                        -------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[Logo]                  Subject to Completion.  Dated  ., 1999

                               14,740,000 Shares

                         StanCorp Financial Group, Inc.

                                  Common Stock

                        -------------------------------

   This is an initial public offering of shares of common stock of StanCorp Financial Group, Inc. The offering is being made in connection with the reorganization of Standard Insurance Company from a mutual life insurance company owned by its policyholders to a stock life insurance company that will be a wholly owned subsidiary of StanCorp Financial Group, Inc. in a process known as a demutualization.

   The underwriters intend to make available 1,250,000 of the shares in the offering for sale at the initial public offering price to policyholders of Standard Insurance Company who meet eligibility requirements set forth in Standard's plan of reorganization.

   In addition to these offered shares, an estimated 17,936,441 shares of common stock of StanCorp Financial Group, Inc. will be issued to policyholders of Standard Insurance Company as part of the demutualization in exchange for the rights and interests they currently own as members of Standard Insurance Company.

   Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $. and $.. StanCorp Financial Group, Inc. intends to list the common stock on the New York Stock Exchange under the symbol "SFG".

   See "Risk Factors" beginning on page . to read about certain factors you should consider before buying shares of the common stock.

                        -------------------------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        -------------------------------

                                                                 Per
                                                                Share  Total
                                                                -----  -----

Initial public offering price                                   $      $
Underwriting discount                                           $      $
Proceeds, before expenses, to StanCorp Financial Group, Inc.    $      $

   The underwriters may, under certain circumstances, purchase up to an additional 2,211,000 shares from StanCorp Financial Group, Inc. at the initial public offering price less the underwriting discount.

                        -------------------------------

   The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York,
on             , 1999.

                              Goldman, Sachs & Co.

                        -------------------------------


                     Prospectus dated              , 1999.

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----

Prospectus Summary......................................................................   4
Risk Factors............................................................................  12
Use of Proceeds.........................................................................  22
Market for Common Stock.................................................................  22
Dividend Policy.........................................................................  22
Capitalization..........................................................................  24
Selected Consolidated Financial and Operating Data......................................  25
Unaudited Pro Forma Condensed Consolidated Financial Information........................  27
Management's Discussion and Analysis Of Financial Condition and Results of Operations...  34
The Demutualization.....................................................................  51
Business................................................................................  57
Management..............................................................................  90
Management Compensation.................................................................  95
Ownership of Common Stock............................................................... 102
Common Stock Eligible for Future Sale................................................... 103
Restrictions on Acquisitions of Common Stock............................................ 104
Description of Capital Stock............................................................ 109
Validity of Common Stock................................................................ 110
Experts................................................................................. 110
Additional Information.................................................................. 110
Glossary................................................................................ G-1
Index to Financial Statements........................................................... F-1
Underwriting............................................................................ U-1

                        -------------------------------

   As the owner of Standard Insurance Company, StanCorp Financial Group, Inc. will be subject to special rules that apply to the acquisition of shares of its common stock. These rules, among other things, prohibit a person or group of persons acting together from acquiring more than 5% of the shares of the common stock of StanCorp Financial Group, Inc. or any of its subsidiaries (including Standard Insurance Company) for a period of five years without the approval of the Director of the Department of Consumer and Business Services of the State of Oregon. Other laws restrict persons from acquiring control of StanCorp Financial Group, Inc. A person or group of persons acting together would generally be presumed to have acquired control of StanCorp Financial Group, Inc. upon their acquisition of 10% or more of its voting securities. See "Restrictions on Acquisitions of Common Stock".

                        -------------------------------

   Certain statements contained in this prospectus, including those containing the words "believes", "expects", "intends", "estimates", "assumes" and "anticipates", are forward-looking. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors".

   The following charts set forth the general organization of Standard as it currently exists and as it is expected to exist on and after the demutualization:

Before the demutualization:

                          Standard Insurance Company



StanCorp Financial Group, Inc.                  Non-Insurance Subsidiaries



On and after the demutualization:

                        StanCorp Financial Group, Inc.


Standard Insurance Company                      Non-Insurance Subsidiaries




"Standard Insurance Company" refers to Standard Insurance Company, excluding its non-insurance subsidiaries.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. As a result, it does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements. All financial data and ratios presented herein have been prepared using generally accepted accounting principles unless otherwise indicated.

General

   Standard is a leading provider of group life and disability insurance products, serving nearly 29,000 employer groups representing more than four million employees. We also provide products to fund retirement plans and other insurance products to employers and groups as well as life insurance, disability insurance and retirement products to individuals.

   We are conducting this offering in connection with the reorganization of Standard Insurance Company from a mutual life insurance company owned by its policyholders to a stock life insurance company that will be a wholly owned subsidiary of StanCorp Financial Group, Inc. This process is commonly known as a demutualization. We are undergoing the demutualization to gain access to capital sources currently unavailable to Standard Insurance Company as a mutual life insurance company. This will allow us to pursue growth opportunities in underpenetrated and growing markets. We anticipate growth both through internal expansion, particularly in our Group Insurance and Retirement Plans segments and through our commercial mortgage lending operations, and through external expansion by pursuing acquisitions as opportunities arise.

   We divide our business into the following three segments:

   Group Insurance Segment.   The Group Insurance segment sells group long term
disability and group short term disability insurance, group life insurance, group accidental death and dismemberment insurance and group dental insurance. We have over 100 group insurance sales representatives in 29 offices throughout the nation and relationships with approximately 13,000 brokers nationwide. According to Employee Benefit Plan Review, based upon the number of group policies sold in 1997, we ranked third in sales of long term disability insurance, fifth in sales of short term disability insurance and eighth in sales of group life insurance in the United States. This segment accounted for $933.1 million or 75.7% of our total revenues of $1.2 billion in 1998.

   Retirement Plans Segment.   The Retirement Plans segment sells full-service
401(k) and other pension plan products and services to employers. We market Retirement Plans products and services primarily to employers with 50 to 500 employees, through brokers, agents, employee benefit consultants and other distributors served by our seven regional Retirement Plans sales offices. Assets managed by the Retirement Plans segment grew from $736.8 million at December 31, 1994 to $1.3 billion at December 31, 1998, a compound annual growth rate of 15.0%. This segment accounted for $69.1 million or 5.6% of our total revenues in 1998.

   Individual Insurance Segment.   The Individual Insurance segment sells life
insurance, disability insurance and annuities to individuals. Individual Insurance products are distributed by approximately 1,680 licensed agents and brokers in the Western and Central regions of the nation. This segment accounted for $222.7 million or 18.1% of our total revenues in 1998.

   At December 31, 1998, we had total general account invested assets of $4.2 billion, consisting of $2.2 billion in investment securities, $1.7 billion in mortgage loans and $275.2 million in other investments. Relative to other life insurance companies, we have historically maintained a larger portion of our invested assets in mortgage loans, in part, due to the long-term nature of our liabilities. The delinquency and loss performance of our mortgage loan portfolio, however, have consistently outperformed the life insurance industry averages as reported by the American Council of Life Insurance. At December 31, 1998, loans that were either delinquent or in process of foreclosure totaled 0.10% of our mortgage loan portfolio, compared to the industry average at September 30, 1998 of 0.67%, the latest figure available.

   We have recently commenced operations in two complementary financial service businesses, a mortgage lending subsidiary and a real estate management firm. The most significant of these is

Standard Mortgage Investors, LLC, which originates mortgage loans for our investment portfolio and generates fee income from the origination and servicing of mortgage loans sold to institutional investors. Standard Mortgage Investors commenced operations in 1996, and at December 31, 1998 serviced $1.7 billion of loans for us and $239.9 million of loans for other banks and life insurance companies.

   Our principal executive offices are located at 1100 S.W. Sixth Avenue, Portland, Oregon 97204, (503) 321-7000.


The Demutualization

   In converting Standard Insurance Company to a stock life insurance company, the rights and interests of policyholders as members of Standard Insurance Company, including any rights to vote and any rights in the event of a liquidation or reorganization of Standard Insurance Company, will be extinguished. Members of Standard Insurance Company who are eligible to vote on and receive consideration under the plan of reorganization will receive shares of common stock of StanCorp Financial Group, Inc. or, in some cases, cash or an adjustment to their policy values, known as policy credits. The plan requires cash to be paid to a small number of eligible members where distribution of common stock is impractical or unduly burdensome. In addition to these mandatory cash payments, Standard Insurance Company may make cash payments to:

        . local, state and federal governmental authorities and agencies, unless these public eligible members indicate to Standard Insurance Company that they prefer to receive common stock; and

        . all other eligible members that are allocated an "odd-lot" of 99 shares or less of common stock, if and only if these odd-lot eligible members have indicated to Standard Insurance Company that they prefer to receive cash instead of common stock.

The plan allows the Board of Directors of Standard Insurance Company to reduce the cash payments to public eligible members or odd-lot eligible members if the cash proceeds received from the offering are insufficient to pay cash consideration to all such members or for any other reason.

   We will contribute net proceeds from the offering to Standard Insurance Company to fund these cash payments and policy credits. Standard Insurance Company's conversion to a stock life insurance company will become effective upon completion of this offering. Before becoming effective, however, both the eligible members and the Director of the Department of Consumer and Business Services of the State of Oregon must approve the plan of reorganization. In addition, we must receive certain opinions from our special tax counsel, which are expected to be delivered on the effective date of the plan and closing of the offering.

   The plan of reorganization requires that we establish and operate an accounting mechanism known as a closed block to give reasonable assurance to holders of certain individual policies that, following the effective date of the demutualization, assets will be available to maintain dividend scales in effect for 1998 if the experience underlying such scales, including the portfolio interest rate, continues. We will allocate assets to the closed block in an amount expected to produce cash flows that will be sufficient to support the policies included in the closed block.

   In connection with the demutualization, Standard Insurance Company will distribute its real estate management and mortgage lending subsidiaries and other non-insurance subsidiaries to StanCorp Financial Group, Inc. We are making this distribution to separate our non-insurance businesses from our insurance businesses, which will permit our non-insurance subsidiaries to pursue growth strategies free of the restrictions that they are currently subject to as subsidiaries of an insurance company. In connection with this distribution, we will contribute to Standard Insurance Company, out of proceeds from the offering, an amount equal to the statutory book value of the non-insurance subsidiaries, as shown on the audited financial statements of Standard Insurance Company for the fiscal year immediately preceding this distribution. At December 31, 1998, the statutory book value of the non-insurance subsidiaries was $9.0 million.

   The demutualization will be accounted for using the historical carrying values of our assets and liabilities. See "The Demutualization" and "Unaudited Pro Forma Condensed Consolidated Financial Information" for a general discussion of the demutualization and a more detailed discussion of the amount and composition of the assets and liabilities included in, and the accounting for, the closed block, and the effect of the closed block on results of operations of Standard after the effective date of the plan of reorganization.

   In the opinion of our special tax counsel, we will not recognize any gain or loss for Federal income tax purposes as a result of the conversion of Standard Insurance Company from a mutual life insurance company to a stock life insurance company or the distribution of common stock, cash or policy credits to eligible members in exchange for the rights and interests they currently own as members of Standard Insurance Company according to the plan. See "The Demutualiza tion--Federal Income Tax Consequences".


Strategy

   Upon completion of the offering and Standard Insurance Company's reorganization to a stock life insurance company, we plan to pursue additional expansion in the under-penetrated and growing group insurance markets, grow our complementary retirement plans business and capitalize on our demonstrated expertise in commercial mortgage lending. We believe our Individual Insurance segment will continue to provide stability and diversification of earnings.

   Group Insurance Segment.   In our Group Insurance segment, our strategy is to
grow by participating in the expansion of the market for our products and services as well as by increasing our share of that market. Since 1991, the Group Insurance segment has pursued geographic expansion by opening new sales offices in the Central and Eastern regions of the nation. We intend to pursue additional sales growth in the Central and Eastern regions by opening additional sales offices and adding sales representatives to our existing offices in these regions.

   Retirement Plans Segment.   We believe that meaningful growth opportunities
exist for our Retirement Plans segment, where our target client base of small- to medium-sized businesses is experiencing strong growth. We also plan to pursue cross-selling opportunities between our group insurance business and our newer retirement plans business and open new Retirement Plans offices in cities currently served by our Group Insurance segment.

   Individual Insurance Segment.   We believe that the market for the fixed life
and annuity products offered by our Individual Insurance segment has matured and provides limited growth opportunities. However, we believe there may be greater opportunities in certain other product lines, including individual disability income insurance and variable insurance products, and intend to pursue opportunities in these areas in the future.

   In addition, we intend to use the expertise of our subsidiary, Standard Mortgage Investors, LLC, in order to grow our commercial mortgage lending operations by originating and servicing mortgage loans for other institutional investors.

                                  The Offering

Common stock offered...............   14,740,000 shares.  This number includes the
                                      1,250,000 shares for sale to policyholders of Standard
                                      Insurance Company who meet the eligibility
                                      requirements set forth in Standard's plan of reorgani
                                      zation, but does not include 2,211,000 shares
                                      issuable upon exercise of the underwriters' option to
                                      purchase additional shares as described under
                                      "Underwriting."
Shares to be outstanding after the
 offering..........................   32,676,441 shares.  This number does not include the
                                      2,211,000 shares issuable upon exercise of the
                                      underwriters' option to purchase additional shares as
                                      described under "Underwriting" or an estimated
                                      2,633,822 shares to be reserved for issuance under
                                      StanCorp's benefit plans.
Proposed New York Stock Exchange
   symbol..........................   SFG

Use of proceeds....................   We estimate that we will receive net proceeds from
                                      the offering of $280.6 million to $389.1 million, or
                                      $323.5 million to $448.4 million if the underwriters'
                                      option to purchase additional shares as described under
                                      "Underwriting" is exercised in full, assuming an
                                      initial public offering price within a range of $20.00
                                      to $29.00 per share. We expect to contribute $250.3
                                      million to $358.8 million of the net proceeds to
                                      Standard Insurance Company to fund the cash payments
                                      and policy credits to eligible members under Standard
                                      Insurance Company's plan of reorganization and to
                                      make the contribution required under the plan in
                                      connection with the distribution of Standard Insurance
                                      Company's non-insurance subsidiaries.  We will retain
                                      or contribute to our subsidiaries the remaining net
                                      proceeds from the offering for general corporate purposes.

Dividend policy....................   We intend to declare quarterly dividends on the
                                      common stock and expect that the first quarterly
                                      dividend payment will be $0.06 per share, with the
                                      initial dividend to be declared in the third quarter of
                                      1999.  The declaration and payment of dividends in
                                      the future is subject to the discretion of our Board of
                                      Directors and will depend on our financial condition,
                                      results of operations, cash requirements, future
                                      prospects, regulatory restrictions on the payment of
                                      dividends by Standard Insurance Company and other
                                      factors deemed relevant by our Board of Directors.

   The information in the table above is based on assumptions we have made as to the number of shares of common stock and the amount of cash and policy credits that will be distributed to eligible members in Standard Insurance Company's demutualization. These assumptions are described in "Summary Unaudited Pro Forma Supplementary Financial Information".

               Summary Consolidated Financial and Operating Data

   The following summary income statement data for each of the three years ended December 31, 1998 and balance sheet data at December 31, 1998 and 1997 are derived from our audited consolidated financial statements and the notes thereto included in this prospectus. The following summary income statement for the year ended December 31, 1995 and summary balance sheet data at December 31, 1996 and 1995 are derived from our audited consolidated financial statements not included herein. The following summary income statement data and balance sheet data at and for the year ended December 31, 1994 are derived from unaudited financial statements. In the opinion of management, the unaudited data have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The following summary income statement and balance sheet data have been prepared in accordance with generally accepted accounting principles. The statutory data have been derived from Standard Insurance Company's Annual Statements filed with insurance regulatory authorities and have been prepared in accordance with statutory accounting practices. This summary financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements, the notes thereto and the other financial information included in this prospectus.



                                                        At or for the Year Ended December 31,
                                      ------------------------------------------------------------------------
                                          1998           1997           1996           1995           1994
                                      ------------   ------------   ------------   ------------   ------------
                                                                (Dollars in millions)
Income Statement Data
 Revenues:
Premiums............................  $      890.9   $      825.2   $      745.2   $      672.9   $      654.2
Net investment income...............         323.1          303.2          285.2          273.5          252.8
Net realized investment gains.......          11.6           11.8           15.3            8.0            7.5
Other...............................           6.9            6.1            4.4            5.4            3.9
                                      ------------   ------------   ------------   ------------   ------------
  Total revenues....................       1,232.5        1,146.3        1,050.1          959.8          918.4
Benefits and expenses:
Policyholder benefits (1)...........         877.0          832.3          782.3          690.4          678.9
Operating expenses (2)..............         246.9          218.7          192.2          174.8          164.4
                                      ------------   ------------   ------------   ------------   ------------
  Total benefits and expenses.......       1,123.9        1,051.0          974.5          865.2          843.3

Income before Federal income taxes..         108.6           95.3           75.6           94.6           75.1
 and extraordinary item
Federal income taxes................          33.0           31.5           28.6           25.5           41.1
                                      ------------   ------------   ------------   ------------   ------------
Income before extraordinary item....          75.6           63.8           47.0           69.1           34.0
Extraordinary item (3)..............           6.1             --             --             --             --
                                      ------------   ------------   ------------   ------------   ------------
Net income..........................  $       69.5   $       63.8   $       47.0   $       69.1   $       34.0
                                      ============   ============   ============   ============   ============

Balance Sheet Data
General account assets..............  $    4,610.4   $    4,243.1   $    3,967.8   $    3,771.9   $    3,374.8
Separate account assets.............         668.5          483.3          322.8          195.6          105.2
Total assets........................       5,278.9        4,726.4        4,290.6        3,967.5        3,480.0
Total liabilities...................       4,439.6        3,994.4        3,643.1        3,340.4        2,997.0
   Total equity.....................         839.3          732.0          647.5          627.1          483.0

Statutory Data
Premiums and deposits...............  $    1,127.4   $    1,050.3   $      946.2   $      869.1   $      816.9
Net gain from operations............          93.9           38.7           10.1           56.7            7.7
Policyholder surplus and AVR........         432.8          341.1          302.9          287.6          227.5
Net investment yield................          8.11%          8.27%          8.37%          8.54%          8.45%

Operating Data
   Group Segment
 Premiums...........................  $      784.5   $      717.1   $      629.4   $      557.7   $      544.9
   Life insurance in force..........      81,039.7       74,798.3       67,418.8       60,643.2       59,245.7
   Number of employer groups........      28,787.0       27,483.0       25,195.0       22,738.0       21,374.0
   Number of insureds...............   4,040,229.0    3,912,808.0    3,510,424.0    3,315,647.0    3,267,258.0

   Retirement Plans Segment
   Assets under management:
General account.....................  $      631.3   $      637.7   $      649.0   $      668.7   $      631.6
   Separate account.................         668.5          483.3          322.8          195.6          105.2
                                      ------------   ------------   ------------   ------------   ------------
   Total............................  $    1,299.8   $    1,121.0   $      971.8   $      864.3   $      736.8
                                      ============   ============   ============   ============   ============


                                                        At or for the Year Ended December 31,
                                      ------------------------------------------------------------------------
                                          1998           1997           1996           1995           1994
                                      ------------   ------------   ------------   ------------   ------------
                                                                (Dollars in millions)

   Individual Segment
   Total revenues..................   $      222.7   $      222.2   $      228.3   $      223.0   $      213.4
   Life insurance in force.........        7,952.0        7,732.9        7,638.4        7,627.1        7,191.3
   Managed annuity assets..........          691.8          704.7          692.5          683.8          642.6

------------------
(1) Includes policyholder benefits, policyholder dividends and interest paid on policyholder funds.
(2) Includes operating expenses, state and local taxes, commissions and the net increase in deferred policy acquisition costs.
(3) Represents costs relating to the demutualization.

        Summary Unaudited Pro Forma Supplementary Financial Information

  The following summary unaudited pro forma supplementary financial information is derived from the unaudited pro forma condensed financial information and the notes thereto included in this prospectus. This information gives effect to the establishment of the closed block, the demutualization, and the offering as if they each had occurred as of December 31, 1998 for purposes of the unaudited balance sheet information and as of January 1, 1998 for purposes of the unaudited income statement information. This information has been prepared based on the terms of the plan of reorganization and the assumptions described in "Unaudited Pro Forma Condensed Consolidated Financial Information". This information assumes, among other things, (a) a total of 30,000,000 shares of common stock is allocated to eligible members under the plan of reorganization and (b) the underwriters' option to purchase additional shares is not exercised. This information is provided for informational purposes only and is not necessarily indicative of our consolidated financial position or results of operations had the establishment of the closed block, the demutualization and the offering been consummated on the dates assumed. It also does not project or forecast our consolidated financial position or results of operations for any future date or period.

  The data set forth below give effect to gross proceeds of $303.6 million to $419.0 million from the issuance of common stock in the offering less an assumed underwriting discount and estimated offering expenses aggregating between $23.0 million and $29.9 million, or net proceeds from the offering of $280.6 million to $389.1 million, assuming an initial public offering price within a range of $20.00 to $29.00 per share.

  Under the plan of reorganization, eligible members will receive shares of common stock allocated to them in the demutualization, except for certain eligible members who will receive cash or policy credits. The information set forth in the table below assumes, depending on the initial public offering price per share, that:

  . $62.4 million to $90.4 million will be used to fund adjustments to policy values, known as policy credits in lieu of 3,118,536 allocated shares,

  . $1.5 million to $2.2 million will be used to fund mandatory cash payments to certain eligible members under the plan of reorganization where distribution of common stock is impractical or unduly burdensome in lieu of 76,568 allocated shares,

  . $157.7 million to $228.7 million will be used to fund other cash payments to public eligible members consisting of local, state and federal governmental authorities and agencies in lieu of 7,884,322 allocated shares, and

  . $19.7 million to $28.5 million will be used to fund other cash payments to odd-lot eligible members holding 99 shares or less of common stock in lieu of 984,133 allocated shares.

  The information set forth in the table below assumes that cash payments will be made in lieu of all of the shares allocated to public eligible members and 25% of the shares allocated to odd-lot eligible members in the demutualization. The actual amount contributed to Standard Insurance Company and used to fund such policy credits and cash payments will depend on the actual initial public offering price per share and on the elections made by public eligible members and odd-lot eligible members to receive common stock or cash. In addition, the Board of Directors of Standard Insurance Company, on or prior to the completion of the offering, may reduce the cash payments to public eligible members or odd-lot eligible members in the event that cash available is insufficient to pay cash consideration to all such public eligible members or odd-lot eligible members or for any other reason. See "The Demutualization--Payment of Consideration to Eligible Members".

  If cash payments to public eligible members or odd-lot eligible members are different from those assumed in this prospectus -- whether because either more or fewer of such members elect to receive cash than assumed or the Board of Directors decides to reduce the level of cash payments -- there would be an offsetting change in the number of shares issued in the offering and the amount of proceeds received in the offering. Accordingly, the net effect of any such change will not be material to us.

                                                                      Assuming the Following Initial
                                                                          Public Offering Stock
                                                                             Price Per Share
                                                                             ---------------
                                                                         $20.00            $29.00
                                                                      -----------        -----------
Share Data:
  Shares allocated to eligible members  .............................  30,000,000         30,000,000
  Less shares allocated to eligible members who receive cash or
    policy credits  .................................................  12,063,559         12,063,559
                                                                      -----------        -----------
  Shares issued to eligible members  ................................  17,936,441         17,936,441
  Shares issued in the offering  ....................................  15,180,000(1)      14,450,000(1)
                                                                      -----------        -----------
     Total shares of common stock outstanding  ......................  33,116,441         32,386,441
                                                                      ===========        ===========
Percentage Ownership:
  Eligible members  .................................................       54.16%             55.38%
  Purchasers in the offering  .......................................       45.84%             44.62%

                                                                   Assuming the Following Initial
                                                                       Public Offering Stock
                                                                          Price Per Share
                                                                   ------------------------------
                                                                           $20.00          $29.00
                                                                           ------          ------
                                                                    (Dollars in millions, except
                                                                         per share amounts)
At or for the Year Ended December 31, 1998:
  Pro forma income before extraordinary item  ............................ $ 75.6          $ 75.6
  Pro forma income before extraordinary item per share -- basic
    and diluted  ......................................................... $ 2.28          $ 2.33
  Pro forma equity, excluding accumulated other comprehensive
    income(2)............................................................. $802.4          $802.4

----------------
(1) Includes 1,250,000 shares reserved for sale in the offering at the initial public offering price to policyholders of Standard Insurance Company who meet eligibility requirements set forth in Standard Insurance Company's plan of reorganization.
(2) Gives effect to estimated additional nonrecurring expenses of $2.0 million related to the demutualization.

                                  RISK FACTORS


Reserves Established for Future Policy Benefits and Claims May Prove Inadequate

  Standard faces the risk that its reserves that are established for future policy benefits and claims will prove inadequate. For all of our product lines, we establish and carry as a liability actuarially determined reserves which are calculated to meet our obligations for future policy benefits and claims. These reserves are computed at amounts that are expected to be sufficient to meet our policy obligations at their maturities or in the event of an insured's death or disability, assuming growth from premiums to be received and interest on such reserves at certain assumed rates. However, the nature of the underlying risks and the high degree of uncertainty associated with determining the liability for unpaid policy benefits and claims prevent us from determining the amounts which will ultimately be paid to settle this liability precisely. If the reserves we originally established for future policy benefits were to prove inadequate, we would be required to increase our reserves, which may have a material adverse effect on our business, financial condition and results of operations.

Dependence on Profitability of Long Term Disability Products May Affect Overall Profitability

  Standard's results of operations have historically depended significantly on the profitability of its long term disability products. Accordingly, a decrease in the profitability of these products may have a material adverse effect on our business, financial condition and results of operation. Our long term disability products provide coverage for claims incurred during the policy period. Typically, we offer rate guarantee periods from one to three years. While we can prospectively reprice and reunderwrite coverages at the end of these guarantee periods, we must pay benefits with respect to claims incurred during these periods without collecting additional premiums. Historically, the duration of approximately 50% of all claims filed under our long term disability policies is twelve months or less. However, claims caused by more severe disabling conditions may be paid over much longer periods of time, including, in some cases, up to normal retirement age. Longer duration claims expose us to the possibility that we may pay benefits materially in excess of the amount that we anticipated when the policy was underwritten. The profitability of our long term disability products is thus subject to volatility resulting from the difference between our actual claims experience and our expectations at the time of underwriting and from changes in economic conditions, changes in regulation and changes in interest rates.

 Differences between Actual Claims Experience and Underwriting and Reserving Assumptions May Require Us to Increase Reserves

   The profitability of Standard's long term disability insurance substantially depends on the extent to which our actual claims experience is consistent with the assumptions used in establishing our reserves. To the extent that actual claims experience is inconsistent with our underlying assumptions used in establishing our reserves, or our revisions to such assumptions, we could be required to increase our reserves. Such an increase could have a material adverse effect on our business, financial condition and results of operations. Long term disability reserves are predictions of future claims payments based upon the following factors:

   .  Claim incidence rates;

   .  Claim termination rates;

   .  Market interest rates;

   .  Age and gender of the claimant;

   .  Time elapsed since disablement;

   .  Contract provisions and limitations; and

   . The amount of the monthly benefit, less deductible income such as Social Security payments to the insured.

Several of these factors can be materially affected by changes in the national or regional economy, changes in social perceptions about work ethics, emerging medical perceptions regarding physiological or psychological causes of disability and industry regulation. For example, we, like most of our competitors, encountered high claims incidence and lower claims termination rates from individuals in insured groups involving the health care and legal professions in the mid-1990's. The higher incidence of claims from individuals engaged in these professions reduced our profitability. Emerging health issues such as HIV, chemical sensitivity and chronic fatigue syndrome may also affect claim incidence and termination rates. Since emerging health issues may not be fully recognized in the historical data we use to calculate reserves, the reserves that we establish may not be sufficient to meet our obligations under our long term disability policies. In sum, our assumptions with respect to the foregoing factors in establishing our reserves involve predictions of future events and are inherently uncertain. Actual experience with respect to such factors may differ substantially from our assumptions and may require us ultimately to increase our reserves.

   Changes in Economic Conditions May Affect Profitability

   In recent years, the profitability of Standard's long term disability products has been adversely affected by unfavorable claims experience. If long term disability claims experience deteriorates in the future, there can be no assurance that we will be able to increase rates sufficiently to maintain the profitability of our long term disability business. For example, during the mid-1990's and continuing through 1996, the rate of incidence and duration of disability, known as morbidity experience, deteriorated, especially with respect to health and legal professional groups, reducing the profitability of these blocks of long term disability business. Management believes that the deterioration in long term disability morbidity experience of these professional groups paralleled industry experience. For health care groups, management believes that morbidity experience increased due, in part, to the transition of the health care profession into the managed care environment, which led to job dissatisfaction (particularly for medical doctors), decreased profits for the profession as a whole, and loss of employment. Similarly, management believes that the increased morbidity experience for the legal profession was caused by increased competition in an overcrowded profession, which led, in part, to decreased profits and loss of employment. In response to the 1995 and 1996 deterioration in morbidity experience, management modified underwriting and claims management practices for our long term disability business, particularly for professional group coverages. These steps included:

   . reducing maximum benefit and guarantee limits;

   . limiting the "own occupation" definition of disability, which requires a claimant to prove that he or she is unable to perform the duties required by the claimant's occupation; in particular, Standard eliminated the "own specialty" definition, which permitted a claim to be paid if the claimant could provide satisfactory proof that he or she, because of sickness, injury or mental disorder, was unable to perform the duties required by his or her particular specialty within the practice of medicine or law; and

   . imposing rate increases for certain groups.

Management believes these actions resulted in improved professional morbidity experience and improved profitability within this product line. Further, in 1996 and 1997, large group claims experience, which had historically been profitable, was adversely affected by unusual claims experience in a few groups. In response, management increased the renewal rates of these groups. Management believes that these increased rates will lead to improved long term disability profitability. However, policy terminations in this line have also increased during the same period, which management believes is partially the result of increased renewal rates.

 Changes in Federal and State Regulation May Adversely Impact Pricing, Reserve Adequacy and Exposure to Litigation

   We are regulated by state and federal law in the marketing and administration of our long term disability product line. While the long term disability business is not currently subject to regulation to the same degree as medical insurance, changes in existing laws or court interpretation of those laws or the enactment of new legislation could affect the pricing and reserve adequacy of our long term disability products, which could have a material adverse effect on our business, financial condition and results of operations.

   Our long term disability products, like those of most of our competitors, generally limit the benefit period for mental disorders to 24 months. Certain federal courts have held that the Americans with Disabilities Act requires that such limits be justified based on an actuarial assessment of costs. Other federal courts have held that the Americans with Disabilities Act generally does not apply to such limits imposed by insurers. Management believes that the mental disorder benefit limit is justified based on an actuarial assessment of costs. The federal government and many states have also enacted "mental health parity acts" that require medical insurers to pay the same benefits for mental illnesses as they do for physical illnesses. While these acts have been interpreted to apply to medical insurance only, federal or state legislation or court decisions may broaden them to cover long term disability insurance.

   If long term disability mental disorder benefit limits are prohibited, either through legislation or court decisions, the pricing and reserve adequacy of our long term disability products could be materially adversely affected in the following ways:

   . We may need to raise the prices of our long term disability products to cover the additional cost of providing mental disorder benefits beyond the benefit limit currently stated in the policy, and such price increases may result in fewer sales;

   . Our long term disability claims experience may significantly deteriorate because of the reopening of closed claims or the decrease in the number of terminating claims due to the mental disorder limitation; and

   . Our involvement in litigation and litigation-related expenses may increase.

   Additionally, changes in state and federal laws to require the inclusion of certain types of benefits in long term disability policies may also adversely affect the pricing and reserve adequacy of our long term disability products.

   Several bills that seek to reform the medical managed care market have been introduced in Congress. Many of these bills propose to amend the Employee Retirement Income Security Act of 1974 to permit the application of state law remedies, such as consequential and punitive damages, in lawsuits for wrongful denial of benefits. Current law establishes a uniform federal remedy that allows only contract damages for the amount of benefits withheld, attorneys' fees and costs to be awarded in such lawsuits. If legislation permitting state law remedies is enacted which is applicable to our group products, the profitability of our group products may be materially and adversely affected in the following ways:

   . The number of lawsuits filed against us in the normal course of business may substantially increase;

   . The expense of defending such lawsuits may increase; and

   . We may be subject to increased damages (including punitive damages) in such lawsuits.

   Reserve Inadequacy May Result from Interest Rate Changes

   Our reserves, like most in the long term disability industry, are subject to interest rate fluctuations. In establishing our reserves, we make assumptions regarding the rates at which those reserves will grow as a result of interest rates. Interest rates that are used to calculate reserves contain a margin to account for future changes in the market rate. We believe that our asset/liability strategy mitigates the adverse effects of interest rate volatility. Nonetheless, a reduction in interest rates may lead us to increase reserves, which would have a material adverse effect on profitability.

Increasing Interest Rates May Cause Increased Policy Loans, Surrenders and Withdrawals; Declining Interest Rates May Lead to Prepayments and Redemptions

   Changes in interest rates can significantly affect our profitability. In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as policyholders seek to invest in investments with higher perceived returns. This process, referred to as disintermediation, may lead to cash outflows. These outflows may require investment assets to be sold at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. A significant portion of our investment portfolio consists of mortgage loans, which are relatively illiquid, thus increasing our liquidity risk in the event of disintermediation during a period of rising interest rates. Conversely, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive investments, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increases in the percentage of insurance policies remaining in force from year to year, as measured by premiums, known as persistency, during a period when our new investments carry lower returns. In addition, mortgages and bonds in our investment portfolio are more likely to be prepaid or redeemed as borrowers seek to borrow at lower market rates, and we may be required to reinvest those funds in lower interest-bearing investments. Accordingly, during periods of declining interest rates, our profitability may be adversely affected as the result of a decrease in the spread between interest rates credited to policyholders and returns on our investment portfolio.

   Management employs asset/liability management strategies to reduce the adverse effects of interest rate volatility. These strategies include:

   . product design, such as the use of surrender charges when a life insurance policy or annuity is surrendered for its cash value prior to the end of a set period, or market value adjustment features in certain fixed annuity products that adjust the surrender value of a contract in the event of surrender prior to the end of the contract period,

   . structuring the bond and mortgage portfolio to limit prepayments and

   . consistent monitoring of the pricing of our products.

However, such strategies may fail to eliminate or reduce the adverse effects of interest rate volatility, which could have a material adverse effect on our business, financial condition and results of operations.

Investment Portfolio Risks

   The Market Value of Investments May Fluctuate

   Our general account investments consist primarily of bonds (and other fixed-rate securities), commercial mortgage loans, real estate, policy loans, common stock and preferred stock. The market values of our investments vary with changing economic and market conditions and interest rates. If interest rates decline, we generally achieve a lower overall rate of return on our investment portfolio. In addition, we may, for various reasons, sell certain investments at prices that are less than their carrying value.

   Defaults on Fixed Maturity Securities Portfolio May Adversely Affect Profitability

   We are subject to the risk that the issuers of the fixed maturity securities we own will default on principal and interest repayments. Although almost all of our fixed maturity securities are investment-grade and we believe that we maintain prudent issuer diversification, a major economic downturn could result in issuer defaults; and since our fixed maturity securities of $2.2 billion represented 52.7% of our total general account invested assets at December 31, 1998, such defaults could materially adversely affect our business, financial condition and results of operations.

   Delinquencies and Balloon Payments on Mortgage Loans May Adversely Affect Profitability

   Our mortgage loans face both delinquency and default risk. Mortgage loans of $1.7 billion represented 40.7% of our total general account invested assets at December 31, 1998. The delinquency rate of our mortgage loan portfolio has been lower than the industry averages for the past thirteen years. At December 31, 1998, loans that were either delinquent or in process of foreclosure totaled 0.10% of our mortgage loan portfolio, compared to the industry average at September 30, 1998 of 0.67% as reported by the American Council of Life Insurance. The performance of our mortgage loan portfolio, however, may fluctuate in the future. Should the delinquency rate of our mortgage loan portfolio increase, such an increase in delinquencies could have a material adverse effect on our business, financial condition and results of operations.

   At December 31, 1998, approximately 68.3% of our portfolio of mortgage loans had balloon payment maturities. The default rate on mortgage loans with balloon payment maturities has historically been higher than for mortgage loans with standard repayment schedules. Since most of the principal is being repaid at maturity, the amount of loss on a default is generally greater than on other mortgage loans. A future increase in defaults on a substantial number of such loans as a result of the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

   Mortgage Loans and Real Estate Investments Are Relatively Illiquid

   Commercial mortgage loans and real estate investments are relatively illiquid. If we require significant amounts of cash at short notice, we may have difficulty selling these investments at attractive prices, in a timely manner, or both.

Regional Concentration of Business and Investments in California May Subject Us to Economic Downturns in that State

   A significant portion of our business and our investments are concentrated in
California.   Therefore, we are susceptible to adverse changes in economic conditions in that state. Approximately 33.0% of our long term disability reserves as of December 31, 1998 were derived from California business. Management believes that an economic downturn in California during the early 1990's and continuing through 1996 contributed to the deterioration of California long term disability claims experience generally, and particularly for professional groups. Future adverse economic conditions in California could adversely affect our claims experience with respect to our California long term disability business which may have a material adverse effect on our business, financial condition and results of operations.

   Our mortgage loans are concentrated in the Western region, particularly in California, which accounted for 43.8% of our mortgage portfolio at December 31, 1998. While we intend to reduce this concentration, we still expect to maintain approximately 30% to 35% in dollar amount of our mortgage loans in California. Due to this concentration of mortgage loans in California, we are exposed to potential losses resulting from the risk of an economic downturn in California as well as to certain catastrophes, such as earthquakes, that may affect the region. Although we diversify our mortgage loan portfolio within California by both location and type of property in an effort to reduce earthquake exposure, such diversification may not eliminate the risk of such losses. We generally do not require earthquake insurance for properties on which we make mortgage loans. To date, the delinquency rate of our California-based mortgage loans has been substantially below the industry average. However, if economic conditions in California worsen, we may experience a higher delinquency rate on the portion of our mortgage loan portfolio located in California in the future, which may have a material adverse effect on our business, financial condition and results of operations.

Competitors Having Greater Financial Resources, Broader Array of Products and Higher Ratings May Adversely Affect Our Market Share

   Each of our business segments, detailed below, faces strong competition from other insurers, other financial services companies such as banks, broker-dealers and mutual funds, and managed care providers for employer groups, individual consumers and distributors. Since many of our competitors have greater financial resources, offer a broader array of products and, with respect to other insurers, may have higher claims paying ability ratings than us, the possibility exists that any one of our business segments could be adversely affected which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

   Competitive Factors Affecting Group Insurance Segment

   According to our analysis of data published in the May 1998 Employee Benefit Plan Review, in 1997 six companies, including Standard at 8.8%, had market shares in the long term disability insurance market of more than 5.0% based on 1997 sales. Our leading competitors, UNUM Life Insurance Company of America and Hartford Life Insurance Company, had market shares of 37.4% and 14.3%, respectively. The long term disability market is highly competitive both in terms of product pricing and product features. Because many of our major competitors have access to greater financial resources, we could be at a competitive disadvantage with regard to product pricing and the introduction of alternative product features that require significant financial backing. There is also competition in the long term disability market for qualified sales distributors. In recent years, compensation for sales distributors has steadily increased. As a result, we may have difficulty in attracting and retaining a productive group field force. While management believes that we are in a position to expand our long term disability line of business, our ability to do so may be materially adversely affected by our better-financed competitors.

   Additionally, most of our group insurance coverage is underwritten yearly, and group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with us. National banks, with their preexisting customer bases for financial services products, may become more significant competitors to us in the future as a result of certain recent court decisions and regulatory actions discussed below. Although the effect of these developments on us is uncertain, both the persistency of our existing products and our ability to sell products could be materially adversely affected in the future.

   Competitive Factors Affecting Retirement Plans and Individual Insurance Segments

   Our ability to market our 401(k) and other retirement products could be materially adversely affected by the highly competitive nature of the retirement plans market. While our Retirement Plans segment is growing, we have not yet achieved the size necessary to realize the economies of scale we believe are enjoyed by our competitors in the life insurance industry. Additionally, our Retirement Plans segment faces competition not only from other insurance companies, but also from other financial institutions such as banks, mutual funds, other asset managers and broker-dealers. Many of these competitors are better known, have access to greater financial resources and offer a broader array of investment products.

   Similarly, our ability to sell our individual life, disability, and annuity products could be materially adversely affected by our dependence on distributors and the highly competitive nature of this product line. Our Individual Insurance segment competes with many larger competitors with brand name recognition, economies of scale and greater financial resources in a market that many industry experts consider to be mature. In addition, our lack of variable life and annuity products and our lack of name recognition for individual life, disability and annuity products in the Eastern and Central regions of the nation also place us at a competitive disadvantage. Because of these factors, we may have difficulty attracting and retaining productive distributors.

   Legislative Changes May Lead to Increased Competition

   If a financial institutions reform bill is enacted into law by Congress, such a law may permit national banks and other financial institutions to affiliate with insurance companies and market insurance products to their customers. National banks and other similar financial institutions are currently restricted from being affiliated with insurance companies under the Glass-Steagall Act of 1933. The ability of financial institutions to affiliate with insurance companies may materially adversely affect all of our product lines by substantially increasing the number and financial strength of potential competitors.

   Additionally, the current administration and various members of Congress have proposed reforms to the nation's health care system. We do not write health indemnity products, other than group dental insurance, and, accordingly, do not expect to be directly affected by such proposals to any significant degree. However, the uncertain environment resulting from health care reform could cause group health insurance providers to enter the long term disability insurance market, thereby increasing competition.

Downgrade in Claims Paying Ability Ratings May Increase Surrender Levels, Adversely Affect Certain Relationships and Negatively Impact Persistency

   Claims paying ability ratings are an important factor in establishing the competitive position of insurance companies. Standard Insurance Company is currently rated "A (excellent)" by A.M. Best and has claims paying ability ratings of "AA- (very high)" from Duff & Phelps Credit Rating Co. and "A+
(good)" from Standard & Poor's. Moody's Investors Service has given Standard Insurance Company an insurance financial strength rating of "A2 (good financial security)". A ratings downgrade, or the potential for such a downgrade, of Standard Insurance Company could, among other things, materially increase surrender levels, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of Standard Insurance Company's products and services, negatively impact persistency, adversely affect Standard Insurance Company's ability to compete and thereby materially and adversely affect Standard Insurance Company's business, financial condition and results of operations.

   The foregoing ratings reflect each rating agency's opinion of Standard Insurance Company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed toward the protection of investors in this initial public offering and do not constitute investment recommendations by such ratings agencies to investors.

Changes in State and Federal Regulation May Affect Profitability

   Our business is subject to comprehensive state regulation and supervision throughout the United States. While we cannot predict the impact of potential or future state or federal legislation or regulation on our business, future laws and regulations, or the interpretation thereof, may materially adversely affect our business, financial condition and results of operations.

   The primary purpose of comprehensive state regulation of the insurance business is to protect policyholders, not shareholders. To that end, the laws of the various states establish insurance departments with broad powers with respect to such things as licensing companies to transact business; licensing agents; admitting statutory assets; mandating certain insurance benefits; regulating premium rates; approving policy forms; regulating unfair trade and claims practices; establishing reserve requirements and solvency standards; fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values; restricting certain transactions between affiliates; and regulating the type, amounts and valuation of investments.
State insurance regulators and the National Association of Insurance Commissioners continually reexamine existing laws and regulations and may impose changes in the future that materially adversely affect our business, financial condition and results of operations.

   The United States federal government does not directly regulate the insurance business. Federal legislation and administrative policies in certain areas can, however, significantly and adversely affect the insurance industry generally and us in particular. These areas include pension and employee welfare benefit plan regulation, financial services regulation and federal taxation. For example, Congress has from time to time considered legislation relating to:

      . the deferral of taxation on the growth in the amount of cash available to a policyholder upon the surrender or withdrawal, known as cash value, of certain annuities and life insurance products;

      . the removal of barriers preventing banks from engaging in the insurance business;

      . changes in regulations for the Employee Retirement Income Security Act of 1974 that apply to certain of Standard's group products; and

      . the alteration of the Federal income tax structure and the availability of Section 401(k) or individual retirement accounts.

   Additionally, there may be changes in the interpretation of existing laws or the passage from time to time of new legislation that may adversely affect our claims exposure on our policies.

Allocation of Assets to the Closed Block May Be Inadequate or Excessive

   The plan of reorganization requires that Standard Insurance Company establish and operate a closed block for the benefit of holders of certain individual insurance policies of Standard Insurance Company. Management (based on an independent actuary's opinion) expects the amount of assets allocated to the closed block to produce cash flows which, together with future revenues from the policies included in the closed block, will be sufficient to support these policies, including payment of claims, certain expenses and taxes and continuation of policyholder dividend scales in effect for 1998, if the experience underlying such scales (including the portfolio interest rate) continues. The closed block will be established as an accounting mechanism and procedure to give reasonable assurance to holders of the policies included in the closed block of the continued payment of dividends as experience justifies. Such policies will continue to be the obligation of Standard Insurance Company and Standard Insurance Company remains obligated to satisfy claims on policies included in the closed block in accordance with their terms should the assets of the closed block be insufficient to satisfy the claims. Unless the Director of the Department of Consumer and Business Services of the State of Oregon otherwise consents, the closed block will continue in effect as long as any policy in the closed block remains in force. The assets, including the revenue therefrom, allocated to closed block policies will benefit only the holders of these policies. If, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater than or less than that which would have been paid to these policyholders if the dividend scales in effect for 1998 had been continued. Any excess of cumulative favorable deviations for closed block policies over unfavorable deviations will be available for distribution over time to closed block policyholders and will not be available to our shareholders.

Litigation May Adversely Affect Profitability

   We are a plaintiff or defendant in actions arising out of our insurance business and investment operations. We are from time to time involved in various governmental and administrative proceedings. While the outcome of any pending or future litigation cannot be predicted, as of the date hereof, management does not believe that any pending litigation will have a material adverse effect on our business, financial condition or results of operations. However, no assurances can be given that such litigation would not materially and adversely affect our business, financial condition or results of operations.

   Other companies in the life insurance industry have historically been subject to substantial litigation resulting from claims disputes and other matters.
Most recently, such companies have faced extensive claims, including class-action lawsuits, alleging improper life insurance sales practices. Negotiated settlements of such class-action lawsuits have had a material adverse effect on the business, financial condition and results of operations of certain of these companies. We are not and have not been a defendant in any such class-action lawsuit alleging improper sales practices. However, such class-action lawsuits, if brought against us, could materially adversely affect our business, financial condition and results of operations.

Holding Company Dividends May Be Affected by Limitation on Dividends Imposed on Standard Insurance Company

   After the effective date of the plan of reorganization, we will be an insurance holding company, the assets of which will consist primarily of all of the outstanding shares of the common stock of Standard Insurance Company. Our ongoing ability to pay dividends to our shareholders and meet our obligations, including operating expenses, primarily depends upon the receipt of dividends from Standard Insurance Company. Any inability of Standard Insurance Company to pay us dividends in the future in an amount sufficient for us to pay dividends to our shareholders and meet our other obligations may materially adversely affect our business, financial condition and results of operations and the market value of the common stock.

   Standard Insurance Company's ability to pay dividends to us is regulated under Oregon law. Under Oregon law, without the approval of the Director of the Department of Consumer and Business Services of the State of Oregon, Standard Insurance Company may pay dividends only from the earned surplus arising from its business. It must receive the prior approval of the Director of the Department of Consumer and Business Services of the State of Oregon to pay a dividend, if such dividend, together with other dividends or distributions made within the preceding twelve months, would exceed a certain statutory limitation. The current statutory limitation is the greater of (a) 10% of Standard Insurance Company's combined capital and surplus as of December 31 of the preceding year and (b) the net gain from operations after dividends to policyholders and Federal income taxes and before capital gains or losses for the twelve-month period ending on the December 31 last preceding, in each case determined under statutory accounting practices. Oregon law gives the Director of the Department of Consumer and Business Services of the State of Oregon broad discretion to disapprove requests for dividends in excess of these limits. Based on statutory results, Standard Insurance Company will be permitted to pay $93.9 million in dividends to StanCorp Financial Group, Inc. in 1999 without obtaining the Director's approval, and would have been permitted to pay $38.7 million, $26.5 million and $56.7 million in dividends in 1998, 1997 and 1996, respectively, without obtaining such approval. The foregoing limitations on dividends would not apply to any dividends received by us from Standard's non-insurance subsidiaries.

   There can be no assurance that Standard Insurance Company will declare dividends to us in the future or, if declared, that Standard Insurance Company will obtain any approvals required from the Director of the Department of Consumer and Business Services of the State of Oregon. Furthermore, from time to time, the National Association of Insurance Commissioners and various state insurance regulators have considered, and may in the future consider, proposals to further restrict dividend payments that may be made by an insurance company without regulatory approval. Such proposals, if enacted, could further restrict the ability of Standard Insurance Company to pay us dividends.

Challenge to Director's Approval of Plan May Adversely Affect Terms of Demutualization

   Oregon law permits the demutualization to be challenged in two ways: either through an action directly challenging the approval by the Director of the Department of Consumer and Business Services of the State of Oregon of the plan of reorganization or through an action challenging the validity of the demutualization or any acts taken under the plan. A successful challenge to the demutualization could result in the Director's order approving the plan being set aside or modified, in a court remanding issues to the Department of Consumer and Business Services of the State of Oregon for further consideration or in cash damages or equitable relief being granted against Standard. A successful action could result in substantial uncertainty as to whether, or on what terms, the Director of the Department of Consumer and Business Services of the State of Oregon would ultimately approve the plan of reorganization, and a substantial period of time may be required to reach a final determination. Such an outcome may be materially adverse to us and to purchasers of common stock in the offering.

   An action challenging the Director's approval of the plan would be governed by Oregon's Administrative Procedures Act, and must be commenced within 60 days of the date of the Director's order approving the plan. A court may affirm, reverse or remand the Director's order. If the court finds that the Director of the Department of Consumer and Business Services of the State of Oregon erroneously interpreted a provision of law and that a correct interpretation compels a particular action, it will either set aside or modify the Director's order, or remand the case to the Department of Consumer and Business Services of the State of Oregon for further action under a correct interpretation of the provision of law. Also, the court will remand the Director's order for further consideration by the Department of Consumer and Business Services of the State of Oregon if it finds the Director's action to be:

         . outside the range of discretion delegated to the Department of Consumer and Business Services of the State of Oregon by law;

         . inconsistent with a rule, an officially stated position or a prior practice of the Department of Consumer and Business Services of the State of Oregon, if the inconsistency is not explained by the Department of Consumer and Business Services of the State of Oregon; or

         . otherwise in violation of a constitutional or statutory provision.

Furthermore, a court will set aside or remand the Director's order if it finds that the Director's order is not supported by substantial evidence in the record. If the Director declares the hearing to be a contested case, a court will also remand the Director's order for further consideration by the Department of Consumer and Business Services of the State of Oregon if it finds that the fairness of the hearing or the correctness of the Director's order may have been impaired by a material error in procedure or failure to follow prescribed procedure.

   An action challenging the validity of the demutualization or any acts taken under the plan of reorganization would be governed by Oregon Revised Statutes
Section 732.630 and must be commenced within 60 days after the effective date of the plan. A successful challenge under Section 732.630 would require a court to conclude that the demutualization is unlawful or fraudulent. The statute establishes a rebuttable presumption that any act set forth in the Director's order approving the plan is lawful.

Failure to Achieve Year 2000 Compliance May Adversely Impact Systems Operations

   While we are in the process of modifying or replacing significant portions of our hardware and software so that our computer systems will be Year 2000 compliant, any failure to identify all of our Year 2000 issues, or to complete our scheduled modifications and conversions on a timely basis, could have a material adverse effect on our business, financial condition and results of operations. In addition, notwithstanding the fact that we have initiated formal communications with all of our significant suppliers and large customers to determine the extent to which we are vulnerable to those third parties' failure to remediate their own Year 2000 issues, there can be no guarantee that the systems of other companies, government agencies, or other entities on which we rely will be converted on a timely basis, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on our business, financial condition or results of operations.

Environmental Liability Exposure May Result From Mortgage Loan and Real Estate Investments

   Unexpected environmental liabilities could materially adversely affect our business, financial condition and results of operations. Under the laws of certain states, contamination of a property may give rise to a lien on the property to secure recovery of the costs of cleanup. In several states, such a lien has priority over the lien of an existing mortgage against such property. In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, we may be liable, as an "owner" or "operator", for costs of addressing releases or threatened releases of hazardous substances that require remedy at a property securing a mortgage loan held by us, if our agents or employees have become sufficiently involved in the operations of the related obligor on such loan, regardless of whether or not the environmental damage or threat was caused by such obligor. We also risk such liability arising out of foreclosure of a mortgaged property securing a mortgage loan owned by us. Until recent legislation was adopted, it was uncertain what actions could be taken by a secured lender in the event of a loan default without it incurring exposure under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 in the event the property was environmentally contaminated. The Asset Conservation, Lender Liability and Deposit Insurance Act of 1996 provides for a safe harbor for secured lenders from the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 liability even though the lender forecloses and sells the real estate securing the loan, provided the secured lender sells "at the earliest practicable, commercially reasonable time, at commercially reasonable terms, taking into account market conditions and legal regulatory requirements". Although the Asset Conservation, Lender Liability and Deposit Insurance Act of 1996 provides significant protection to secured lenders, it has not been construed by the courts, and there are circumstances in which actions taken could expose us to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 liability. Application of various federal and state environmental laws other than the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 could also result in the imposition of liability on us for costs associated with environmental hazards.

   We routinely conduct environmental assessments for real estate being acquired for investment. As a commercial mortgage lender, we customarily conduct environmental assessments prior to making mortgage loans secured by real estate and before taking title through foreclosure to real estate collateralizing delinquent mortgage loans held by us. Based on our environmental assessments, management believes that any compliance costs associated with environmental laws and regulations or any remediation of affected properties would not have a material adverse effect on our business, financial condition or results of operations.

Sales of Shares May Adversely Affect the Market Price of Common Stock

   All the shares of the common stock outstanding after the offering will be eligible for immediate resale in the public market. Sales of substantial amounts of common stock could adversely affect the prevailing market price for the common stock.

   Additionally, the plan of reorganization requires us to establish a commission-free program for eligible members who receive small numbers of shares of common stock in the demutualization. Under this program, such policyholders may sell all, but not less than all, of their shares at prevailing market prices without brokerage commissions or similar expenses. This program will begin between 180 days and 12 months after the effective date of the plan of reorganization and will continue for three months or such longer period of time as our Board of Directors determines. We may reinstate this program at a later date; however, we have no current intention of doing so. Sales of substantial amounts of common stock through this program, or the perception that substantial sales through the program could occur, could adversely affect the prevailing market price for the common stock.

State Laws and the Articles of Incorporation and Bylaws May Discourage Takeovers and Business Combinations

   The insurance laws and regulations of Oregon, the jurisdiction in which StanCorp Financial Group, Inc. and Standard Insurance Company are organized, may delay or impede a business combination involving StanCorp Financial Group, Inc., a combination that a shareholder might consider in its best interests. Under Oregon law, neither a person nor a group of persons acting in concert may acquire more than 5% of the shares of capital stock of StanCorp Financial Group, Inc. or any subsidiary thereof (including Standard Insurance Company) for a period of five years from the effective date of the plan of reorganization, except with the approval of the Director of the Department of Consumer and Business Services of the State of Oregon. In addition, Oregon law applicable to StanCorp Financial Group, Inc. generally provides that no person may seek to acquire control of StanCorp Financial Group, Inc. or Standard Insurance Company, without the prior approval of the Director of the Department of Consumer and Business Services of the State of Oregon. Generally, any person who directly or indirectly owns, controls, holds with power to vote, or holds proxies representing 10% or more of StanCorp Financial Group, Inc.'s voting securities would be presumed to have acquired such control, unless the Director of the Department of Consumer and Business Services of the State of Oregon, upon application, determines otherwise. In addition, Oregon law permits our Board of Directors to consider certain nonmonetary factors in the event of an offer to acquire StanCorp Financial Group, Inc. Oregon law also contains provisions restricting the voting rights of common stock acquired by third parties in certain circumstances and restricting business combinations with certain shareholders.

   Certain provisions included in StanCorp Financial Group, Inc.'s Articles of Incorporation and Bylaws may also have antitakeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in its best interests. In particular, the Articles of Incorporation and Bylaws provide for:

         . the issuance by the Board of Directors of one or more series of preferred stock,

         . a classified Board of Directors,

         . limitations on the removal of directors,

         . restrictions on the maximum number of directors,

         . restrictions on the filling of vacancies on the Board of Directors,

         . advance notice requirements for shareholder proposals and nominations of directors,

         . restrictions on business combinations with certain shareholders, and

         . supermajority voting requirements for the amendments of certain provisions of the Articles of Incorporation and Bylaws.

   Our Board of Directors intends to adopt a Shareholder Rights Plan that will be effective upon the effective date of the plan of reorganization.

   These provisions may also adversely affect the prevailing market price of the common stock.

                                USE OF PROCEEDS

   The net proceeds to StanCorp Financial Group, Inc. ("StanCorp") from the initial public offering (the "Offering") of shares of common stock of StanCorp are estimated to be $280.6 million to $389.1 million (or $323.5 million to $448.4 million if the underwriters' option to purchase additional shares as described in "Underwriting" is exercised in full) assuming an initial public offering price within a range of $20.00 to $29.00 per share, which is the midpoint of the range stated on the cover page of this prospectus, and after deducting an assumed underwriting discount and estimated offering expenses payable by StanCorp. StanCorp expects to contribute $241.3 million to $349.8 million of the net proceeds to Standard Insurance Company, of which:

         . $62.4 million to $90.4 million will be used to fund adjustments to policy values, known as policy credits;

         . $1.5 million to $2.2 million will be used to make mandatory cash payments to certain eligible members under the plan of reorganization where distribution of common stock is impractical or unduly burdensome;

         . $157.7 million to $228.7 million will be used to make other cash payments to public eligible members consisting of local, state and federal governmental authorities and agencies; and

         . $19.7 million to $28.5 million will be used to make other cash payments to odd-lot eligible members holding 99 shares or less of common stock.

   StanCorp also expects to retain approximately $39.3 million of net proceeds ($82.2 million to $98.6 million if the underwriters' option to purchase additional shares is exercised in full, depending upon the initial public offering price) for general corporate purposes, which may include contributions to Standard Insurance Company or its non-insurance subsidiaries. Of this amount, approximately $9.0 million is expected to be contributed to Standard Insurance Company in connection with the distribution of the non-insurance subsidiaries to occur contemporaneously with the closing of the offering.

   This information is based on assumptions we have made as to the number of shares of common stock and the amount of cash and policy credits that are distributed to members of Standard Insurance Company who are eligible to vote on and receive consideration under the plan of reorganization. These assumptions are described in "Unaudited Pro Forma Condensed Consolidated Financial Information."

   StanCorp will not receive any proceeds from the issuance of the common stock to such eligible members in exchange for their membership interests.


                            MARKET FOR COMMON STOCK

   Prior to the demutualization, as a mutual life insurance company, Standard Insurance Company will not have issued any capital stock. StanCorp has been organized to become the parent company of Standard Insurance Company upon the demutualization. Prior to the offering, there has not been any market for the common stock of StanCorp. StanCorp is applying to list the common stock on the New York Stock Exchange. There can be no assurance, however, that an active market for the common stock will develop or, if developed, will continue. Regardless of whether a public market for the common stock develops, if a substantial number of shares of common stock are sold by eligible members or any other shareholders, the market price of the common stock may be adversely affected. See "Risk Factors -- Sales of Shares May Adversely Affect the Market Price of Common Stock".

                                DIVIDEND POLICY

   StanCorp intends to declare a quarterly dividend of $0.06 per share of common stock commencing with the quarter ending on September 30, 1999. The declaration and payment of dividends in the future is subject to the discretion of StanCorp's Board of Directors and will depend on Standard's financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by Standard Insurance Company and other factors deemed relevant by StanCorp's Board of Directors. There is no requirement or assurance that StanCorp will declare and pay any dividends. For a discussion of StanCorp's cash sources and needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- StanCorp."

          Following the effective date, StanCorp will be an insurance holding company, the assets of which will consist primarily of all of the outstanding shares of the common stock of Standard Insurance Company and the non-insurance subsidiaries. StanCorp's ongoing ability to pay dividends to its shareholders and meet its other obligations, including operating expenses and any debt service, depends primarily upon the receipt of dividends from Standard Insurance Company. The payment of dividends by Standard Insurance Company to StanCorp is regulated under Oregon law. See "Risk Factors -- Holding Company Dividends May Be

Affected by Limitation on Dividends Imposed on Standard Insurance Company", "Business -- Regulation -- General Regulation at State Level" and "Description of Capital Stock".

                                 CAPITALIZATION

   The information in the following table is derived from and should be read in conjunction with the unaudited pro forma condensed consolidated financial information and notes thereto included in this prospectus. The table presents the consolidated capitalization of Standard at December 31, 1998 and after giving effect to:

         . the demutualization and the issuance of an estimated 17,936,441 shares of common stock in connection therewith to eligible members,

         . the sale of 14,740,000 shares of common stock in the offering at an assumed initial public offering price of $24.50 per share (the midpoint of the range stated on the cover page of this prospectus) and

         . the application of the net proceeds from the item above as set forth under "Use of Proceeds", as if the demutualization and the offering had occurred at December 31, 1998. This information is based on assumptions we have made as to the number of shares of common stock and the amount of cash and policy credits that are distributed to eligible members. These assumptions are described in "Unaudited Pro Forma Condensed Consolidated Financial Information."


                                                                          At December 31, 1998
                                                       ---------------------------------------------------------
                                                           Standard           Pro Forma As        Pro Forma As
                                                          Historical        Adjusted for the    Adjusted for the
                                                                            Demutualization         Offering
                                                       ----------------     ----------------    ----------------
                                                                          (Dollars in millions)
Equity:
  Preferred stock, no par value, 100,000,000 shares... $    --              $    --             $        --
   authorized; none issued
  Common stock, no par value; 300,000,000 shares......      --                467.5                   802.3
   authorized; pro forma 32,676,441 shares issued
   and outstanding (1)
  Retained earnings...................................   765.1                295.6                      --
  Accumulated other comprehensive income..............    74.2                 74.2                    74.2
                                                        ------               ------                  ------
     Total equity.....................................   839.3                837.3                   876.5
                                                        ------               ------                  ------
      Total capitalization............................  $839.3               $837.3                  $876.5
                                                        ======               ======                  ======

--------------------
(1) Excludes 2,211,000 shares issuable upon exercise of the underwriters' option to purchase additional shares as described under "Underwriting".

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

   The following selected income statement data for each of the three years ended December 31, 1998 and balance sheet data at December 31, 1998 and 1997 are derived from Standard's audited consolidated financial statements and the notes thereto included in this prospectus. The following summary income statement for the year ended December 31, 1995 and selected balance sheet data at December 31, 1996 and 1995 are derived from Standard's audited consolidated financial statements not included herein. The following selected income statement data and balance sheet data at and for the year ended December 31, 1994 are derived from unaudited financial statements. In the opinion of management, the unaudited data have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The follow ing selected income statement and balance sheet data have been prepared in accordance with generally accepted accounting principles ("GAAP"). The statutory data have been derived from Standard Insurance Company's Annual Statements filed with insurance regulatory authorities and have been prepared in accordance with statutory accounting practices. This selected financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial
Condition and Results of Operations", Standard's consolidated financial statements, the notes thereto and the other financial information included in this prospectus.

                                                                At or for the Year Ended December 31,
                                             -----------------------------------------------------------------------
                                                 1998           1997           1996           1995           1994
                                             ------------   ------------   ------------   ------------   ------------
                                                                      (Dollars in millions)
Income Statement Data
Revenues:
 Premiums................................... $      890.9   $      825.2   $      745.2   $      672.9   $      654.2
 Net investment income......................        323.1          303.2          285.2          273.5          252.8
 Net realized investment gains..............         11.6           11.8           15.3            8.0            7.5
 Other......................................          6.9            6.1            4.4            5.4            3.9
                                             ------------   ------------   ------------   ------------   ------------
   Total revenues...........................      1,232.5        1,146.3        1,050.1          959.8          918.4
Benefits and expenses:
 Policyholder benefits (1)..................        877.0          832.3          782.3          690.4          678.9
 Operating expenses (2).....................        246.9          218.7          192.2          174.8          164.4
                                             ------------   ------------   ------------   ------------   ------------
   Total benefits and expenses..............      1,123.9        1,051.0          974.5          865.2          843.3

Income before Federal income taxes
 and extraordinary item.....................        108.6           95.3           75.6           94.6           75.1
 Federal income taxes.......................         33.0           31.5           28.6           25.5           41.1
                                             ------------   ------------   ------------   ------------   ------------
Income before extraordinary item............         75.6           63.8           47.0           69.1           34.0
 Extraordinary item (3).....................          6.1             --             --             --             --
                                             ------------   ------------   ------------   ------------   ------------
   Net income............................... $       69.5   $       63.8   $       47.0   $       69.1   $       34.0
                                             ============   ============   ============   ============   ============

Balance Sheet Data
General account assets...................... $    4,610.4   $    4,243.1   $    3,967.8   $    3,771.9   $    3,374.8
Separate account assets.....................        668.5          483.3          322.8          195.6          105.2
 Total assets...............................      5,278.9        4,726.4        4,290.6        3,967.5        3,480.0
 Total liabilities..........................      4,439.6        3,994.4        3,643.1        3,340.4        2,997.0
Equity:
   Retained earnings........................ $      765.1   $      695.6   $      631.7   $      584.8   $      515.7
   Accumulated other comprehensive income...         74.2           36.4           15.8           42.3          (32.7)
                                             ------------   ------------   ------------   ------------   ------------
    Total equity............................ $      839.3   $      732.0   $      647.5   $      627.1   $      483.0
                                             ============   ============   ============   ============   ============

Statutory Data
 Premiums and deposits...................... $    1,127.4   $    1,050.3   $      946.2   $      869.1   $      816.9
 Net gain from operations...................         93.9           38.7           10.1           56.7            7.7
 Policyholder surplus and AVR...............        432.8          341.1          302.9          287.6          227.5
 Net investment yield.......................         8.11%          8.27%          8.37%          8.54%          8.45%

Operating Data
 Group Segment
   Premiums................................. $      784.5   $      717.1   $      629.4   $      557.7   $      544.9
   Life insurance in force..................     81,039.7       74,798.3       67,418.8       60,643.2       59,245.7
   Number of employer groups................     28,787.0       27,483.0       25,195.0       22,738.0       21,374.0
   Number of insureds.......................  4,040,229.0    3,912,808.0    3,510,424.0    3,315,647.0    3,267,258.0

  Retirement Plans Segment
   Assets under management:
     General account........................ $      631.3   $      637.7   $      649.0   $      668.7   $      631.6
     Separate account.......................        668.5          483.3          322.8          195.6          105.2
                                             ------------   ------------   ------------   ------------   ------------
       Total................................ $    1,299.8   $    1,121.0   $      971.8   $      864.3   $      736.8
                                             ============   ============   ============   ============   ============

                                                                At or for the Year Ended December 31,
                                             -----------------------------------------------------------------------
                                                 1998           1997           1996           1995           1994
                                             ------------   ------------   ------------   ------------   ------------
                                                                      (Dollars in millions)
  Individual Segment
   Total revenues........................... $      222.7   $      222.2   $      228.3   $      223.0   $      213.4
   Life insurance in force..................      7,952.0        7,732.9        7,638.4        7,627.1        7,191.3
   Managed annuity assets...................        691.8          704.7          692.5          683.8          642.6

--------------------
(1) Includes policyholder benefits, policyholder dividends and interest paid on policyholder funds.
(2) Includes operating expenses, state and local taxes, commissions and the net increase in deferred policy acquisition costs.
(3) Represents costs relating to the demutualization.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information (the "Unaudited Pro Forma Information") presented below gives effect to (a) the demutualization, including the issuance of an estimated 17,936,441 shares of common stock in connection therewith to eligible members, (b) the establishment of the closed block for the benefit of holders of certain individual policies and (c) the sale of shares of common stock in the offering (assuming the underwriters' option to purchase additional shares is not exercised) at an initial public offering price of $20.00 to $29.00 per share (before deducting the underwriting discount and estimated offering expenses payable by StanCorp), as if the demutualization, the establishment of the closed block and the offering had occurred as of December 31, 1998, for the purposes of the unaudited pro forma consolidated balance sheets, and at January 1, 1998 for the purposes of the unaudited pro forma consolidated statements of income for the year ended December 31, 1998.

The Unaudited Pro Forma Information reflects gross and estimated net proceeds from the offering of $303.6 million to $419.0 million and $280.6 million to $389.1 million, respectively, assuming an initial public offering price per share of $20.00 to $29.00 per share.

StanCorp expects to contribute $241.3 million to $349.8 million of the net proceeds to Standard Insurance Company, depending upon the initial public offering price per share, of which:

   . $62.4 million to $90.4 million will be used to fund policy credits in lieu of 3,118,536 allocated shares;

   . $1.5 million to $2.2 million will be used to make mandatory cash payments in lieu of 76,568 allocated shares;

   . $157.7 million to $228.7 million will be used to make other cash payments to public eligible members in lieu of 7,884,322 allocated shares; and

   . $19.7 million to $28.5 million will be used to make other cash payments to odd-lot eligible members in lieu of 984,133 allocated shares.

The information set forth in the table below assumes that cash payments will be made in lieu of all of the shares allocated to public eligible members and 25% of the shares allocated to odd-lot eligible members in the demutualization. The actual amount contributed to Standard Insurance Company and used to fund such policy credits and cash payments will depend on the actual initial public offering price per share and on the elections made by public eligible members and odd-lot eligible members to receive common stock or cash. In addition, the Board of Directors of Standard Insurance Company, on or prior to the completion of the offering, may reduce the cash payments to public eligible members or odd-lot eligible members in the event that cash available is insufficient to pay cash consideration to all such public eligible members or odd-lot eligible members or for any other reason. See "The Demutualization--Payment of Consideration to Eligible Members".

  StanCorp also expects to retain approximately $39.3 million of net proceeds for general corporate purposes, depending upon the initial public offering price per share, which may include contributions to Standard Insurance Company or the non-insurance subsidiaries. Of these proceeds, an estimated $9.0 million is expected to be contributed to Standard Insurance Company in connection with the distribution of non-insurance subsidiaries to occur contemporaneously with the closing of the offering. The unaudited pro forma condensed consolidated statements of income do not give effect to any pro forma earnings resulting from the use of the net proceeds from the offering in excess of those contributed to Standard Insurance Company and used to fund policy credits and cash payments to certain eligible members under the plan of reorganization.

  If cash payments to public eligible members or odd-lot eligible members are different from that assumed in this prospectus (whether because more or fewer such members elect to receive cash than assumed or the Board of Directors decides to reduce the level of cash payments) there would be an offsetting change in the number of shares issued in the offering and the amount of proceeds received in the offering. Accordingly, the net effect of any such change will not be material to Standard.

  The demutualization will be accounted for using the historical carrying values of the assets and liabilities of Standard.

  The Unaudited Pro Forma Information is based on available information and on assumptions management believes are reasonable and that reflect the effects of these transactions. The Unaudited Pro Forma Information is provided for informational purposes only and is not necessarily indicative of Standard's consolidated financial position or results of operations had these transactions been consummated on the dates assumed and does not project or forecast Standard's consolidated financial position or results of operations for any future date or period. The Unaudited Pro Forma Information should be read in conjunction with the historical consolidated financial statements of Standard included in this Prospectus and with the information set forth under "The Demutualization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

            Unaudited Pro Forma Condensed Consolidated Balance Sheet Assuming Gross Proceeds from the Offering of $303.6 million

                                                                         December 31, 1998
                                                ---------------------------------------------------------------------
                                                Establishment     Adjustments for    As Adjusted for    Adjustments
                                     Standard   of the Closed           the                the            for the      Standard
                                    Historical    Block (1)       Demutualization    Demutualization     Offering      Pro Forma
                                    ----------  --------------  -------------------  ---------------  ---------------  ---------
                                                                       (Dollars in millions)
Assets:
 Investments
  Investment securities  ............ $2,214.2        $(220.1)        $                     $1,994.1    $               $1,994.1
  Mortgage loans  ...................  1,708.1         (133.2)                               1,574.9                     1,574.9
  Real estate, net  .................     93.0                                                  93.0                        93.0
  Policy loans  .....................    111.0          (90.4)                                  20.6                        20.6
  Collateral loans  .................     71.2          (71.2)                                    --                          --
                                      --------        -------   ---------------             --------    ---------       --------
   Total investments  ...............  4,197.5         (514.9)               --              3,682.6           --        3,682.6
 Cash and cash equivalents  .........     60.4           (2.5)             (2.0)(2)             55.9     280.6 (3)         157.6
                                                                                                           (178.9)(4)
 Deferred policy acquisition costs...    114.9          (65.4)                                  49.5                        49.5
 Premiums receivable  ...............     41.5                                                  41.5                        41.5
 Reinsurance receivable  ............     31.7                                                  31.7                        31.7
 Accrued investment income  .........     53.5                                                  53.5                        53.5
 Property and equipment, net  .......     65.9                                                  65.9                        65.9
 Other assets  ......................     45.0                                                  45.0                        45.0
 Closed Block assets  ...............       --          582.8                                  582.8                       582.8
 Separate account assets  ...........    668.5                                                 668.5                       668.5
                                      --------        -------   ---------------             --------    ---------       --------
TOTAL ASSETS  ....................... $5,278.9        $    --         $   (2.0)             $5,276.9    $   101.7       $5,378.6
                                      ========        =======   ===============             ========    =========       ========
Liabilities and Equity
Liabilities:
 Future policy benefits and claims... $2,065.2        $(592.8)        $                     $1,472.4    $ 62.4 (4)      $1,534.8
 Other policyholder funds  ..........  1,455.5                                               1,455.5                     1,455.5
 Dividends and experience refunds  ..     23.7          (12.7)                                  11.0                        11.0
 Deferred tax liabilities  ..........    106.0                                                 106.0                       106.0
 Other liabilities  .................    120.7                                                 120.7                       120.7
 Closed Block liabilities  ..........       --          605.5                                  605.5                       605.5
 Separate account liabilities  ......    668.5                                                 668.5                       668.5
                                      --------        -------   ---------------             --------    ---------       --------
   Total liabilities  ...............  4,439.6             --                --              4,439.6         62.4        4,502.0
                                      --------        -------   ---------------             --------    ---------       --------
Equity:
 Preferred stock  ...................       --                                                    --                          --
 Common stock  ......................       --                         521.8 (5)               521.8     280.6 (3)         802.4
 Accumulated other comprehensive
  income  ...........................     74.2                                                  74.2                        74.2
 Retained earnings  .................    765.1                             (2.0)(2)            241.3       (241.3)(4)         --
                                                                         (521.8)(5)
   Total equity  ....................    839.3             --              (2.0)               837.3         39.3          876.6
                                      --------        -------   ---------------             --------    ---------       --------
TOTAL LIABILITIES AND EQUITY  ....... $5,278.9        $    --         $   (2.0)             $5,276.9    $   101.7       $5,378.6
                                      ========        =======   ===============             ========    =========       ========

             (The accompanying Notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Balance Sheet.)

           Unaudited Pro Forma Condensed Consolidated Balance Sheet Assuming Gross Proceeds from the Offering of $419.0 million

                                                                               December 31, 1998
                                                -----------------------------------------------------------------------
                                                 Establishment      Adjustments for    As Adjusted for    Adjustments
                                     Standard    of the Closed            the                the            for the      Standard
                                    Historical      Block(1)        Demutualization    Demutualization     Offering      Pro Forma
                                    ----------  ----------------  -------------------  ---------------  ---------------  ---------
                                                                        (Dollars in millions)
Assets:
 Investments
  Investment securities.............. $2,214.2        $(220.1)          $                     $1,994.1    $               $1,994.1
  Mortgage loans.....................  1,708.1         (133.2)                                 1,574.9                     1,574.9
  Real estate, net...................     93.0                                                    93.0                        93.0
  Policy loans.......................    111.0          (90.4)                                    20.6                        20.6
  Collateral loans...................     71.2          (71.2)                                      --                          --
                                      --------        -------     ---------------             --------    ---------       --------
  Total investments..................  4,197.5         (514.9)                 --              3,682.6           --        3,682.6
 Cash and cash equivalents...........     60.4           (2.5)               (2.0)(2)             55.9     389.1 (6)         185.6
                                                                                                             (259.4)(7)
 Deferred policy acquisition costs...    114.9          (65.4)                                    49.5                        49.5
 Premiums receivable.................     41.5                                                    41.5                        41.5
 Reinsurance receivable..............     31.7                                                    31.7                        31.7
 Accrued investment income...........     53.5                                                    53.5                        53.5
 Property and equipment, net.........     65.9                                                    65.9                        65.9
 Other assets........................     45.0                                                    45.0                        45.0
 Closed Block assets.................       --          582.8                                    582.8                       582.8
 Separate account assets.............    668.5                                                   668.5                       668.5
                                      --------        -------     ---------------             --------    ---------       --------
TOTAL ASSETS......................... $5,278.9        $    --           $   (2.0)             $5,276.9    $   129.7       $5,406.6
                                      ========        =======     ===============             ========    =========       ========
Liabilities and Equity
Liabilities:
 Future policy benefits and claims... $2,065.2        $(592.8)          $                     $1,472.4    $ 90.4 (7)      $1,562.8
 Other policyholder funds............  1,455.5                                                 1,455.5                     1,455.5
 Dividends and experience refunds....     23.7          (12.7)                                    11.0                        11.0
 Deferred tax liabilities............    106.0                                                   106.0                       106.0
 Other liabilities...................    120.7                                                   120.7                       120.7
 Closed Block liabilities............       --          605.5                                    605.5                       605.5
 Separate account liabilities........    668.5                                                   668.5                       668.5
                                      --------        -------     ---------------             --------    ---------       --------
  Total liabilities..................  4,439.6             --                  --              4,439.6         90.4        4,530.0
                                      --------        -------     ---------------             --------    ---------       --------
Equity:
 Preferred stock.....................       --                                                      --                          --
 Common stock........................       --                           413.3 (5)               413.3     389.1 (6)         802.4
 Accumulated other comprehensive
  income.............................     74.2                                                    74.2                        74.2
 Retained earnings...................    765.1                               (2.0)(2)            349.8       (349.8)(7)         --
                                                                           (413.3)(5)
                                      --------        -------     ---------------             --------    ---------       --------
  Total equity.......................    839.3             --                (2.0)               837.3         39.3          876.6
                                      --------        -------     ---------------             --------    ---------       --------
TOTAL LIABILITIES AND EQUITY......... $5,278.9        $    --           $   (2.0)             $5,276.9    $   129.7       $5,406.6
                                      ========        =======     ===============             ========    =========       ========

             (The accompanying Notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Balance Sheet.)

        Unaudited Pro Forma Condensed Consolidated Statement of Income
          Assuming Gross Proceeds from the Offering of $303.6 million

                                                            Year Ended December 31, 1998
                                         ---------------------------------------------------------------
                                          Establishment    Adjustments for  As Adjusted for  Adjustments     Standard
                              Standard    of the Closed          the              the          for the         Pro
                             Historical      Block(1)      Demutualization  Demutualization   Offering        Forma
                             ----------  ----------------  ---------------  ---------------  -----------  --------------
                                                  (Dollars in millions, except per share amounts)
Revenues:
 Premiums..................... $  890.9         $(60.3)                   $        $  830.6             $ $       830.6
 Net investment
  income......................    323.1          (39.1)                               284.0                       284.0
 Net realized
  investment gains............     11.6                                                11.6                        11.6
 Contribution from the
  closed block................       --            1.3                                  1.3                         1.3
 Other........................      6.9                                                 6.9                         6.9
                               --------         ------     ---------------         --------  -----------  -------------
  Total revenues..............  1,232.5          (98.1)                 --          1,134.4           --        1,134.4
                               --------         ------     ---------------         --------  -----------  -------------
Benefits and expenses:
 Policyholder benefits........    852.3          (69.8)                               782.5                       782.5
 Policyholder
  dividends...................     24.7          (24.7)                                  --                          --
 Operating expenses...........    246.9           (3.6)                               243.3                       243.3
                               --------         ------     ---------------         --------  -----------  -------------
  Total benefits and
   expenses...................  1,123.9          (98.1)                 --          1,025.8           --        1,025.8
                               --------         ------     ---------------         --------  -----------  -------------
Income before Federal
 income taxes and
 extraordinary item...........    108.6                                               108.6                       108.6
Federal income taxes..........     33.0                                                33.0                        33.0
                               --------         ------     ---------------         --------  -----------  -------------
Income before
 extraordinary item........... $   75.6         $   --                  --$        $   75.6           --$ $        75.6
                               ========         ======     ===============         ========  ===========  =============
Per share data:
Income before
 extraordinary item per
 share-- basic and
 diluted......................                                                                            $        2.28
                                                                                                          =============
Number of shares used
 in calculation of per
 share data...................                                                                             33,116,441(4)
                                                                                                          =============

             (The accompanying Notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income.)

        Unaudited Pro Forma Condensed Consolidated Statement of Income
          Assuming Gross Proceeds from the Offering of $419.0 million

                                                            Year Ended December 31, 1998
                                         ---------------------------------------------------------------
                                          Establishment    Adjustments for  As Adjusted for  Adjustments     Standard
                              Standard    of the Closed          the              the          for the         Pro
                             Historical      Block(1)      Demutualization  Demutualization   Offering        Forma
                             ----------  ----------------  ---------------  ---------------  -----------  --------------
                                                  (Dollars in millions, except per share amounts)
Revenues:
 Premiums..................... $  890.9         $(60.3)                   $        $  830.6             $ $       830.6
 Net investment
  income......................    323.1          (39.1)                               284.0                       284.0
 Net realized
  investment gains............     11.6                                                11.6                        11.6
 Contribution from the
  Closed Block................       --            1.3                                  1.3                         1.3
 Other........................      6.9                                                 6.9                         6.9
                               --------         ------     ---------------         --------  -----------  -------------
  Total revenues..............  1,232.5          (98.1)                 --          1,134.4           --        1,134.4
                               --------         ------     ---------------         --------  -----------  -------------
Benefits and expenses:
 Policyholder benefits........    852.3          (69.8)                               782.5                       782.5
 Policyholder
  dividends...................     24.7          (24.7)                                  --                          --
 Operating expenses...........    246.9           (3.6)                               243.3                       243.3
                               --------         ------     ---------------         --------  -----------  -------------
  Total benefits and
   expenses...................  1,123.9          (98.1)                 --          1,025.8           --        1,025.8
                               --------         ------     ---------------         --------  -----------  -------------
Income before Federal
 income taxes and
 extraordinary item...........    108.6                                               108.6                       108.6
Federal income taxes..........     33.0                                                33.0                        33.0
                               --------         ------     ---------------         --------  -----------  -------------
Income before
 extraordinary item........... $   75.6         $   --                  --$        $   75.6           --$ $        75.6
                               ========         ======     ===============         ========  ===========  =============
Per share data:
Income before
 extraordinary item per
 share -- basic and
 diluted......................                                                                            $        2.33
                                                                                                          =============
Number of shares used
 in calculation of per
 share data...................                                                                             32,386,441(7)
                                                                                                          =============

             (The accompanying Notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income.)

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

  (1) The unaudited pro forma condensed consolidated balance sheets and unaudited pro forma condensed consolidated statements of income reflect an allocation of assets and liabilities to the closed block, and an allocation of the related revenues and costs, in each case as reflected in the plan of reorganization. Closed block invested assets on the unaudited pro forma condensed consolidated balance sheets are reflected at their December 31, 1998 carrying values. See "The Demutualization--Establishment and Operation of the Closed Block". Assets and liabilities allocated to the closed block on the unaudited pro forma condensed consolidated balance sheets were determined based upon an actuarial model based on actual assets and liabilities as of December 31, 1997. The liability model was developed from Standard's policy records, with liabilities recorded at their historical carrying value. Based on the liabilities of the closed block policies, an estimate of the initial assets needed to fund the closed block was made. The assets allocated to the closed block include policy and collateral loans on the closed block policies, plus fixed maturity securities and mortgages owned by Standard with characteristics (mix, quality, yield and duration) which, on average, are similar to those assets currently backing Standard's individual life insurance business. The closed block will not be formed until the effective date and, accordingly, the actual assets and liabilities ultimately allocated to the closed block and their carrying values will not be known until that date. In management's opinion, the allocation of assets and liabilities to the closed block as of the effective date is not expected to differ materially from the allocation reflected in the unaudited pro forma condensed consolidated balance sheets.

  The unaudited pro forma condensed consolidated statements of income reflect an allocation of revenues and expenses to the closed block based on certain estimates and assumptions that management believes are reasonable. The closed block amounts in the unaudited pro forma condensed consolidated statements of income for December 31, 1998 were determined based on an actuarial model of closed block liabilities at December 31, 1997. Revenue and expenses related to the closed block policies and closed block assets were then modeled to derive the unaudited pro forma condensed consolidated statements of income for December 31, 1998. For purposes of the unaudited pro forma condensed consolidated financial statements, the effect of new business after January 1, 1998 is excluded from the closed block. The contribution from the closed block reflected in the unaudited pro forma condensed consolidated statements of income is not necessarily indicative of what the closed block's contribution would have been had the closed block been established at January 1, 1998 or of the expected contribution for any future period.

  The model used to estimate closed block assets, liabilities, income and expenses is based upon assumptions regarding future claims, lapses, expenses and interest rates. The interest rates assumed in the model are the same as those which underlie Standard's 1998 dividend scale, adjusted for investment expenses and an allowance for future defaults. Key assumptions regarding claims and lapses are consistent with Standard's recent experience. Operating expense charges are fixed in the plan of reorganization and its exhibits.

  The closed block will include only those revenues, benefits, expenses and dividends considered in funding the closed block. See "The Demutualization-- Establishment and Operation of the Closed Block". The pre-tax contribution from the closed block is reported as a single line item of total revenues from continuing operations. Income tax expense applicable to the closed block, which will be funded by the closed block, is reflected as a component of income tax expense. The excess of closed block liabilities over closed block assets at the funding date represents the total estimated future contribution from the closed block expected to result from operations attributed to the closed block after income taxes. The contribution from the closed block will be recognized in income over the period the policies and contracts in the closed block remain in force. Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, only such expected contribution will be recognized in income, because the excess of the actual cumulative contribution from the closed block over such expected cumulative contribution will be paid to closed block policyholders as additional policyholder dividends. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, only such actual contribution will be recognized in income; however, dividends could be changed in the future, which would increase future actual contributions until the actual cumulative contributions equal the expected cumulative contributions.

  Pursuant to the plan of reorganization, Standard Insurance Company will allocate assets to the closed block in an amount expected to produce cash flows which, together with anticipated revenues from the policies included in the closed block, are expected to be sufficient to support certain obligations and liabilities relating to these policies. The excess of closed block liabilities over closed block assets at the funding date is equal to the total estimated future after tax contribution from the closed block. As noted above, the actual contribution from the closed block will be recognized in income over the period the policies and contracts in the closed block remain in force.

  The cash flows from the assets allocated to the closed block and the revenues from the closed block policies will be analyzed for adequacy to fulfill closed block liabilities at least annually. If the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, policyholder dividends would be adjusted accordingly.

  (2) The unaudited pro forma condensed consolidated balance sheets reflect estimated additional nonrecurring expenses of $2.0 million related to the demutualization assumed to be incurred as of the date of the unaudited pro forma condensed consolidated balance sheets. The unaudited pro forma condensed consolidated statements of income do not reflect such nonrecurring expenses, since they are reflected as an extraordinary item.

  (3) Represents gross proceeds of $303.6 million from the issuance of 15,180,000 shares of common stock at an assumed initial public offering price of $20.00 per share less an assumed underwriting discount and estimated offering expenses aggregating $23.0 million.

  (4) The number of shares used in the calculation of unaudited pro forma income per share before extraordinary item and pro forma book value per share are as follows:

   Shares allocated to eligible members.............................................  30,000,000
   Less shares allocated to eligible members who receive cash or policy credits.....  12,063,559
                                                                                      ----------
   Shares issued to eligible members................................................  17,936,441
   Shares issued in the offering....................................................  15,180,000
                                                                                      ----------
   Total shares of common stock outstanding.........................................  33,116,441
                                                                                      ==========

  This information is based on assumptions we have made as to the number of shares of common stock and the amount of cash and policy credits that are distributed to eligible members. These assumptions are described in "Unaudited Pro Forma Condensed Consolidated Financial Information."

  Does not include an estimated 2,655,822 shares to be reserved for issuance under Standard's benefit plans. See "Management Compensation--Executive Officer Compensation--StanCorp Stock Incentive Plan" and "Management Compensation-- Options/SARs to Be Granted--StanCorp Stock Purchase Plan."

  (5) Represents the reclassification of the retained earnings of Standard Insurance Company to reflect the demutualization.

  (6) Represents gross proceeds of $419.0 million from the issuance of 14,450,000 shares of common stock at an assumed initial public offering price of $29.00 per share less an assumed underwriting discount and estimated offering expenses aggregating $29.9 million.

  (7) The number of shares used in the calculation of unaudited pro forma income per share before extraordinary item and pro forma book value per share are as follows:

   Shares allocated to eligible members.............................................  30,000,000
   Less shares allocated to eligible members who receive cash or policy credits.....  12,063,559
                                                                                      ----------
   Shares issued to eligible members................................................  17,936,441
   Shares issued in the offering....................................................  14,450,000
                                                                                      ----------
   Total shares of common stock outstanding.........................................  32,386,441
                                                                                      ==========

  This information is based on assumptions we have made as to the number of shares of common stock and the amount of cash and policy credits that are distributed to eligible members. These assumptions are described in "Unaudited Pro Forma Condensed Consolidated Financial Information."

  Does not include an estimated 2,619,322 shares to be reserved for issuance under Standard's benefit plans. See "Management Compensation--Executive Officer Compensation--StanCorp Stock Incentive Plan" and "Management Compensation-- Options/SARs to Be Granted--StanCorp Stock Purchase Plan."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following analysis of the consolidated financial condition and results of operations of Standard should be read in conjunction with "Selected Consolidated Financial and Operating Data", the consolidated financial statements and notes thereto included in this Prospectus and "Unaudited Pro Forma Condensed Consolidated Financial Information".

Background

   The consolidated financial condition and results of operations of Standard for all periods prior to the effective date of the plan of reorganization, including the years ended December 31, 1998, 1997 and 1996, represent the financial condition and results of operations of Standard Insurance Company and its subsidiaries. On the effective date, Standard Insurance Company will become a wholly owned subsidiary of StanCorp. At December 31, 1998, StanCorp was a subsidiary of Standard Insurance Company and the financial statements at that date reflected $1,000 of cash and equity. Management anticipates no further activity for StanCorp until the effective date.

   Standard derives its revenues primarily from premiums, contract charges and investment income. Premium revenues are derived in part from the sale of long term and short term disability insurance, life and accidental death and dismemberment insurance, dental insurance and annuities to employers and other groups, and in part from the sale of life insurance, disability insurance and annuities to individuals. Contract charges, including asset management fees and fees for administrative services, are earned on annuities sold to groups and individuals. Expenses consist primarily of insurance benefits provided, interest credited on general account liabilities, selling and servicing expenses for the various products sold by Standard, including commissions to agents, and general business expenses. Standard's profitability depends primarily on:

      . the adequacy of its product pricing, which is a function of competitive conditions as well as management's ability to predict trends in future benefit payments;

      . the adequacy of reserves to meet future policy benefits and obligations;

      . the persistency of its policies and premiums, which determines the recoverability of the costs incurred in selling a policy;

      . the performance of its investment portfolio;

      . the maintenance of target interest spreads between its policyholder crediting rates and its earned investment rates; and

      . the impact of legislation and regulation, which can affect Standard's margins or alter a market segment.


Dependence on Group Insurance

   Standard's results of operations have historically depended significantly on the profitability of its Group Insurance segment, the primary products of which are long term disability and life insurance. The Group Insurance segment accounted for 77.0%, 67.7% and 51.2% of Standard's income before Federal income taxes and extraordinary item for the years ended December 31, 1998, 1997 and 1996, respectively.

   As is the case with all long term disability insurers, the profitability of Standard Insurance Company's long term disability business is subject to volatility as a result of variations in claims experience from that expected at the time of underwritings, and the effects of changes in economic conditions, regulations and interest rates. During the mid-1990's, Standard Insurance Company's long term disability morbidity experience deteriorated, especially with respect to health care and legal professional groups, reducing the profitability of this block of long term disability business. Management believes this deterioration paralleled industry experience. In response to this deterioration in morbidity experience, in 1995 and 1996 management modified underwriting and claims management practices for the long term disability business, including reducing maximum benefit and guarantee limits, limiting the "own occupation" definition of disability (e.g., eliminating the "own specialty" definition) and imposing rate increases for certain groups. Management believes these actions resulted in improved professional morbidity experience and improved profitability within this product line. See "Risk Factors--Dependence on Profitability of Long Term Disability Products May Affect Overall Profitability".

   In 1996 and 1997, Standard Insurance Company's large group claims experience, which had historically been profitable, was adversely affected by unusual claims experience for a few large groups. In response, management increased the renewal rates on these groups. Management believes that these increased rates led to improved long term disability profitability as Standard progressed through the 1998 policy renewal cycle. Policy terminations in this line also have increased during the same period, which management believes is partially a result of the increased renewal rates.

   Standard has taken a number of steps to manage its exposure to volatility in its long term disability business. In 1991, it began to pursue geographic expansion of its group insurance business, which was previously concentrated in the Western region. As a result, group premiums for 1998 were well diversified, with 50% from the Western region, 25% from the Central region, and 25% from the Eastern region, compared to the 1991 distribution of 79% from the Western region, 19% from the Central region, and 2% from the Eastern region. Its group disability and life blocks of business are also well diversified among industries and job classifications. In addition, Standard Insurance Company analyzes its long term disability experience on a regular basis providing for timely modification of underwriting and pricing standards. Standard Insurance Company's group insurance policies are generally one to three year contracts that allow for periodic premium rate adjustments.

   Standard Insurance Company's group life business has provided diversification to the Group Insurance segment's profitability, particularly during recent years. Increases in group life new premiums combined with unusually favorable group life claims experience in 1997 and 1998 have contributed to the Group Insurance segment's overall favorable performance in those periods. Group life insurance accounted for approximately 50% of the income before Federal income taxes and extraordinary item for the segment for the years ended December 31, 1996, 1997 and 1998.


Demutualization

   In December 1997, Standard Insurance Company's Board of Directors authorized management to proceed with the development of the plan of reorganization. On the effective date of the plan of reorganization, Standard Insurance Company will convert from a mutual life insurance company to a stock life insurance company and become a wholly owned subsidiary of StanCorp, which will be publicly traded. The costs incurred and expensed in 1998 related to demutualization totaled $6.1 million, and are included in the financial statements as an extraordinary item. We estimate that another $2.0 million in demutualization costs will be incurred. Demutualization expenses consist of the aggregate cost to Standard of engaging independent accounting, actuarial, compensation, financial, investment banking, legal and other consultants to advise both Standard and the Department of Consumer and Business Services of the State of Oregon (the "Department") in the demutualization process and related matters.

   The plan of reorganization requires that Standard Insurance Company establish and operate a closed block for the benefit of holders of certain individual insurance policies of Standard Insurance Company. The closed block is designed to give reasonable assurance to holders of these policies that, after the effective date, assets will be available to maintain dividend scales in effect for 1998, if the experience underlying such scales, including the portfolio interest rate, continues. Management (based on an independent actuary's opinion) expects the assets allocated to the closed block to produce cash flows which, together with future revenues from the policies included in the closed block, will be sufficient to support these policies, including payment of claims, certain expenses and taxes and continuation of policyholder dividend scales in effect for 1998, if the experience underlying such dividend scales, including the portfolio interest rate, continues. In any event, should the assets remaining in the closed block be insufficient to do so, Standard Insurance Company remains obligated to satisfy claims on policies included in the closed block, in accordance with their terms. Unless the Director of the Department of Consumer and Business Services of the State of Oregon (the "Director") otherwise consents, the closed block will continue in effect as long as any policy in the closed block remains in force. The assets, including the revenue therefrom, allocated to closed block policies will benefit only the holders of these policies. If, over time, cash flows from the assets allocated to the closed block and claims experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater than or less than that which would have been paid to these policyholders if the dividend scales in effect for 1998 had been continued. Any excess of cumulative favorable deviations for closed block policies over unfavorable deviations will be available for distribution over time to closed block policyholders and will not be available to shareholders of StanCorp. If the closed block is not dissolved, its expected life is over 50 years.

   The closed block is not expected to affect Standard's net income or its liquidity after its establishment. The excess of closed block liabilities over closed block assets at the funding date represents the total estimated future contributions from the closed block expected to result from operations attributed to the closed block after income taxes. The contribution from the closed block will be recognized in income over the period the policies and contracts in the closed block remain in force. Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, only such expected contribution will be recognized in income, because the excess of the actual cumulative contribution from the closed block over such expected cumulative contribution will be paid to closed block policyholders as additional policyholder dividends. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, only such actual contribution will be recognized in income; however, dividends could be changed in the future, which would increase future actual contributions until the actual cumulative contributions equal the expected cumulative contributions.


Consolidated Results of Operations for the Years Ended December 31, 1998, 1997 and 1996

   Premiums

   Premiums, which include policy and contract charges, increased by $65.7 million, or 8.0%, to $890.9 million in 1998 from $825.2 million in 1997, and by $80.0 million, or 10.7%, in 1997 from $745.2 million in 1996. The increases resulted primarily from growth in the group insurance business, resulting in increased premiums of $67.4 million in 1998 and $87.7 million in 1997, partially offset by a decline in individual insurance premiums of $4.5 million in 1998 and $8.6 million in 1997.


   Net Investment Income

   Net investment income increased by $19.9 million, or 6.6%, to $323.1 million in 1998 from $303.2 million in 1997. This increase was the result of a 7.9% increase in average invested assets from $3.8 billion in 1997 to $4.1 billion in 1998, partially offset by a decrease in net investment yield. The net investment yield declined to 7.95% in 1998 from 8.01% in 1997. The statutory net investment yield declined to 8.11% in 1998 from 8.27% in 1997.

   Net investment income increased by $18.0 million, or 6.3%, to $303.2 million in 1997 from $285.2 million in 1996. This increase was the result of a 8.6% increase in average invested assets from $3.5 billion in 1996 to $3.8 billion in 1997, partially offset by a decrease in net investment yield. The net investment yield declined to 8.01% in 1997 from 8.03% in 1996. The statutory net investment yield declined to 8.27% in 1997 from 8.37% in 1996.


   Net Realized Investment Gains

   Net realized investment gains were $11.6 million in 1998 compared to $11.8 million in 1997 and $15.3 million in 1996. Net realized gains and losses occur primarily as a result of dispositions of Standard's invested assets in the regular course of investment management. In 1998, 1997 and 1996, the sale of real estate holdings contributed $6.0 million, $6.3 million and $13.8 million, respectively, to net realized investment gains.

   Other Revenue

   Other revenue increased by $0.8 million to $6.9 million in 1998, from $6.1 million in 1997. The increase resulted primarily from commissions, expenses and reserve adjustments related to reinsurance contracts. Other revenue increased by $1.7 million in 1997 from $4.4 million in 1996 primarily due to an increase of $1.2 million in fees for administrative services on long term disability contracts and a $0.4 million increase in consideration for annuity contracts not involving life contingencies.


   Policyholder Benefits

   Policyholder benefits, including policyholder dividends and interest paid on policyholder funds, increased by $44.7 million, or 5.4%, to $877.0 million in 1998 from $832.3 million in 1997. The increase was $50.0 million, or 6.4%, in 1997 from $782.3 million in 1996. The increase for both periods primarily related to the growth in group insurance business resulting in higher premiums for that business of 9.4% in 1998 and 13.9% in 1997. Additionally, group insurance benefit ratios improved to 85.0% for 1998 from 87.2% for 1997 and 89.3% for 1996.


   Operating Expenses

   Operating expenses, which include operating expenses, state and local taxes, commissions and the net increase in deferred policy acquisition costs, increased by $28.2 million, or 12.9%, to $246.9 million in 1998 from $218.7 million in 1997. This growth primarily related to premium growth of 8.0% and a $3.7 million increase in state and local taxes for the same period. The remaining increase was due, in part, to $7.6 million in expenses for Year 2000 computer system remediation and replacement. Management believes that the analysis of operating expenses is distorted by inclusion of Year 2000 related costs and that excluding these costs provides a more meaningful basis for analyzing trends in operating expenses. When adjusted for Year 2000 related costs, operating expenses increased $24.3 million, or 11.3%, to $239.3 million in 1998 from $215.0 million in 1997.

   Operating expenses increased $26.5 million, or 13.8%, to $218.7 million in 1997 from $192.2 million in 1996. When adjusted for Year 2000 costs, expenses increased $24.1 million, or 12.6%, in 1997. These increases primarily related to premium growth of 10.7% in 1997.

   In designing its approach to Year 2000 remedies, in many cases management has opted for system replacements in lieu of system remediation. This has effectively accelerated system replacements into late 1997 and throughout 1998, such that management expects system replacements in 1999 and 2000 to be less than they would have been had the acceleration not occurred. And although not readily estimable, management expects efficiencies and cost savings from the replaced systems to result in future years. In addition, beginning in 1999 Standard will capitalize and amortize certain computer software application development and purchase costs in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". All such costs are currently expensed as incurred.

   The following table sets forth operating expenses adjusted for costs related to Year 2000 remediation and system replacement:

                          Adjusted Operating Expenses

                                            Year Ended December 31,
                                            1998      1997      1996
                                             (Dollars in millions)
Total operating expenses.................  $246.9    $218.7    $192.2
Year 2000 remediation costs..............    (1.1)     (0.2)       --
Year 2000 system replacement costs.......    (6.5)     (3.5)     (1.3)
                                           ------    ------    ------
Total adjusted operating expenses........  $239.3    $215.0    $190.9
                                           ======    ======    ======

   Federal Income Taxes

   The provisions for Federal income taxes differ from the amounts calculated at the Federal corporate tax rate primarily due to nontaxable investment income, amounts provided for uncertainties and adjustments to amounts provided in prior years. The amounts provided for uncertainties and adjustments to amounts provided in prior years primarily reflect uncertainties related to the use of estimates and the change in Standard's Federal income tax filing status effective for the 1994 tax year, and the subsequent resolution of those uncertainties. Standard also has provided for contingencies that may arise related to its tax filing status for 1995 through 1998. Resolution of the uncertainties provided for 1995 through 1998 will occur when amounts provided on an estimated basis are known or on closure of the tax year due to audit or lapse of the statute of limitations (generally three years after the tax return filing date). As a result of the reorganization, we anticipate no future provisions for this uncertainty beginning in 1999.

   The effective Federal income tax rates for 1998, 1997 and 1996 were 30.4%, 33.1% and 37.8%, respectively, compared to the Federal corporate tax rate for the same years of 35.0%. The 1998 effective tax rate is less than the Federal corporate tax rate due to an adjustment of $4.4 million related to the resolution of uncertainties provided for in 1994, as these uncertainties were resolved. The 1996 effective rate exceeded the Federal corporate tax rate due to a provision for uncertainties provided in that year of $3.3 million. See Note 8 to "Notes to Consolidated Financial Statements" included in this prospectus.


   Income Before Extraordinary Item

   Income before extraordinary item increased $11.8 million, or 18.5%, to $75.6 million in 1998 from $63.8 million in 1997. The increase for 1997 was $16.8 million, or 35.7%, from $47.0 million in 1996.

Selected Segment Information

  The following table sets forth selected segment information for the periods indicated:

                          Selected Segment Information

                                            At or for Year Ended December 31,
                                            --------------------------------
                                               1998        1997       1996
                                            ----------   --------   --------
                                                       (in millions)
Revenues:
  Group Insurance segment.................    $  933.1    $  851.9   $  743.0
  Retirement Plans segment................        69.1        66.0       70.4
  Individual Insurance segment............       222.7       222.2      228.3
  Other...................................         7.6         6.2        8.4
                                              --------    --------   --------
    Total revenues........................    $1,232.5    $1,146.3   $1,050.1
                                              ========    ========   ========

Income before Federal income taxes and
 extraordinary item:
  Group Insurance segment.................    $   83.6    $   64.5   $   38.7
  Retirement Plans segment................         0.4         1.1        4.5
  Individual Insurance segment............        19.2        24.2       21.5
  Other...................................         5.4         5.5       10.9
                                              --------    --------   --------
    Total income before Federal income
     taxes and extraordinary item.........    $  108.6    $   95.3   $   75.6
                                              ========    ========   ========

Reserves: (1)
  Group Insurance segment.................    $1,398.5    $1,251.3   $1,087.3
  Retirement Plans segment................       651.2       637.7      648.9
  Individual Insurance segment............     1,471.0     1,431.7    1,389.6
  Other...................................          --          --         --
                                              --------    --------   --------
    Total reserves........................    $3,520.7    $3,320.7   $3,125.8
                                              ========    ========   ========

-----------------------
(1) Reserves are comprised of future policy benefits and claims and other policyholder funds.


Group Insurance Segment

   The Group Insurance segment sells long term and short term disability, life, accidental death and dismemberment and dental insurance. As the largest of Standard's three segments, group insurance premiums accounted for 88.1%, 86.9% and 84.5% of Standard's total premiums for the years ended December 31, 1998, 1997 and 1996, respectively.

   The following table sets forth selected financial data for Standard's Group Insurance segment for the periods indicated:

                            Group Insurance Segment

                                                   At or for Year Ended December 31,
                                               -------------------------------------------
                                                    1998            1997           1996
                                               -----------    ----------       -----------
                                                (Dollars in millions, except as indicated)
Revenues:
Premiums.......................................     $784.5          $717.1         $629.4
   Net investment income.......................      143.7           131.4          113.9
   Net realized investment gains (losses)......        2.5             1.0           (1.3)
   Other.......................................        2.4             2.4            1.0
                                                    ------          ------         ------
      Total revenues...........................      933.1           851.9          743.0
                                                    ------          ------         ------

Benefits and expenses:
   Policyholder benefits.......................      666.5           625.5          561.8
   Operating expenses..........................      183.0           161.9          142.5
                                                    ------          ------         ------
      Total benefits and expenses..............      849.5           787.4          704.3
                                                    ------          ------         ------

Income before Federal income taxes and.........     $ 83.6          $ 64.5         $ 38.7
 extraordinary item............................     ======          ======         ======


Benefit ratio (% of premiums)..................       85.0%           87.2%          89.3%
Operating expense ratio (% of premiums)........       23.3            22.6           22.6
Persistency (% of premiums)....................       84.8            86.1           84.1

Life insurance in force (billions).............     $ 81.0          $ 74.8         $ 67.4


 Group Insurance Segment Results of Operation for the years ended December 31, 1998, 1997 and 1996

   Premiums increased by $67.4 million, or 9.4%, to $784.5 million in 1998 from $717.1 million in 1997, and by $87.7 million, or 13.9%, in 1997 from $629.4 million in 1996. When adjusted for the discontinuance of medical stop loss sales in 1997, the 1998 and 1997 growth rates were 9.9% and 14.8%, respectively. The majority of the premium growth, approximately two-thirds for the periods presented, related to group accident and health insurance lines, primarily long term disability insurance, with the remainder being primarily attributable to group life insurance. The persistency rate decreased to 84.8% in 1998 from 86.1% in 1997, primarily resulting from terminations due to increased renewal rates implemented in late 1997. The 1996 persistency rate was 84.1%. Group life insurance in force at December 31, 1998, 1997 and 1996 was $81.0 billion, $74.8 billion and $67.4 billion, respectively.

   Policyholder benefits increased by $41.0 million, or 6.6%, to $666.5 million in 1998 from $625.5 million in 1998, and by $63.7 million, or 11.3%, in 1997 from $561.8 million in 1996. The increase in policyholder benefits for all three years was partially related to the growth in premiums. Additionally, policyholder benefits for 1997 and 1996 were negatively impacted by adverse claims experience on long term disability business, which accounted for $39.1 million and $61.4 million of the increase in policyholder benefits in 1997 and 1996, respectively. The poor claims experience in 1996 primarily resulted from poor morbidity experience for a few large long term disability cases. In response, management increased renewal rates on these cases. In 1997, Standard again experienced unfavorable loss experience for selected large cases, and further increased rates on these cases. Partially offsetting poor long term disability claims experience in 1997 was favorable claims experience on group life insurance business. The 1998 benefit ratio for this segment improved to 85.0% from 87.2% in 1997 and 89.3% in 1996.

   Operating expenses increased by $21.1 million, or 13.0%, to $183.0 million in 1998 from $161.9 million in 1997, and by $19.4 million, or 13.6%, in 1997 from $142.5 million in 1996. The increases were due in part to premium growth of 9.4% and 13.9% for the same periods, a $3.9 million increase in state and local taxes in 1998, and in part to Year 2000 computer system remediation and replacement expenses of $2.4 million in 1998 and $0.2 million in 1997. Standard began incurring Year 2000 costs in this segment in 1997. The operating expense ratios for the years ended December 31, 1998, 1997 and 1996 were 23.3%, 22.6% and 22.6%, respectively.

   Income before Federal income taxes and extraordinary item for the segment increased by $19.1 million, or 29.6%, to $83.6 million in 1998 from $64.5 million in 1997, and by $25.8 million, or 66.7%, in 1997 from $38.7 million in 1996. The 1996 results were substantially affected by unfavorable long term disability morbidity experience as discussed above.


   Retirement Plans Segment

   The Retirement Plans segment offers full-service 401(k) and other pension plan products and services. Standard earns fees based upon administrative services provided and assets managed, as well as an interest rate spread on the assets held in the general account. Assets under management for this segment have increased from $736.8 million at December 31, 1994 to $1.3 billion at December 31, 1998. Standard's separate account business represents the largest portion of this growth, with separate account assets increasing from $105.2 million at December 31, 1994 to $668.5 million at December 31, 1998.

   The following table sets forth selected financial data for Standard's Retirement Plans segment for the periods indicated:


                         Retirement Plans Segment
                                        At or for Year Ended December 31,
                                        ---------------------------------
                                           1998         1997        1996
                                        ----------   ---------    -------
                                               (Dollars in millions)
Revenues:
 Premiums...............................  $   14.0     $   11.2     $ 10.3
 Net investment income..................      54.0         54.3       58.7
Net realized investment gains...........       1.1          0.8        1.6
Other...................................        --         (0.3)      (0.2)
                                          --------     --------     ------
 Total revenues.........................      69.1         66.0       70.4
                                          --------     --------     ------

Benefits and Expenses:
Policyholder benefits...................      46.6         47.0       50.9
Operating expenses......................      22.1         17.9       15.0
                                          --------     --------     ------
 Total benefits and expenses............      68.7         64.9       65.9
                                          --------     --------     ------

Income before Federal income............  $    0.4     $    1.1     $  4.5
 taxes and extraordinary item...........  ========     ========     ======


Operating expense ratio (% of total....       32.0%        27.1%      21.3%
 revenues)

Assets under management:
 General account.......................   $  631.3     $  637.7     $649.0
Separate account.......................      668.5        483.3      322.8
                                          --------     --------     ------
 Total.................................   $1,299.8     $1,121.0     $971.8
                                          ========     ========     ======


 Retirement Plans Segment Results of Operations for the Years Ended December 31, 1998, 1997, and 1996

   Revenues are derived from premiums, which consist of charges for administrative services on assets managed in both the general account and separate account, and interest income on assets managed in the general account. Premiums increased by $2.8 million, or 25.0%, to $14.0 million for 1998 from $11.2 million for 1997, and by $0.9 million, or 8.7%, in 1997 from $10.3 million in 1996. The increases for both years result primarily from the growth in assets under management. Net investment income remained stable for 1998 compared to 1997. Net investment income decreased by $4.4 million, or 7.5%, to $54.3 million in 1997 from $58.7 million in 1996. The 1997 decline in net investment income was due primarily to a decline in net investment yield and a 1.7% decrease in assets under management in the general account.

   Policyholder benefits, which consist of interest credited to policyholders, remained relatively constant at $46.6 million and $47.0 million for 1998 and 1997, respectively. Policyholder benefits decreased by $3.9 million, or 7.7%, in 1997 from $50.9 million in 1996, consistent with the 1997 decline in net investment income, as a result of interest rate spread management. The profitability of the Retirement Plans segment is, in part, dependent on the maintenance of targeted interest rate spreads.

   Operating expenses increased by $4.2 million, or 23.5%, to $22.1 million for 1998 from $17.9 million in 1997, and by $2.9 million, or 19.3%, in 1997 from $15.0 million in 1996. The operating expense ratios were 32.0%, 27.1%, and 21.3%, for 1998, 1997 and 1996, respectively. The primary factor contributing to the increase in operating expenses from 1996 to 1998 relates to staff additions associated with the administration of contracts. The Retirement Plans segment currently administers contracts under two methodologies: traditional plans, which allow quarterly investment directives by the employers and participants, and daily plans, which allow daily investment directives. Management believes that daily plans are more attractive to customers and that administering both types of plans is inefficient and requires more personnel than would be required if only one type of plan were offered. Accordingly, management has decided to discontinue the traditional business. Management intends to convert all traditional plans to daily plans or discontinue these plans by December 31, 1999. Management has developed an aggressive conversion schedule to meet this target and has increased its staffing accordingly. Approximately 40 plans were converted in 1997, and another 200 plans were converted in 1998. Although the efficiencies and cost savings of the transition cannot be readily estimated, management believes future expense savings will occur. To support these administrative processes, staff head count for the administration area since conversion began has increased at a compound annual rate of approximately 22.2%.

   Also contributing to the increase in operating expenses for 1998 compared to 1997 was a reallocation of expenses from the individual annuity line of business of approximately $1.6 million and Year 2000 computer system remediation and replacement expenses of approximately $0.7 million. The cost reallocation was based on a study of shared costs between the two lines of business. No Year 2000 costs were incurred in 1997 and 1996.

   Income before Federal income taxes and extraordinary item for the Retirement Plans segment in 1998 was $0.4 million, compared to $1.1 million in 1997 and $4.5 million in 1996.


   Individual Insurance Segment

   The Individual Insurance segment sells life insurance, disability insurance, individual annuities and other insurance products to individuals. For the individual insurance market, a growing number of consumers are now reaching 45 years of age or older and changing their focus from loss avoidance to asset accumulation. A strong stock market has increased competition from investments other than traditional individual life insurance and fixed annuities. Management believes the Individual Insurance segment will continue to provide stability and diversification of earnings for Standard. The following table sets forth selected financial data for Standard's Individual Insurance segment for the periods indicated:

                           Individual Insurance Segment
                                             At or for Year Ended December 31,
                                             ------------------------------------
                                             1998           1997            1996
                                            ------         ------          ------
                                          (Dollars in millions, except as indicated)
Revenues:
 Premiums.................................   $ 92.4         $ 96.9          $105.5
 Net investment income....................    124.0          119.8           117.4
Net realized investment gains.............      1.8            1.7             1.8
 Other....................................      4.5            3.8             3.6
                                             ------         ------          ------
    Total revenues........................    222.7          222.2           228.3
                                             ------         ------          ------

Benefits and expenses:
 Policyholder benefits....................    163.9          159.8           169.5
Operating expenses........................     39.6           38.2            37.3
                                             ------         ------          ------
    Total benefits and expenses...........    203.5          198.0           206.8
                                             ------         ------          ------

Income before Federal income..............   $ 19.2         $ 24.2          $ 21.5
 taxes and extraordinary item.............   ======         ======          ======


 Operating expense ratio..................     42.9%          39.4%           35.4%
 (% of premiums)

Persistency (% of premiums)...............     89.5           90.9            90.5

Life insurance in force (billions)........   $  8.0         $  7.7          $  7.6

 Individual Insurance Segment Results of Operations for the Years Ended December 31, 1998, 1997 and 1996

   Premiums decreased by $4.5 million, or 4.6%, to $92.4 million for 1998 from $96.9 million for 1997, and by $8.6 million, or 8.2%, in 1997 from $105.5 million in 1996. The decreasing trend in premiums is due to increased competition and investment alternatives, coupled with declining demand across the life insurance industry for the types of individual insurance products that Standard offers. Persistency rates for individual insurance were 89.5%, 90.9% and 90.5% for 1998, 1997 and 1996, respectively. Life insurance in force at December 31, 1998 was $8.0 billion, compared to $7.7 billion and $7.6 billion at the end of 1997 and 1996, respectively.

   Policyholder benefits increased by $4.1 million, or 2.6%, to $163.9 in 1998 from $159.8 million in 1997, and decreased by $9.7 million, or 5.7%, in 1997 from $169.5 million in 1996. In 1997, we experienced unusually favorable life claims experience. In 1998, life claims returned to a more normal level.

   Operating expenses increased by $1.4 million, or 3.7%, to $39.6 million for 1998 from $38.2 million for 1997, and by $0.9 million, or 2.4%, in 1997 from $37.3 million in 1996. Operating expenses include $4.5 million and $3.5 million for 1998 and 1997, respectively, related to Year 2000 computer system remediation and replacement expenses. The largest such expense is related to implementation of a new administration system, which management believes will result in future expense savings as well as solve certain Year 2000 issues. Offsetting the 1998 increase in operating expenses was a reallocation of approximately $1.6 million of shared expenses to the Retirement Plans segment. The operating expense ratios for 1998, 1997 and 1996 were 42.9%, 39.4%, and 35.4%, respectively.

   Income before Federal income taxes and extraordinary item for the Individual Insurance segment was $19.2 million, $24.2 million and $21.5 million for 1998, 1997, and 1996, respectively.


   Other

   Other includes primarily Standard's mortgage lending and real estate management subsidiaries and real estate investments. Income before Federal income taxes and extraordinary item for the years ended December 31, 1998, 1997 and 1996 was $5.4 million, $5.5 million and $10.9 million, respectively. The income primarily related to the sale of real estate holdings, resulting in net realized investment gains for this segment of $6.2 million, $8.3 million and $13.1 million for the years ended December 31, 1998, 1997 and 1996, respectively.


Liquidity and Capital Resources

   StanCorp

   Following the effective date of the plan of reorganization, Standard Insurance Company will become a wholly owned subsidiary and the principal asset of StanCorp. StanCorp's ability to pay dividends to its shareholders and meet its obligations, including operating expenses, primarily depends upon the receipt of dividends from Standard Insurance Company. In the future, dividends from the non-insurance subsidiaries also may become significant sources of funds for StanCorp. In addition, StanCorp expects to retain at least $25.0 million from the proceeds of the offering at the holding company level, which will be available to pay dividends to shareholders and to meet its other obligations. StanCorp also expects to have available to it a line of credit to be entered into by the completion of the offering, which is currently being negotiated by Standard.

   Standard Insurance Company's ability to pay dividends to StanCorp is regulated under Oregon law. Under Oregon law, Standard Insurance Company may pay dividends only from the earned surplus arising from its business. It also must receive the prior approval of the Director to pay a dividend, if such dividend would exceed certain statutory limitations. The current statutory limitation is the greater of (a) 10% of Standard Insurance Company's combined capital and surplus as of December 31 of the preceding year and (b) the net gain from operations after dividends to policyholders and Federal income taxes and before capital gains or losses for the twelve-month period ending on the December 31 last preceding, in each case determined under statutory accounting practices. Oregon law gives the Director broad discretion to disapprove requests for dividends in excess of these limits. Based on its statutory results, Standard Insurance Company will be permitted to pay $93.9 million in dividends to StanCorp in 1999 without obtaining the Director's approval, and would have been permitted to pay $38.7 million, $26.5 million and $56.7 million in 1998, 1997 and 1996, respectively, without obtaining the Director's approval.

   The foregoing limitations on dividends would not apply to any dividends to StanCorp from the non-insurance subsidiaries. Combined net income of the non-insurance subsidiaries, before elimination of intercompany amounts, was $4.9 million, $4.4 million, and $3.5 million in 1998, 1997 and 1996, respectively.

   The dividend limitation is based on statutory financial results. Statutory accounting practices differ in certain respects from accounting policies used in financial statements prepared in accordance with GAAP. The significant differences relate to deferred policy acquisition costs, deferred income taxes, non-admitted asset balances, required investment reserves and reserve calculation assumptions. The most significant differences are discussed further below. See Note 13 to "Notes to Consolidated Financial Statements" included in this prospectus for a reconciliation of differences between statutory and GAAP financial results.

   For statutory purposes, policy acquisition costs are charged to current operations. For GAAP, the costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent that the costs are deemed recoverable from future premiums.

   Statutory accounting does not allow the recording of deferred income taxes, whereas GAAP requires such recording. The effect of providing deferred income taxes is to reduce the volatility of GAAP earnings and more closely align the recognition of tax expense with reported earnings. Standard Insurance Company qualifies as a nonlife insurance company as defined by the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and is taxed as a property and casualty company. As such, Standard is not subject to the mutual company equity add-on tax, but is subject to property and casualty provisions such as limitations imposed on the deduction of unearned premium reserves. These limitations generally affect the timing of recognition of events for Federal income tax purposes.

   Statutory reserves for life and disability policies and contracts are based on statutory requirements. For GAAP purposes, Standard Insurance Company's experience, with provision for the risk of adverse deviation, is used to determine the reserves it will establish. Thus, GAAP reserves may be more or less than the statutory reserves.

   To the extent that statutory financial results are negatively impacted by the effects of statutory accounting practices that differ from GAAP, the dividend limitation will be more restrictive.

   StanCorp's relationship with its subsidiaries, as well as the relationships among the subsidiaries, will be generally governed by a series of agreements to be entered into in connection with the demutualization. Additionally, management intends to institute tax sharing and expense allocation agreements among StanCorp and its subsidiaries. Such agreements will establish the method of allocating the consolidated Federal income tax liability and expenses among the companies.

   Based on Standard's historic cash flow and current financial results, management believes that the cash flow from Standard's operating activities, together with the proceeds of the offering to be retained by StanCorp and the availability of a line of credit to be entered into prior to consummation of the offering, will be sufficient to enable StanCorp to make dividend payments, as described in "Stockholder Dividends", and pay operating expenses and other obligations over at least the next three years.


   Standard Insurance Company

   Operating Cash Flows.   Operating cash inflows consist primarily of premiums
and annuity deposits. Operating cash outflows consist primarily of benefits to policyholders and beneficiaries, operating expenses, commissions and taxes. Cash outflows also include payments for policy and contract surrenders and withdrawals.

   Standard Insurance Company's cash flow from operations decreased $12.8 million, or 5.3%, to $226.6 million in 1998 from $239.4 million in 1997, and increased by $16.6 million, or 7.5%, in 1997 from $222.8 million in 1996. At December 31, 1998, Standard had cash and cash equivalents totaling $60.4 million.

   Future policy benefits and claims are liabilities of Standard as of the balance sheet date and, as such, are not reflected in current cash flows. These liabilities will be reflected in cash outflows as the underlying claims are paid. In order to ensure that obligations will be met when due, Standard uses asset/liability cash flow management techniques that take into consideration total investment return requirements, asset and liability duration, risk tolerance and cash flow requirements. In the event that subsequent experience differs from earlier assumptions, maturing liabilities and maturing investment assets may no longer be matched to the degree originally anticipated, placing unanticipated demands on cash flow and liquidity. Management closely monitors the general account for asset/liability matching and investment portfolio durations are rebalanced as necessary.

   Standard Insurance Company's liquidity needs vary by product line. Factors that affect each product line's relative liquidity needs include, but are not limited to, interest rate levels, customer size and sophistication, termination and surrender charges, Federal income taxes, specifics of benefit payments and level of underwriting risk.

   Interest rate fluctuations can affect the duration of Standard Insurance Company's contractual obligations as well as the value and duration of the assets supporting these obligations and expose Standard Insurance Company to disintermediation risk. See "Risk Factors--Increasing Interest Rates May Cause Increased Policy Loans, Surrenders and Withdrawals; Declining Interest Rates May Lead to Prepayments and Redemptions". In addition, cash outflows from surrenders and withdrawals may be affected by the financial strength and claims paying ability ratings of Standard Insurance Company, events in the insurance industry that affect policyholders' or contractholders' confidence, and competition from alternative financial products which may be perceived as providing better investment returns or other desirable features.

   Standard Insurance Company's vulnerability to disintermediation risk is mitigated because a substantial portion of its policyholder reserves and deposit fund liabilities are reserves for long term disability and individual disability insurance, which are not subject to discretionary withdrawal. At December 31, 1998, $1.1 billion, or approximately 31.4%, of Standard's total policyholder reserves and deposit fund liabilities were comprised of reserves for group and individual accident and health insurance, primarily for long term disability products. In addition, at December 31, 1998, an additional $911.0 million, or approximately 25.9%, of total policyholder reserves and deposit fund liabilities, comprised primarily of group and individual term life insurance reserves, claims liabilities and annuity deposits, were not subject to discretionary withdrawal.

   With respect to Standard Insurance Company's products that are subject to discretionary withdrawal, which are primarily individual whole life, universal life and individual and group annuities, Standard Insurance Company manages liquidity and asset/liability risk through a combination of product features and investment portfolio management techniques. Product features designed to manage such risk include surrender and withdrawal charges, market value adjustment features and products, such as universal life, that permit credited interest to be adjusted as market interest rates change. In addition, Standard Insurance Company utilizes investment portfolio management techniques designed to maintain an investment portfolio with sufficient liquidity to pay current obligations under a variety of economic conditions while maintaining an appropriate relationship between the duration of its assets and the duration of its liabilities.

   The following table sets forth selected liquidity characteristics for policyholder reserves and deposit fund liabilities:

             Policyholder Reserves and Deposit Fund Liabilities --
                           Liquidity Characteristics

                                                                   At December 31,
                                         --------------------------------------------------------------------
                                                 1998                  1997                      1996
                                         Amount % of Total       Amount % of Total         Amount % of Total
                                        ------------------      ------------------   ---------------------------
                                                                (Dollars in millions)
Subject to Discretionary Withdrawal:

At fund balance or with market value.... $  709.0        20.1%   $  720.6        21.7%   $  700.7        22.4%
 adjustment or surrender charge of
 less than 5%
At fund balance, with market value......    603.9        17.2       587.6        17.7       604.4        19.3
 adjustment or surrender charge of...... --------       -----    --------       -----    --------       -----
 5% or more
Total subject to discretionary..........  1,312.9        37.3     1,308.2        39.4     1,305.1        41.7
 withdrawal

Not Subject to Withdrawal...............  2,207.8        62.7     2,012.5        60.6     1,820.7        58.3
                                         --------       -----    --------       -----    --------       -----
Total................................... $3,520.7       100.0%   $3,320.7       100.0%   $3,125.8       100.0%
                                         ========       =====    ========       =====    ========       =====


   Investing Cash Flows.   Investing cash inflows consist primarily of
investment income and the proceeds from sales or maturities of investments. Investing cash outflows consist primarily of payments for investments acquired. Since future benefit payments are primarily intermediate and long-term obligations, Standard's investments are predominantly intermediate and long-term, fixed-rate instruments, such as fixed maturity securities and mortgage loans, which are expected to provide sufficient cash flow to cover these obligations. The nature and quality of various types of investments purchased by Standard must comply with statutes and regulations imposed by Oregon and other states in which Standard Insurance Company is licensed.

   It is management's objective to generally align the cash flow characteristics of assets and liabilities to ensure that Standard's financial obligations can be met under a wide variety of economic conditions. Most of Standard Insurance Company's policy liabilities result from participating individual life insurance products and other life insurance and annuity products on which interest rates can be adjusted periodically; long term disability reserves, which have proven to be very stable over time; and separate account products. Annual cash flow scenario testing is employed to assess interest rate risk and to permit Standard's investment policy to be modified whenever necessary to address changing economic environments. See "--Interest Rate Risk Management". Management believes that historically its liquidity, capital resources or results of operations have not been materially affected by any failure to align the cash flow characteristics of Standard's assets and liabilities.

   The carrying value of Standard's general account invested assets at December 31, 1998 was $4.2 billion. At December 31, 1998, investment securities constituted $2.2 billion, or 52.7% of general account invested assets, of which $2.0 billion, or 92.1%, were publicly traded. Of Standard's fixed maturity securities, based on amortized cost, 85.1% were assigned National Association of Insurance Commissioners ("NAIC") designation 1, which is equivalent to a Standard &
Poor's rating of A or higher, and 14.4% were assigned NAIC designation 2, which is equivalent to a Standard & Poor's rating of BBB through BBB+, at December 31, 1998. Net unrealized gains on Standard's investment securities were $117.6 million at December 31, 1998.

   Standard's mortgage loans comprised 40.7% of total general account invested assets at December 31, 1998. Standard's large block of disability reserves cannot be withdrawn by policyholders or claimants and claim payments are issued monthly over periods that may extend for many years. This holding of long-term reserves makes it possible for Standard to allocate a greater portion of its assets to long-term commercial mortgage loans than many other life insurance companies. The delinquency and loss performance of Standard's mortgage loan portfolio has consistently outperformed the life insurance industry averages, as reported by the ACLI, by wide margins.

   In the normal course of business, Standard commits to fund mortgage loans generally up to 60 days in advance. At December 31, 1998, Standard had outstanding commitments to fund or acquire various assets, generally mortgage loans with interest rates ranging from 7.25% to 9.00%, totaling $114.2 million. Standard's capital expenditures are estimated to be $11.9 million for 1999.

   Risk Based Capital.   The NAIC has implemented a tool to aid in the
assessment of the statutory capital and surplus of life and health insurers. This tool, known as Risk Based Capital ("RBC"), augments statutory minimum capital and surplus requirements. The RBC system employs a risk-based formula that applies prescribed factors to the various risk elements inherent in an insurer's business to arrive at minimum capital requirements in proportion to the amount of risk assumed by the insurer. At December 31, 1998, Standard's RBC level was significantly above the ranges that would require regulatory action or corrective action by Standard Insurance Company. Management believes that RBC levels, without taking into account proceeds from the offering in excess of those required under the plan of reorganization to be contributed to Standard Insurance Company, will remain significantly in excess of RBC thresholds as of the effective date of the plan of reorganization. See "Business--Regulation-- State Insurance Law Regulatory Initiatives".

   Financing.   Standard has available lines of credit with various institutions totaling $55.0 million. At December 31, 1998, there were no outstanding borrowings on the lines of credit. Because these lines expire during the first half of 1999, Standard is negotiating a new line of credit totaling $100.0 million.


Interest Rate Risk Management

   Standard manages interest rate risk, in part, through asset/liability duration analyses. As part of this strategy, detailed actuarial models of the cash flows associated with each type of insurance liability and the financial assets related to these reserves are generated under various interest rate scenarios. These actuarial models include those used to support the statutory Statement of Actuarial Opinion required by insurance regulators. According to presently accepted actuarial standards of practice, Standard's current reserves and related items make adequate provision for the anticipated cash flows required by Standard's contractual obligations and related expenses.

   Standard does not use derivatives, such as interest rate swaps, currency swaps, futures or options, to manage interest rate risk or for speculative purposes, but may use such instruments to manage interest rate risk in the future. In the normal course of business, Standard commits to fund mortgage loans generally up to 60 days in advance.

   Standard's financial instruments are exposed to financial market volatility and potential disruptions in the market that may result in certain financial instruments becoming less valuable. Standard's primary market risk is interest rate risk, which exposes Standard's earnings and cash flows and the fair value of its financial assets to the risk of changes in the level of interest rates. In accordance with Item 305 of Regulation S-K of the Securities and Exchange Commission, Standard has analyzed the estimated loss in fair value of certain market sensitive financial assets held at December 31, 1998, given a hypothetical ten percent increase in interest rates, and related qualitative information on how Standard manages interest rate risk.

   The interest rate sensitivity analysis is based upon Standard's fixed maturity securities, mortgage loans and collateral loans held at December 31, 1998. For Standard's fixed maturity securities portfolio, the analysis estimates the reduction in fair value of the portfolio utilizing a duration-based analysis that assumes a hypothetical ten percent increase in treasury rates. For Standard's mortgage and collateral loan portfolios, the analysis estimates the reduction in fair value by discounting expected cash flows at theoretical treasury spot rates in effect at December 31, 1998. These analyses discount cash flows using an average of possible discount rates to provide for the potential effects of interest rate volatility. These analyses do not provide for the possibility of non-parallel shifts in the yield curve, which would involve discount rates for different maturities being increased by different amounts. The actual decrease in fair value of Standard's financial assets that would have resulted from a ten percent increase in interest rates could be significantly different from that estimated by the model. The hypothetical reduction in the fair value of Standard's financial assets that results from the model is estimated to be $58.9 million at December 31, 1998.


Year 2000

   The Year 2000 issue is the result of computer programs that were written using two digits rather than four to define the applicable year. Any of Standard's computer programs that include date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions and engage in normal business activities.

   Based on an assessment, Standard determined a need to modify, upgrade or replace significant portions of its software so that its computer systems will function properly beyond December 31, 1999. Management believes that with modifications to existing software and hardware and conversions to new software and hardware, the Year 2000 issue will be mitigated. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material impact on Standard's business, financial condition and results of operations.

   Standard has assessed its computer hardware for Year 2000 readiness. The hardware is generally compliant, with the exception of a portion of the personal computer inventory. These personal computers are being replaced in the normal course of business. In addition, Standard has assessed its non-information technology systems and has found them to be Year 2000 ready.

   Standard has established milestone dates for each of the critical subprojects that comprise Standard's master Year 2000 plan. These milestone dates are key events for determining whether the remediation or replacement of a critical system will be completed successfully and on time. If any milestone date is missed, Standard automatically commences the development of a contingency plan that will either remediate or replace the system that the subproject was designed to bring into compliance. As of December 31, 1998, milestone dates on only three subprojects had been missed. In each case, an existing Standard system that was to be replaced was instead remediated to resolve the Year 2000 issue. There can be no guarantee that Standard's method of developing contingency plans or the contingency plans themselves will prevent the Year 2000 issue from having a material adverse effect on Standard's business, financial condition and results of operations.

   Standard is using both internal and external resources to reprogram, upgrade or replace and test its software and hardware for Year 2000 readiness. Standard plans to complete the Year 2000 project for all business-critical applications no later than June 30, 1999. At that time, management believes, the Year 2000 issue will be mitigated. Based on presently available information, Standard estimates the total remaining cost at December 31, 1998 of the Year 2000 project to be approximately $2.0 million. These costs are being funded through operating cash flows and expensed as incurred. Through December 31, 1998, Standard has incurred and expensed approximately $12.6 million related to assessment and remediation or replacement in connection with the Year 2000 project.

   The costs of the Year 2000 project and the date on which Standard plans to complete the Year 2000 modifications are based on management's estimates, which were derived using numerous assumptions regarding future events, including the continued availability of certain resources, third-party modification plans and other factors. Actual results could differ materially from these estimates. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, supplier and large customer compliance and similar uncertainties.

   Standard has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which Standard is vulnerable to those third parties' failure to remediate their own Year 2000 issues. A majority of Standard's significant suppliers have given assurances that they are, or will be, Year 2000 compliant by December 31, 1999. Standard continues to monitor its significant suppliers. If it does not receive adequate assurances of Year 2000 compliance from its significant suppliers by June 30, 1999, Standard will seek alternative suppliers, if available. Standard has also received adequate assurances that its major customers that have systems that connect with Standard's systems are, or will be, Year 2000 compliant by December 31, 1999. While management believes that it is not at significant risk that its significant suppliers and large customers will not be Year 2000 compliant, there can be no guarantee that the hardware and software of other companies, governmental agencies, or other entities on which Standard relies will be converted on a timely basis, or that a failure to convert by another entity, or a conversion that is incompatible with Standard's hardware and software, would not have a material adverse effect on Standard's business, financial condition or results of operations.


Insolvency Assessments

   Many of the jurisdictions in which Standard Insurance Company is admitted to transact business require life insurance companies doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owned under insurance policies issued by impaired, insolvent or failed life insurance companies. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. Assessments levied against Standard Insurance Company from January 1, 1996 though December 31, 1998 aggregated $2.2 million. At December 31, 1998, Standard Insurance Company maintained a reserve of $0.9 million for future assessments in respect of currently impaired, insolvent or failed insurers.


Accounting Pronouncements Adopted

   Effective January 1, 1998, Standard adopted Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income", which requires presentation of comprehensive income within an entity's primary financial statements. Comprehensive income is defined as net income as adjusted for changes to equity resulting from events other than net income or transactions related to an entity's capital structure.

   Effective July 1, 1998, Standard adopted FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting requirements for derivative instruments and for activities related to the holding of such instruments, including hedging activities. Standard does not have any derivative instruments that meet the scope of this statement. The statement also allows, on the date of initial application, an entity to transfer any held to maturity securities into the available for sale or trading categories. Standard transferred all held to maturity securities to its available for sale security portfolio. The transfer was recorded as a direct increase to other comprehensive income of $13.2 million.

   Effective December 31, 1998, Standard adopted FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for reporting information regarding an entity's operating activities. FAS No. 131 requires that operating segments be defined at the same level and in similar manner as management evaluates operating performance. Management has determined that, for purposes of the pronouncement, its operating segments are comprised of Group Insurance, Retirement Plans and Individual Insurance. The pronouncement does not impact measurement of operating performance, but only changes financial statement disclosure. Prior periods have been presented on a basis consistent with the current year.

   Effective December 31, 1998, Standard adopted FAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which revises current disclosure requirements for employers' pension and other retiree benefits. The pronouncement does not impact measurement of pension benefits or other postretirement benefit costs, but only changes financial statement disclosure. Prior periods have been presented on a basis consistent with the current year.


New Accounting Pronouncements

   In December 1997, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments", which provides guidance on accounting for state mandated guaranty assessments. Standard is required to adopt SOP 97-3 effective January 1, 1999. Management does not expect that the adoption of SOP 97-3 will have a material impact on Standard's consolidated financial statements.

   In March 1998, the AcSEC issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes accounting requirements for the capitalization of software costs incurred for the use of the organization. Standard is required to adopt this pronouncement on a prospective basis beginning January 1, 1999. Management estimates adoption of SOP 98-1 will result in capitalization of approximately $2.8 million in costs of computer software developed or obtained for internal use in 1999. It is expected that the amortization period for these costs will approximate three to five years.

                              THE DEMUTUALIZATION

   The following is a summary of the material terms of the plan of reorganization. Although the material provisions of the plan of reorganization have been accurately summarized, the statements below concerning the plan of reorganization are not necessarily complete, and in each instance reference is made to the plan of reorganization itself, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

Purpose

   The principal purpose of the demutualization is to enhance Standard's strategic and financial flexibility by, among other things, creating a corporate structure that will provide Standard with opportunities for obtaining additional capital from sources that are unavailable to it in its current form and that will fund Standard's future growth. The demutualization will also provide eligible members with an opportunity to convert their illiquid interests as members of Standard Insurance Company into publicly traded shares of common stock, cash or adjustments to policy values, known as policy credits. Standard's management believes that its growth and financial flexibility might be constrained in the future by its mutual company form, and is pursuing the demutualization to provide the financial flexibility to grow while enhancing Standard's financial strength for the benefit of its policyholders.


Summary of the Plan of Reorganization

   Upon effectiveness of the plan of reorganization, Standard Insurance Company will convert from a mutual life insurance company to a stock life insurance company and become a wholly owned subsidiary of StanCorp. Each member's interests in Standard Insurance Company, including, but not limited to, any right to vote and any rights which may exist with regard to the surplus of Standard Insurance Company not apportioned or declared by the Board of Directors of Standard Insurance Company for policyholder dividends, including any such rights in liquidation or reorganization of Standard Insurance Company, will be extinguished on the effective date and, in consideration thereof, eligible members will receive, pursuant to the plan of reorganization, shares of common stock of StanCorp, cash or policy credits. StanCorp will contribute net proceeds from the offering to Standard Insurance Company in an amount at least equal to the amount required for Standard Insurance Company to pay cash and fund policy credits to eligible members under the plan of reorganization. Any proceeds in excess of such contribution may be retained for general corporate purposes, which may include contributions to Standard Insurance Company or the non-insurance subsidiaries. Approximately $9.0 million is expected to be contributed to Standard Insurance Company in connection with the distribution of the non-insurance subsidiaries to occur contemporaneously with the closing of the offering.

   The Board of Directors of Standard Insurance Company adopted the plan of reorganization at its meeting on September 28, 1998, which was then amended by the Board on December 14, 1998. The Director held a public hearing regarding the demutualization on January 27, 1999 and in an order issued February 12, 1999, approved the plan of reorganization, subject to certain conditions set forth in the order, after finding, among other things, that the plan of reorganization is fair and equitable to Standard Insurance Company's policyholders. The plan of reorganization must also be approved by eligible members voting at a special members' meeting, which has been scheduled to be held on March 19, 1999. Under the plan of reorganization, eligible members entitled to vote on and receive consideration under the plan of reorganization are defined as the owners, at December 17, 1997, which is the record date under the plan of reorganization, of policies issued by Standard Insurance Company that are in force on such date. In order for the plan of reorganization to be approved, a majority of the eligible members voting at the meeting, in person or by proxy, must vote in favor of the plan of reorganization. As provided in Oregon law, no dissenters' rights will be available to any member. Prior to the special members' meeting, eligible members entitled to vote on the plan of reorganization will receive an estimate of the shares of common stock allocated to them for the purpose of determining the consideration they are entitled to receive under the plan of reorganization. Effectiveness of the plan of reorganization is also subject to the receipt by Standard of certain opinions from its special tax counsel, which are expected to be delivered on the effective date of the plan of reorganization. Subject to the foregoing conditions, the plan of reorganization will become effective upon completion of the offering.

   The allocation of consideration among eligible members will be based on actuarial principles and will not be based on an assigned market value of their membership interests. For a description of the actuarial principles used in this allocation, see "--Payment of Consideration to Eligible Members". The value of the consideration received by eligible members who receive shares of common stock will depend on the future value of the common stock, which cannot be predicted. Eligible members who receive cash or policy credits will be allocated shares using the same formulas as eligible members who receive common stock, and the amount of cash or policy credits they receive will be determined by multiplying the number of shares they are allocated by the initial public offering price per share of common stock in the offering.

   Incident to the demutualization, Standard began incurring expenses in 1998. The costs incurred and expensed in 1998 related to the demutualization totaled $6.1 million, and are included in the financial statements as an extraordinary item. We estimate that another $2.0 million in demutualization costs will be incurred. Demutualization expenses consist of the aggregate cost to Standard of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisors and other consultants to advise Standard in the demutualization process and related matters as well as other administrative costs. The Director has engaged experts to provide actuarial, investment banking and legal advice. Pursuant to Oregon law, Standard will pay the fees and expenses of such consultants, which are estimated by Standard to be $2.5 million and which are included in the above amounts. Standard has also agreed to indemnify certain of its and the Department's consultants against liabilities arising out of their engagements in connection with the demutualization.


Distribution of Non-Insurance Subsidiaries

   In connection with the demutualization, Standard Insurance Company will distribute the non-insurance subsidiaries to StanCorp. This distribution will separate Standard's non-insurance businesses from its insurance businesses and will permit the non-insurance subsidiaries to pursue growth strategies free of the restrictions they are currently subject to as subsidiaries of an insurance company. In connection with this distribution, StanCorp will contribute proceeds from the offering to Standard Insurance Company in an amount equal to the statutory book value of the non-insurance subsidiaries, as shown on the audited financial statements of Standard Insurance Company filed with the Department for the fiscal year immediately preceding this distribution. At December 31, 1998, the statutory book value of the non-insurance subsidiaries was $9.0 million.


Payment of Consideration to Eligible Members

   The plan of reorganization provides that on the effective date each member's membership interests will be extinguished and, in consideration thereof, eligible members will receive shares of common stock, cash or policy credits. Solely for purposes of calculating the amount of consideration each eligible member shall receive, (i) each eligible member will be allocated a minimum of 52 shares (subject to adjustment in certain circumstances) of common stock and (ii) certain eligible members may be allocated additional shares, based on actuarial formulas which take into account, among other things, the past and expected future contribution of certain specified policies held by such eligible member to Standard Insurance Company's surplus. The actuarial formulas, in general, utilize Standard Insurance Company's historical experience (for example, mortality, morbidity, expenses, taxes, persistency and investment results) and expected future experience to arrive at the expected future contributions.

   All eligible members will receive shares of common stock allocated to them in the demutualization, except for certain eligible members, described below, who will receive cash or policy credits.

   Under the plan of reorganization, policy credits will be provided with respect to all policies that are IRAs, TSAs or individual life insurance policies or individual annuity contracts issued directly to plan participants pursuant to plans qualified under Section 401(a) of the Internal Revenue Code, including any such IRAs, TSAs or individual annuity contracts issued under Standard's "group retirement annuity contract" arrangements. Policy credits will be credited in the form of an increase in accumulation account value (to which no surrender or similar charges will be applied) or, if the policy does not provide for an accumulation account value, then an increase in dividend accumulations.

   The plan of reorganization requires that, except for policies in which policy credits are to be provided as described above, mandatory cash payments be made to the extent that shares of common stock are allocable to an eligible member whose address for mailing purposes, as shown on Standard's records, is located outside the United States, is shown on Standard's records to be an address at which mail to such eligible member is undeliverable or is allocated with respect to a policy that is known to Standard to be subject to a bankruptcy proceeding. Cash that cannot be provided to eligible members will be subject to the unclaimed property acts and escheat laws of applicable jurisdictions.

   In addition to the mandatory cash payments, cash payments may be made under the plan of reorganization to (i) all public eligible members consisting of local, state and federal governmental authorities and agencies, except for those public eligible members that affirmatively indicate a preference to receive common stock and (ii) odd-lot eligible members holding 99 shares or less of common stock that have affirmatively indicated a preference to receive cash. The plan of reorganization does not limit the amount of cash that may be distributed; however, the Board of Directors of Standard Insurance Company may reduce the cash payments to public eligible members or odd-lot eligible members in the event that cash available is insufficient to pay cash consideration to all such public eligible members or odd-lot eligible members or for any other reason. In such a case, cash will only be distributed to those public eligible members or odd-lot eligible members that are allocated under the plan of reorganization less than or equal to a specified number, determined by the Board, of shares of common stock, and stock will be distributed to the remainder. Notwithstanding the foregoing, no cash payments will be made to any odd-lot eligible member if Standard Insurance Company has reduced the cash payments to public eligible members as discussed above.

   Consideration will be distributed to eligible members as soon as reasonably practicable after the effective date.

   Standard has retained Milliman & Robertson, Inc., an actuarial consulting firm, to advise it in connection with actuarial matters involved in the development of the plan of reorganization and the payment of consideration to eligible members. The opinion of Daniel J. McCarthy, a consulting actuary associated with Milliman & Robertson, Inc., dated September 28, 1998, and confirmed and restated on January 19, 1999, states (in reliance upon the matters and subject to the limitations described in such opinion), among other things, that the plan for allocation of member consideration set forth in the plan of reorganization is fair and equitable to members and will not prejudice the interests of the members as required by Oregon law. The restated opinion, dated January 19, 1999, is included as Annex A of this prospectus.


Directed Share Offering

   StanCorp will reserve up to 1,250,000 shares of common stock sold in the offering for sale, at the initial public offering price, to eligible members and such other members of Standard Insurance Company that owned, on December 31, 1998, policies that are in force at such date ("Directed Share Members"). The number of shares reserved for the Directed Share Offering has been increased from the original 1,000,000 shares reserved under the plan of reorganization, pursuant to a condition contained in the order of approval of the Director of the Department of Consumer and Business Services of the State of Oregon. The plan of reorganization provides that if the aggregate number of shares subscribed for by all Directed Share Members is greater than the maximum 1,250,000 shares that are available, the 1,250,000 available shares will be allocated to the subscribing Directed Share Members on a pro rata basis according to the number of shares subscribed for by each such Directed Share Member, subject to a minimum allocation of 100 shares, or, if the number of shares available is insufficient to allow for allocations of 100 shares to all such subscribing Directed Share Members, such lower number, as determined by StanCorp, as may allow shares to be sold to all subscribing Directed Share Members. The plan of reorganization allows Standard Insurance Company to limit the availability of such reserved shares to any class of Directed Share Members if it deems it necessary or advisable to do so for legal, tax or other reasons. Officers and directors of Standard Insurance Company and its affiliates may not subscribe for such reserved shares. Directed Share Members that notify Standard Insurance Company of their interest by filling out a card that will be provided to them will be given further information regarding this program, which will be administered by one of the underwriters or StanCorp's transfer agent.

Commission-Free Program

   The plan of reorganization requires StanCorp to establish the Commission-Free Program, under which certain eligible members holding small amounts, as determined by StanCorp's Board of Directors after the demutualization and prior to the commencement of the Commission-Free Program, of common stock may sell all, but not less than all, of the shares of common stock received in the demutualization without paying brokerage commissions or similar expenses. StanCorp's Board of Directors will establish eligibility to participate in the Commission-Free Program based on the number of shares that an eligible member may receive in the plan of reorganization. In addition, any record holder as of the effective date of fewer than a certain number, to be specified by StanCorp's Board of Directors but which shall be no more than 99, of shares of common stock may purchase enough additional shares to own exactly 100 shares. The sales and purchases made under the Commission-Free Program will be at prevailing market prices without brokerage commissions or similar expenses. The Commission-Free Program will involve transactions effected on a periodic basis on the New York Stock Exchange, and will not involve any purchases or sales by Standard or its affiliates for their own accounts. The Commission-Free Program will begin between 180 days and 12 months after the effective date and will continue for three months or such longer period of time as StanCorp's Board of Directors determines. StanCorp may reinstate the Commission-Free Program at a later date; however, it has no current intention of doing so. See "Certain Investment Considerations--Sales of Shares May Adversely Affect the Market Price of Common Stock".


Establishment and Operation of the Closed Block

   The closed block is based on a concept included in demutualization plans of other insurance companies and is designed to give reasonable assurance to holders of policies included therein that, after the effective date, assets will be available to maintain dividend scales in effect for 1998 if the experience underlying such scales continues. The establishment and operation of the closed block will not modify or amend the provisions of the policies included therein. Oregon law permits, but does not require, the creation of a closed block.

   The closed block will be established as of the effective date. The policies included in the closed block consist of all of the classes of individual policies for which Standard had an experience-based dividend scale in effect for 1998 and certain other individual policies, but only to the extent such policies are in force on the effective date. Pursuant to the plan of reorganization, Standard Insurance Company will allocate assets to the closed block in an amount expected to produce cash flows which, together with anticipated revenues from the policies included in the closed block, are expected to be sufficient to support certain obligations and liabilities relating to these policies. These obligations and liabilities include, but are not limited to, the payment of claims, certain expenses and taxes, and the provision for the continuation of dividend scales in effect for 1998, if the experience underlying such scales (including the portfolio interest rate) continues, and for appropriate adjustments in such scales if the experience changes. These liabilities will be determined based upon the historical carrying value of the liabilities that relate to the policies included in the closed block. The assets, including the revenue therefrom, allocated to the closed block policies will accrue solely to the benefit of the holders of these policies until such time as the closed block is no longer in effect. To the extent that over time cash flows from the assets allocated to the closed block and other experience relating to the closed block are, in the aggregate, less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be less than the total dividends that would have been paid to these policyholders if the dividend scales in effect for 1998 had been continued. Dividends on policies included in the closed block, as in the past, will be declared at the discretion of the Board of Directors of Standard Insurance Company, may vary from time to time (reflecting changes in investment results, mortality, persistency and other experience factors) and are not guaranteed. Standard Insurance Company will not be required to support the payment of dividends on closed block policies from its general funds, although it could choose to provide such support.

   Standard Insurance Company will continue to pay guaranteed benefits under all policies in accordance with their terms, including the policies included in the closed block. If the assets allocated to the closed block, the investment cash flows from those assets and the revenues from the policies included in the closed block prove to be insufficient to pay the benefits guaranteed under the policies included in the closed block, Standard Insurance Company will be required to make such payments from its general funds. Since the closed block has been funded to provide for payment of guaranteed benefits, and for continuation of dividend scales in effect for 1998, if experience underlying such scales continues, it should not be necessary to use general funds to pay guaranteed benefits unless the policies included in the closed block experience substantial adverse deviations in investment income, mortality, persistency or other experience factors. While Standard Insurance Company will use its best efforts to support the policies included in the closed block with the assets allocated to the closed block, these assets will be subject to the same liabilities (with the same priority in liquidation) as assets outside the closed block.

   A policy may be within a class for which there is an experience-based dividend scale in effect for 1998, even if it does not receive a 1998 dividend, and, therefore, the policy would be included in the closed block. Experience-based dividend scales (based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates) are calculated for classes of insurance policies based upon actuarial formulas. Generally, actual mortality, morbidity, expenses and investment income for each class are compared to what was predicted when the policy class was priced to determine the amount, if any, of the dividend that should be paid. Approximately 36% of all of Standard Insurance Company's in force policies as of December 31, 1998 had an experience-based dividend scale in effect for 1998. In addition to individual life policies that have experience-based dividend scales, Standard Insurance Company has, for administrative convenience, also included certain other individual policies in the closed block.

   Premiums received and policy benefits paid by Standard Insurance Company on the policies included in the closed block and investment cash flows from the assets allocated to the closed block will be added to or withdrawn from the closed block as provided in the plan of reorganization. Standard Insurance Company will charge the closed block with foreign, federal, state or local taxes as well as investment management expenses relating to the closed block as provided in the plan of reorganization. Standard Insurance Company will also charge the closed block for commissions and other expenses of administering the policies included in the closed block. Cash payments with respect to reinsurance will be withdrawn from or paid to the closed block. Cash flows from assets and premiums allocated to the closed block should be sufficient to pay the benefits, dividends and expenses of policies included in the closed block and the commissions, expenses and taxes relating to the closed block.

   Dividends on the closed block policies will be set annually by the Board of Directors of Standard Insurance Company in accordance with applicable law and with the objective of exhausting the assets of the closed block upon the final required payment under the last policy included in the closed block. Such dividends will also be allocated among the policies included in the closed block so as to reflect the underlying experience of the closed block and the degree to which the various classes of closed block policies contributed to such experience. An income statement and balance sheet for the closed block will be prepared and submitted to the Director and the Board of Directors of Standard Insurance Company annually. Standard Insurance Company will retain an independent consulting actuary to review the operation of the closed block and dividend determinations and to report to the Director and the Board of Directors of Standard Insurance Company at least every three years, with the first review to be made as of December 31, 2001.

   Distribution of consideration for closed block policyholders will be calculated in the same manner as for non-closed block policyholders. Other than the additional assurance that their dividend expectations will be met, closed block policyholders' interests in Standard Insurance Company after the demutualization will be identical to those of non-closed block policyholders.

   The closed block will continue in effect until either (i) the last policy in the closed block is no longer in force or (ii) the closed block is dissolved. The plan of reorganization provides that the closed block may not be dissolved without the approval of the Director. If the closed block is dissolved, the assets associated with the closed block will become part of Standard Insurance Company's general funds. If the closed block is not dissolved, the expected life of the closed block is over 50 years. Even if the Director approves the dissolution of the closed block, the policies included in the closed block at the time of dissolution will remain obligations of Standard Insurance Company and dividends on these policies shall be apportioned by the Board of Directors of Standard Insurance Company in accordance with applicable law.

Closed Block Assets and Liabilities

   In accordance with the plan of reorganization, certain of Standard Insurance Company's invested assets, as well as cash and short-term investments, will be allocated by Standard Insurance Company to the closed block. The mix of invested assets allocated to the closed block will be generally the same as the mix of invested assets constituting the assets which support Standard Insurance Company's Individual Insurance segment. See "Business--Investments". Invested assets with the following carrying values as of December 31, 1998 were allocated to the closed block:

                                    December 31, 1998
                               --------------------------
                               Carrying Value  % of Total
                               --------------  ----------
                                   (Dollars in millions)

Fixed maturity securities.......     $220.1        42.7%
Mortgage loans..................      133.2        25.9
Policy loans....................       90.4        17.6
Collateral loans................       71.2        13.8
                                     ------       -----
     Total                           $514.9       100.0%
                                     ======       =====

   The composition of assets in the closed block will change over time as a result of new investments. New investments for the closed block acquired on and after the funding date with closed block cash flows will be allocated to the closed block upon acquisition and will consist only of investments permitted by the investment policy for the closed block in effect at the time of investment. Standard Insurance Company's management will manage the assets of the closed block separately from its other assets. The assets allocated to the closed block will be subject to the same liabilities (with the same priority in liquidation) as assets outside the closed block.

   Standard has retained Milliman & Robertson, Inc. to advise it in connection with actuarial matters involved in the establishment and operation of the closed block. The opinion of Daniel J. McCarthy, a consulting actuary associated with Milliman & Robertson, Inc., dated September 28, 1998, and confirmed and restated on January 19, 1999, states (in reliance upon the matters and subject to the limitations described in such opinion), among other things, that the establishment and operation of the closed block as contemplated make adequate provision for allocating to the closed block assets which will be reasonably sufficient to enable the closed block to provide for the guaranteed benefits, certain expenses and taxes associated with closed block policies, and to provide for the continuation of the dividend scales in effect for 1998 if the experience underlying those scales (including the portfolio interest rate) continues. The restated opinion, dated January 19, 1999, is included as Annex A of this prospectus.


Effect of Closed Block on Consolidated Financial Statements

   As a result of the establishment of the closed block, certain line items in Standard's consolidated financial statements subsequent to the establishment of the closed block will reflect material reductions in the reported amounts, as compared to years prior to the establishment of the closed block, although these changes will include amounts reflected for the addition of the closed block and will thus have no effect on net income. The actual pre-tax results of operations of the closed block will be reflected as a single line item in Standard's consolidated statements of income entitled "Contribution from Closed Block", whereas prior to establishment of the closed block, the results from the underlying assets and business were reported in various line items in Standard's consolidated statements of income, including premiums, net investment income, policyholder benefits, policyholder dividends, commissions and operating expenses. In addition, all assets and liabilities allocated to the closed block will be reported in StanCorp's consolidated balance sheets separately as single line items under the captions "closed block assets" and "closed block liabilities". See "Unaudited Pro Forma Condensed Consolidated Financial Information."


Federal Income Tax Consequences

   It is a condition to the effectiveness of the plan of reorganization that Standard receive an opinion of its special tax counsel, Debevoise & Plimpton, that, based on the law, regulations and other authorities in effect as of the effective date of the plan of reorganization:

      . Policies issued before the effective date will not be treated as newly issued policies for any material Federal income tax purpose as a result of the consummation of the plan of reorganization.

      . The addition of policy credits as consideration to IRAs, TSAs or individual life or annuity contracts issued to participants in qualified plans will not adversely affect the tax-favored status of the contract as an IRA or TSA, will not be a taxable transaction to the holder and will not be treated as a contribution or distribution which will result in any penalties to the holder.

      . Eligible members receiving solely common stock under the plan of reorganization will not recognize gain or loss for Federal income tax purposes as a result of the demutualization.

      . The summary of the principal Federal income tax consequences to eligible members, set forth under the heading "Federal Income Tax Consequences to Members" in the Information Statement provided to eligible members, is complete and correct in all material respects.

  Standard has not sought a private letter ruling from the Internal Revenue Service regarding the Federal income tax consequences of the consummation of the plan of reorganization.

  In the opinion of Debevoise & Plimpton, special tax counsel to Standard, the following sets forth the principal Federal income tax consequences to Standard of the consummation of the plan of reorganization under current federal income tax law and administrative rulings of the Internal Revenue Service. The opinion of special tax counsel regarding the principal Federal income tax consequences of the plan of reorganization to Standard is based on the accuracy of certain representations and undertakings by Standard Insurance Company. No gain or loss will be recognized for Federal income tax purposes by StanCorp, Standard Insurance Company or any of their affiliates as a result of the conversion of Standard Insurance Company from a mutual life insurance company to a stock life insurance company or the distribution of common stock, cash or policy credits to eligible members in exchange for their membership interests in Standard Insurance Company. Standard Insurance Company's Federal income tax attributes, including its tax basis and holding period in its assets, earnings and profits and tax accounting methods should not be significantly affected by the consummation of the plan of reorganization. For Federal income tax purposes, the affiliated group of which Standard Insurance Company is the common parent immediately before the consummation of the plan of reorganization should remain in existence and continue to be eligible to file a consolidated return, with StanCorp as the new common parent of such group. It is also expected that StanCorp, Standard Insurance Company and their affiliates will not incur any current Federal income tax liability as a result of the distribution of the non-insurance subsidiaries to StanCorp under the terms of the plan of reorganization.


Certain ERISA Considerations

  The receipt of common stock, cash or policy credits by members that are employee benefit plans with respect to which Standard is a "party in interest" under ERISA or a "disqualified person" under the Internal Revenue Code could be viewed as prohibited by, respectively, Section 406 of ERISA and Section 4975 of the Internal Revenue Code. Accordingly, Standard has applied for an administrative exemption from the Department of Labor to cover such transactions. In the event the Department of Labor were not to grant an administrative exemption, either prior to the effective date or after the effective date on a retroactive basis, or the receipt of consideration by members that are employee benefit plans were determined to be prohibited by
Section 406 of ERISA and Section 4975 of the Internal Revenue Code, Standard could be subject to substantial excise taxes under Section 4975 of the Internal Revenue Code. Administrative exemptions have been provided in previous demutualizations similar to Standard's, however, and Standard believes that it is likely that such an exemption will be granted to it.


                                    BUSINESS

  Standard is a leading provider of group life and disability insurance products, serving approximately 29,000 employer groups representing over four million employees. Standard also provides products to fund retirement plans and other insurance products to employers and groups as well as life insurance, disability insurance and retirement products to individuals. As of December 31, 1997, Standard was the

16th largest mutual life insurance company in the United States, as measured by statutory premiums of $1.1 billion.

  Standard intends to reorganize from a mutual life insurance company to a stock life insurance company through the demutualization, which will be completed upon the consummation of the offering. Standard is undergoing the demutualization, in part, to gain access to capital sources that will allow it to pursue growth opportunities in the expanding group disability and retirement plans markets.

  Standard divides its business into three segments: Group Insurance, Retirement Plans and Individual Insurance. Standard's 1998 revenues of $1.2 billion included $933.1 million (75.7% of total revenues) from its Group Insurance segment, $69.1 million (5.6% of total revenues) from its Retirement Plans segment and $222.7 million (18.1% of total revenues) from its Individual Insurance segment. Standard is licensed to sell insurance in all U.S. states (except New York, where it is an authorized reinsurer), the District of Columbia and the U.S. Territory of Guam.

     Group Insurance Segment. Standard's Group Insurance segment sells long term disability and short term disability insurance, group life insurance, accidental death and dismemberment insurance and group dental insurance. According to Employee Benefit Plan Review, based upon the number of group policies sold in 1997, Standard ranked third in sales of long term disability insurance, fifth in sales of short term disability insurance and eighth in sales of group life insurance in the United States. Group insurance products are sold by Standard's group insurance sales representatives through brokers, agents, employee benefit consultants and other distributors. Standard has over 105 group insurance sales representatives in 29 offices throughout the nation and relationships with approximately 13,000 brokers nationwide. Premiums for the Group Insurance segment grew at a compound annual rate of 9.6% from 1994 through 1998.

     Retirement Plans Segment.   The Retirement Plans segment sells full-service
  401(k) and other pension plan products and services to employers. Standard markets Retirement Plans products and services primarily to employers with 50 to 500 employees, through brokers, agents, employee benefit consultants and other distributors served by Standard's seven regional Retirement Plans sales offices. Participants in retirement plans may choose from a variety of fixed income investments managed in Standard's general account, and equity and fixed income investments in 43 nationally known mutual funds held in its separate account. Standard earns fees based upon administrative services provided and assets managed, as well as an interest spread on the assets held in the general account. Assets managed by the Retirement Plans segment grew from $736.8 million at December 31, 1994 to $1.3 billion at December 31, 1998, a compound annual growth rate of 15.0%.

     Individual Insurance Segment.   The Individual Insurance segment sells life
  insurance, disability insurance and annuities to individuals. Standard's Individual Insurance products are distributed by approximately 2,280 licensed agents and brokers in the Western and Central regions of the nation. Standard has focused on providing high value products in its Individual Insurance segment. In 1998, its Flexible Premium Deferred Annuity was rated by A.M. Best Policy Reports as the best product of its type for 10-year accumulation and surrender values. As a result, total revenues in the Individual Insurance segment have remained relatively stable in recent years.

  At December 31, 1998, Standard had total general account invested assets of $4.2 billion, consisting of $2.2 billion in investment securities, $1.7 billion in mortgage loans, and $275.2 million in other investments. Relative to other life insurance companies, Standard has historically maintained a larger portion of its invested assets in mortgage loans, which are well-matched against its large block of long-term reserves, particularly for its long term disability products. Standard has focused on originating small commercial mortgage loans, which it believes provide a higher yield for its mortgage portfolio. The delinquency and loss performance of Standard's mortgage loan portfolio has consistently outperformed the life insurance industry averages as reported by the ACLI. At December 31, 1998, Standard's loans that were either delinquent or in process of foreclosure totaled 0.10% of its mortgage loan portfolio, compared to the ACLI industry average at September 30, 1998 of 0.67%.

  Standard has recently commenced operations in two complementary financial service businesses, a mortgage lending subsidiary and a real estate management firm. The most significant of these is Standard Mortgage Investors, LLC ("SMI") which originates mortgage loans for Standard's investment portfolio and generates fee income from the origination and servicing of mortgage loans sold to institutional investors.

SMI commenced operations in 1996 and is staffed by former members of Standard's mortgage loan department. At December 31, 1998, SMI serviced $1.7 billion of loans for Standard and $239.9 million of loans for other banks and life insurance companies. New loan originations increased from $280.8 million in 1996 to $440.9 million in 1998.


Strategy

  Upon completion of the demutualization, Standard plans to pursue additional expansion in the under-penetrated and growing group insurance markets, grow its complementary retirement plans business and capitalize on its demonstrated expertise in commercial mortgage lending. Management believes its Individual Insurance segment will continue to provide stability and diversification of earnings.

  Standard's growth strategy builds on actions taken in 1994, when Ronald E. Timpe became the Chief Executive Officer. At that time, senior management undertook a strategic review to identify key growth opportunities for Standard's continued success. Senior Management determined that there were significant opportunities for growth in the Group Insurance and Retirement Plans segments and in its mortgage loan business. In 1997, Standard's management and its Board of Directors concluded that Standard's future growth and financial flexibility might be constrained by its mutual company form and, therefore, recommended that Standard undertake the demutualization. Standard intends to pursue its growth objectives by internal expansion and may also consider acquisitions as opportunities arise.

  In the Group Insurance segment, Standard's strategy is to grow by participating in the expansion of the market for its products and services as well as by increasing market share. According to a survey conducted for the U.S. Department of Labor in 1994-95 (the most recent survey by the Department of Labor), only one-fourth of all U.S. workers were covered by long term disability insurance and one-third of such workers were covered by short term disability insurance. As reported by the Life Insurance Marketing Research Association ("LIMRA"), annualized new premiums for long term disability and short term disability insurance grew at a compound annual rate of 16.7% between 1994 and 1997, and Standard's management expects the market to continue growing in the future.

  Since 1991, Standard's Group Insurance segment has pursued geographic expansion by opening 12 new sales offices in the Central and Eastern regions of the nation. Standard intends to pursue additional sales growth in the Central and Eastern regions by opening additional sales offices and adding sales representatives to its existing offices in these regions. Standard also intends to retain a strong focus on diversification among industry segments and job classifications. Long term disability and group life insurance annualized sales by region among the three regions in which Standard operates was distributed as follows at December 31, 1991 and 1998:

    Long Term Disability and Group Life Insurance Annualized Sales by Region

                  At December 31, 1998     At December 31, 1991
                  --------------------     --------------------
                   Sales    % of Total      Sales    % of Total
                  --------- ----------     ------    -----------
                                 (Dollars in millions)

Western Region...   $ 34.3        33.7%     $21.1        49.1%
Central Region...     30.6        30.1       16.2        37.7
Eastern Region...     36.9        36.2        5.7        13.2
                    ------       -----      -----       -----
   Total.........   $101.8       100.0%     $43.0       100.0%
                    ======       =====      =====       =====


The opening of additional sales offices and the continued addition of sales representatives to Standard's newer offices in the Central and Eastern regions are expected to result in additional sales growth in these regions. As geographic expansion is pursued, Standard also intends to retain a strong focus on diversification among industry segments and job classifications.

   Management also believes that meaningful growth opportunities exist for its Retirement Plans segment. Standard's target client base of small- and medium-sized businesses is experiencing strong growth, and many of these businesses do not yet provide 401(k) programs for their employees. According to LIMRA, in 1996, less than 50% of employee groups with between 25 and 100 employees were covered by a 401(k) plan. Approximately two-thirds of new sales by Standard's Retirement Plans segment are to businesses instituting a 401(k) program for the first time. Assets under management in existing plans have grown rapidly. Assets in Standard plans that were continuously in force from December 31, 1993 to December 31, 1998 grew at a compound annual rate of 18.9%. Additionally, Standard's management believes that meaningful cross-selling opportunities exist between its group insurance business and its newer retirement plans business. Standard has opened three new Retirement Plans sales offices since 1992 and expects to continue its expansion into additional markets where Standard's group insurance presence will allow it to take advantage of existing client and broker relationships.

   Management expects that the Individual Insurance segment will continue to provide stability and diversification of earnings. Management believes that the market for the fixed life and annuity products offered by the segment has matured and provides limited growth opportunities. However, it believes there may be growth opportunities in certain other product lines, including individual disability income insurance and variable insurance products, and Standard intends to pursue these opportunities in the future.

   Standard has developed a recognized expertise in originating and servicing small commercial mortgage loans that has contributed to industry-leading returns in its investment portfolio. In 1998, Standard recorded a statutory net investment yield on its general account invested assets of 8.11%. Standard's mortgage loan delinquency and loss rates have been significantly less than industry averages for the past thirteen years, and its ability to underwrite small commercial mortgages has been recognized by rating agencies as a strength. Standard intends to leverage its expertise and grow its commercial mortgage operations by originating and servicing mortgage lending for other institutional investors.


Group Insurance Segment

   Standard's Group Insurance segment markets group insurance and other ancillary products to public and private employers and associations. The Group Insurance segment was responsible for 75.7%, 74.3% and 70.8% of Standard's revenues in 1998, 1997, and 1996, respectively. According to Employee Benefit Plan Review, based upon the number of group policies sold in 1997, Standard ranked third in sales of long term disability insurance, fifth in sales of short term disability insurance and eighth in sales of group life insurance in the United States. Group insurance products are sold by Standard's group insurance sales representatives through a national network of brokers, agents, employee benefit consultants and other distributors.

   Standard seeks to provide high-quality employee benefit products that are competitively priced and supported by industry-leading customer service to brokers, employers and insured employees. In a recent independent survey conducted on Standard's behalf by the Life Office Management Association, Inc., an industry-sponsored research organization, 95% of Standard's brokers and insured employers responding indicated that they were satisfied with Standard's service.


   Products

   Standard's group insurance products include long term disability insurance, short term disability insurance, life insurance, accidental death and dismemberment and dental insurance. Standard does not market or sell any medical indemnity or medical managed care products. The following table sets forth the premiums and sales activity for each of Standard's Group Insurance products for the periods indicated:

                     Premiums and Sales Activity by Product

                                        Year Ended December 31,
                                       --------------------------
                                        1998      1997      1996
                                       -------   -------   ------
                                         (Dollars in millions)
Premiums:
     Long term disability...........   $350.5    $323.6    $279.7
     Short term disability..........     75.4      61.9      49.4
     Life and accidental death and..    285.0     262.2     234.0
       dismemberment
     Dental and other...............     73.6      66.4      58.9
                                       ------    ------    ------
                                        784.5     714.1     622.0
     Medical stop loss (1)..........       --       3.0       7.4
                                       ------    ------    ------
       Total........................   $784.5    $717.1    $629.4
                                       ======    ======    ======

Sales (annualized new premiums):
     Long term disability...........   $ 50.6    $ 66.8    $ 58.5
     Short term disability..........     28.7      14.4      16.9
     Life and accidental death and..     51.2      43.9      48.0
       dismemberment
     Dental and other...............     18.4      16.8      12.9
                                       ------    ------    ------
                                        148.9     141.9     136.3
     Medical stop loss (1)..........       --       1.3       3.4
                                       ------    ------    ------
       Total........................   $148.9    $143.2    $139.7
                                       ======    ======    ======

Persistency ratio (premiums)........     84.8%     86.1%     84.1%

___________________________
(1) Standard discontinued offering medical stop loss insurance effective January 1, 1997. Sales for 1997 reflected above include policies in process of issuance at January 1, 1997.

   Long Term Disability Insurance.   Long term disability plans provide partial
replacement of earnings to insured employees who become disabled for extended periods of time. Standard's basic long term disability product covers disabilities which occur both at work and elsewhere. In order to receive disability benefits, an employee must be continuously disabled for a specified waiting period, generally ranging from 30 to 180 days, as provided by the policy. Monthly benefit payments ranging from 50% to 70% of salary are provided as long as the employee remains continuously disabled. These benefits usually are offset by other income that the disabled employee receives from sources such as social security disability, workers compensation and sick leave. These benefits also may be subject to certain maximum amounts and to maximum benefit periods. Long term disability accounted for 44.7%, 45.1%, and 44.4% of group insurance premiums for 1998, 1997, and 1996, respectively.

   Short Term Disability Insurance.   Short term disability plans provide
partial replacement of earnings to insured employees who are temporarily disabled. Short term disability plans generally require a short waiting period, ranging from one to thirty days, before an employee may receive benefits. Maximum benefit periods generally do not exceed 26 weeks. Short term disability benefits also may be offset by other income, such as sick leave, that a disabled employee may receive. Standard's basic short term disability policy covers non-occupational disabilities only. Short term disability accounted for 9.6%, 8.6%, and 7.8% of group insurance premiums for 1998, 1997, and 1996, respectively.

   Life and Accidental Death and Dismemberment Insurance. Group life insurance provides coverage on the insured for a specified period and has no cash value. Coverage is offered to employees and their dependents. Accidental death and dismemberment insurance is usually provided in conjunction with group life and is payable after the accidental death of the insured employee in an amount based on the face amount of the policy. Accidental death and dismemberment also covers dismemberment of the insured employee in an amount based on a schedule contained in the policy. Group life and accidental death and dismemberment insurance accounted for 36.3%, 36.6%, and 37.2% of group insurance premiums for 1998, 1997, and 1996, respectively.

   Dental Insurance and Other.   Group dental insurance plans reimburse insured
employees and their dependents for dental services. Plans may cover only preventive and basic care or more comprehensive care, including major services and orthodontia. Group dental insurance and other accounted for 9.4%, 9.3%, and 9.4% of group insurance premiums for 1998, 1997, and 1996, respectively.

   Medical Stop Loss Insurance.   Group medical stop loss plans are written to
insure an employer's medical reimbursement plan for a single claim over a specified amount, to reimburse an employer when claims exceed an aggregate amount, or both. In order to concentrate on its core group insurance business, Standard discontinued the sale of group medical stop loss plans effective January 1, 1997.


   Marketing and Distribution

   Over 100 well-trained group insurance sales representatives market Standard's group products exclusively. These sales representatives, who are employees of Standard, are compensated through salary and an incentive compensation program. They sell Standard's group insurance products through a nationwide network of approximately 13,000 employee benefits brokers, agents and consultants. Standard's group insurance sales representatives are located in 29 offices in principal cities of the United States and are managed by three regional managers. These group field offices also provide field underwriting, sales support and service through a field administrative staff of more than 150 employees.

   Standard's group insurance products are designed for groups ranging in size from two to over 150,000 lives. Standard is one of the leading providers of group disability insurance to state governments and other public entities, insuring approximately 1,600 such groups. Nonetheless, Standard endeavors to market its group products to many different industries to provide industry diversification, reducing potential claim fluctuations that may be associated with specific businesses or professional groups. Standard's long term disability and group life insurance annualized premiums in force by industry at December 31, 1998 are set forth in the table below:

 Long Term Disability and Group Life Insurance Annualized Premiums In Force by Industry

                    At December 31, 1998
                   ---------------------
                   Premiums   % of Total
                   ---------- ----------
                   (Dollars in millions)

Public Entities.....  $143.2        24.5%
Services............   101.3        17.3
Professional........    90.4        15.4
Manufacturing.......    81.9        14.0
Finance.............    34.9         6.0
Schools.............    33.2         5.7
Retail..............    27.5         4.7
Transportation......    24.9         4.2
Utility.............    13.5         2.3
Construction........     8.4         1.4
Resources...........     6.3         1.1
Other...............    20.0         3.4
                      ------       -----
   Total............  $585.5       100.0%
                      ======       =====

   Standard's management believes that diversification by case size also contributes to more stable claims experience and strives to maintain a diverse range of case sizes in its group insurance portfolio. Standard's long term disability and group life insurance annualized premiums in force by case size at December 31, 1998 are set forth in the table below:

 Long Term Disability and Group Life Insurance Annualized Premiums In Force by Case Size

                                                                At December 31, 1998
                                                               ---------------------
                                                               Premiums   % of Total
                                                              ----------  ----------
                                                               (Dollars in millions)

     Small (fewer than 100 lives)..............................   $164.0        28.0%
     Medium (100-999 lives)....................................    133.6        22.8
     Large (1000 or more lives, but less than $1 million of....    124.2        21.2
    annualized premium)
     Jumbo ($1 million or more of annualized premium)..........    163.7        28.0
                                                                  ------       -----
  Total........................................................   $585.5       100.0%
                                                                  ======       =====

   Standard's strong market position has been based upon a historical focus on the Western United States. Since 1991, however, Standard has opened twelve new sales offices in the Eastern and Central regions of the nation. As staff members in the newer offices have gained experience selling Standard's products and additional sales representatives have been added, sales of group insurance products in Standard's Eastern and Central regions have grown.

   While sales in all regions are increasing, management believes that Standard can achieve additional growth and penetration in all of its markets, but particularly in the Eastern and Central regions where most offices have been established for only a few years. Standard's long term disability and group life insurance annualized premiums in force, by region, at December 31, 1998 are set forth in the following table:

 Long Term Disability and Group Life Insurance Annualized Premiums In Force by Region

               At December 31, 1998
              ---------------------
              Premiums   % of Total
              ---------- ----------
              (Dollars in millions)

Western......    $290.8        49.7%
Central......     152.4        26.0
Eastern......     142.3        24.3
                 ------       -----
     Total...    $585.5       100.0%
                 ======       =====

   Standard's long term disability and group life insurance annualized premiums in force by state at December 31, 1998 are set forth in the following table:

 Long Term Disability and Group Life Insurance Annualized Premiums In Force by
                                     State

                 At December 31, 1998
                ----------------------
                Premiums   % of Total
                ---------- -----------
                (Dollars in millions)

California....     $107.9        18.4%
Oregon........       74.1        12.7
Washington....       72.7        12.4
Texas.........       40.4         6.9
Florida.......       25.9         4.4
Missouri......       25.8         4.4
Pennsylvania..       18.7         3.2
Arizona.......       15.7         2.7
Colorado......       15.3         2.6
Other.........      189.0        32.3
                   ------       -----
  Total.......     $585.5       100.0%
                   ======       =====

   Product Development

   Standard continually monitors its Group Insurance products to ensure that its products and services remain innovative and competitively priced and provide the benefits that customers desire. While many customers seek only basic coverage, Standard's management believes that it is also important to offer customized coverage for groups with unique needs. Examples of recent product innovations that are offered to Standard customers are:

      . An accelerated benefits feature for group life policies that, under certain conditions, provides up to 70% of the face amount to fund medical and other expenses for an employee who is terminally ill, while still assuring a minimum payment to the designated beneficiary.

      . A "family benefit" package for group life policies that can include funds to pay college or retraining expenses for the spouse or other dependent of a deceased employee, as well as designated funeral expenses.

      . A short term disability administrative-services-only contract for long term disability customers who wish to self-insure their short term disability coverage or replace their sick leave program. This provides a valuable service for employers and allows Standard to become involved earlier in the management of disability claims so that rehabilitation and back-to-work strategies can be instituted at the earliest appropriate time for each claimant.


   Product Pricing and Management

   Management believes that the flexibility in Standard's group products to periodically re-underwrite and re-price group policies assists Standard in maintaining the profitability of its group business. Standard initially sells its group insurance products with a rate guarantee period of up to three years. During the rate guarantee period, rates may only be changed in the event of a material change in the composition of the insured group or a change in law. Once this period has expired, Standard may assess the profitability of each group policy annually and adjust rates to reflect claims experience and other relevant factors.

   Pricing for new and renewing group policies is based upon expected morbidity, mortality and persistency, as well as on assumptions concerning operating expenses, projected investment income and other relevant factors. Pricing rates are adjusted regularly to reflect current trends.


   Underwriting and Policy Issue

  Standard's Group Underwriting and Policy Issue Department consists of approximately 80 experienced case underwriters who have access to doctors, medical underwriters and more than 75 other support personnel, including specialized legal and accounting staff, to assist in evaluating the occupational, geographic, medical, legal, financial and other risks associated with each group coverage.

  Extensive job-specific training is provided for Standard's underwriting staff. An internal education and development unit is responsible for ensuring that each newly hired underwriter is fully trained in risk assessment techniques. A considerable amount of additional training in more advanced topics is regularly provided to the more senior members of the underwriting staff.

  Underwriters are assigned to regional teams to focus on the unique risks and economic factors that affect each area of the nation. In addition, because large employee groups often present unique underwriting and plan design challenges, Standard has formed a special unit that specializes in large case underwriting. Underwriters on all teams maintain regular contact with Standard's benefit analysts and actuarial staff to remain current on experience trends and special claims circumstances.

  An extensive policy manual, developed over the 45-year period during which Standard has been active in the group insurance business, guides the underwriting decision-making process. Each underwriting quotation is subject to the review of an independent senior member of the Underwriting Department before it is issued.

   Claims Administration

  Approximately 270 Standard employees manage group and individual disability claims with an emphasis on getting people back to work. The staff includes approximately 30 health care specialists and over 180 professional benefits analysts who receive extensive and ongoing training in claims management techniques.

  Disability claims are managed by teams that include a nurse case manager, several analysts and a vocational specialist. The benefit teams are supported by doctors, specialty nurses and rehabilitation specialists, as well as legal and accounting professionals and a special investigation unit that is used when fraudulent claims are suspected.

  Fair and objective claim determinations are emphasized, as is the importance of communicating regularly with each claimant. Company experience has shown that active management during the early period of a claim enhances the likelihood of successfully returning the claimant to work. Accordingly, registered nurses and vocational specialists actively review each new claim to determine appropriate intervention strategies and seek to identify reasonable accommodations to facilitate return-to-work opportunities. Historically, the duration of approximately 50% of all claims filed under Standard Insurance Company's long term disability policies are of twelve months or less.

  The long term disability claims management staff use computer software that aids in determining benefits in accordance with the provisions of each specific contract, calculating reserves, offsetting benefits, taxes and overpayments, establishing duration guidelines and generating correspondence and management reports.

  A separate staff manages group and individual life and dental claims. Life and accidental death and dismemberment claims are managed by approximately 25 claims examiners and support personnel. Dental claim processing is a high-volume activity that relies primarily on automated systems for efficient processing. Approximately 40 dental claims examiners and support staff process more than 50,000 claims per month using increasingly sophisticated technology. Approximately 23% of dental claims are currently submitted to Standard electronically by dental providers, and that number is expected to grow to 35% within two years. More than 30% are adjudicated automatically, using systems designed to screen for routine procedures, oral exams and preventive care. Remaining claims that are received in paper format are scanned into an electronic imaging system and processed by the examiners for payment.


   Northwestern Mutual Life Insurance Company

  Standard Insurance Company is involved in a reinsurance/third-party administration arrangement with Northwestern Mutual Life Insurance Company ("NML") to market long term disability and short term disability products using NML's name and career agency distribution system. Under this arrangement, Standard reinsures 60% of the risk, and receives 60% of the premiums, for policies issued on NML's behalf. In addition to assuming insurance risk, Standard provides product design, pricing, state regulatory filings, underwriting, legal support, claims management and other administrative services under this arrangement. Premiums received by Standard for the assumed NML business accounted for 4.2% of Standard's total premiums in 1998, and 4.0% of Standard's total premiums in both 1997 and 1996.

  Standard may consider similar arrangements with other financial institutions in the future.


Retirement Plans Segment

  Standard's Retirement Plans segment offers full-service 401(k) and other pension plan products and services to private and public employers. Most sales of Standard's Retirement Plans products include both financial services and record-keeping arrangements, although financial services may be provided on a stand-alone basis. The Retirement Plans segment was responsible for 5.6%, 5.8%, and 6.7% of Standard's total revenues in 1998, 1997, and 1996, respectively.

  The following table shows the number of retirement plan contracts in force and assets under management for the periods indicated:

                            Retirement Plans Segment

                                      At December 31,
                               ---------------------------
                                 1998       1997      1996
                               --------   ------   -------
                                (Dollars in millions)
Contracts in force:
 Defined benefit...........        70         78       78
Defined contribution.......       705        670      604
Financial services only....        90         89       90
                             --------   --------   ------
 Total.....................       865        837      772
                             ========   ========   ======

Assets under management:
 General account...........  $  631.3   $  637.7   $649.0
Separate account...........     668.5      483.3    322.8
                             --------   --------   ------
 Total.....................  $1,299.8   $1,121.0   $971.8
                             ========   ========   ======


   Products

  Standard's primary retirement plan product is a bundled 401(k) plan which provides both financial services and record-keeping arrangements. Standard currently offers 44 investment options, of which any single plan may include 20 alternatives. Investments may be directed at the employer or employee level, or both. Investment options include a short-term investment fund and two fixed-rate portfolio funds that are managed by Standard's internal investment staff as a portion of Standard's general account. In addition, plan sponsors may choose from among 43 mutual funds provided by well-known managers including Vanguard, Warburg Pincus, Janus, Columbia, and Fidelity, which are included in Standard's separate account. A wide range of investment styles is offered including large- and small-cap, growth, value, balanced, and indexed funds. All investment gains and losses on separate account investments, net of fees charged by Standard and the fund manager, accrue to the plan participants.

  Standard does not offer guaranteed investment contracts.

   Marketing and Distribution

  Standard's retirement plan products are designed to appeal primarily to groups of 50 to 500 participants. Standard targets its sales effort toward employer groups that can provide at least $120,000 of new deposits annually or $200,000 of assets that can be transferred from existing plans.

  Retirement plan products are currently marketed by salaried sales representatives in seven offices through a network of employee benefit brokers in the Western and Central United States. According to LIMRA, in 1996, fewer than 50% of employee groups with between 25 and 100 employees were covered by qualified 401(k) plans. In addition, fewer than 200 of Standard's current Group Insurance customers (representing less than 1% of its group insurance customers) are covered by a retirement plan provided by Standard. Standard believes significant potential exists to increase sales of 401(k) products through the enhancement of cross-selling efforts in its current retirement plan markets and the establishment of cross-selling opportunities in markets not yet served by the Retirement Plans segment.

  The Retirement Plans segment has opened three new offices since 1992, including its first Retirement Plans sales office in the Central region in Cincinnati in December 1996. Standard expects to expand its marketing network in other Central and Eastern markets that are currently served by Standard's Group Insurance segment. Standard has been successful in achieving meaningful increases in retirement plan assets under management in its newer offices. The table below shows sales results and assets under management from these offices for the periods presented:

                  Sales and Assets under Management by Offices

                               At or for the Year Ended
                                     December 31,
                               -------------------------
                                1998     1997     1996
                               -------  ------   -------
                                (Dollars in millions)
Cincinnati

  Sales.......................   $14.9    $ 0.2  $   --
Assets under Management (1)...    52.2     28.4      --

Dallas

Sales.........................   $ 9.1    $10.2   $11.0
Assets under Management (1)...    75.0     55.7    64.0

Denver

Sales.........................   $ 7.5    $ 7.9   $ 5.2
Assets under Management.......    35.0     37.6    28.6

(1) Approximately $28.3 million of assets under management were transferred from Dallas to the Cincinnati office during 1997.


   Product Pricing and Management

  Factors considered in the pricing of retirement plan products include projected investment returns, expenses, and persistency. Standard charges fees for investment management and record-keeping services and establishes interest crediting rates on fixed-rate funds to maintain a positive spread between the return on invested assets and the interest credited to plan participants. Returns on mutual fund investments are reported to plan participants net of fees charged by Standard and the fund managers. Pricing levels for investment management and administrative services may be adjusted periodically. For fixed-rate funds managed in the general account, interest crediting rates may generally be adjusted periodically as market interest rate changes occur. See "--Investments" for a description of Standard's approach to asset/liability management.

  Most of Standard's retirement plan contracts permit the partial or total withdrawal of fund balances under certain circumstances, but may be subject to withdrawal fees or penalties. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources-- Standard Insurance Company". Some withdrawals may be discouraged by federal tax laws that impose penalties on plan participants for withdrawals under certain circumstances.


   Administration

  All retirement plans are administered in Standard's home office in Portland, Oregon, by a staff of more than 125 professional and support personnel. The Retirement Plans segment currently administers contracts under two methodologies: traditional plans that allow quarterly investment directives by employers and/or participants, and daily plans that allow daily investment directives. Management believes that daily plans are more attractive to customers and that administering both types of plans is inefficient and requires more personnel than would be required if only one type of plan were offered. Accordingly, management has decided to discontinue the traditional business. Approximately 78% of Standard's retirement plan business has been converted to daily administration as of December 31, 1998, and Standard plans to provide daily administration for all plans by the end of 1999. Standard currently provides systems that enable plan participants to access information regarding their accounts by interactive telephone and a system to provide secure Internet access to account information.

Individual Insurance Segment

  The Individual Insurance segment sells life insurance, disability insurance, individual annuities and other insurance products to individuals. For the individual insurance market, a growing segment of customers is now reaching 45 years of age and older and changing their focus from loss avoidance to asset accumulation. A strong stock market is increasing competition from investments other than life insurance and annuities. Management believes that the Individual Insurance segment will continue to provide stability and diversification of earnings. The Individual Insurance segment was responsible for 18.1%, 19.4%, and 21.7% of Standard's total revenues in 1998, 1997, and 1996, respectively.


   Products

  Standard's individual insurance products include whole life, universal life (both single life and second-to-die), term life, disability income insurance and individual annuities. For the life insurance-related products, several options and riders are offered to provide such benefits as waiver of premium, accidental death benefits, paid-up additions and accelerated benefits. Standard currently does not offer a variable insurance product, but is investigating strategic alliances or initiatives that will enable it to do so. A breakdown of premium and sales by product is contained in the table below:

                          Premium and Sales by Product

                                            Year Ended December 31,
                                           ------------------------
                                            1998     1997      1996
                                           -------  ------    -----
                                             (Dollars in millions)
Premiums and contract charges:
  Life...............................       $82.0    $82.5    $ 90.9
  Disability income..................         8.7      8.2       8.1
  Annuities..........................         1.7      6.2       6.5
                                            -----    -----    ------
    Total............................       $92.4    $96.9    $105.5
                                            =====    =====    ======


Sales (annualized new premiums):
  Life...............................       $ 9.3    $ 9.8    $  9.4
  Disability income..................         2.4      1.5       1.3
  Annuities..........................        12.3     26.0      19.6
                                            -----    -----    ------
    Total sales......................       $24.0    $37.3    $ 30.3
                                            =====    =====    ======

Persistency (% of premiums and contract      89.5%    90.9%     90.5%
 charges)


   The Individual Insurance segment's major products are described below:

   Whole Life. Whole life insurance provides guaranteed minimum death benefits and guaranteed cash values in return for the periodic payment of a fixed premium amount. Standard offers two plans, "whole life" with relatively lower premiums and cash values and "special life" with higher premiums and cash values. Both products offer a participating dividend scale. Policy dividends can currently be paid in cash or used to reduce premiums, held to accumulate interest, purchase paid-up insurance, purchase one-year term coverage or reduce a policy loan. Standard plans to continue to offer products with a participating dividend scale after the demutualization.

   Term Life.   Term life insurance provides life insurance protection for a fixed period and has no cash value. Standard offers three major plans: an increasing premium term to age 95, a ten-year level premium term, and a twenty-year level premium product.

   Universal Life.   Universal life insurance provides guaranteed minimum death benefits while providing the policyholder the flexibility to change both the death benefit and premium payments. The cash values that emerge depend upon the amount of premiums paid and the insurance charges. Cash values earn a minimum guaranteed interest rate or higher if experience warrants. Insurance charges are based on the more favorable of a current or a guaranteed scale. Standard offers a traditional universal life policy and a second-to-die universal life policy.

   Disability Income Insurance.   Disability income insurance provides partial
replacement of earnings to insured participants who become disabled. The amount, timing and duration of payments vary by policy type and coverage level purchased. Standard offers both non-cancelable and guaranteed renewal disability income products. Products designed specifically for small businesses include coverage to reimburse the expense of ongoing overhead and assist in ownership transition in the event of the disability of a key owner.

   Annuities.   Annuities are contracts that usually fund a stream of payments either for a certain period or for life. Premium payments may vary from an initial lump sum payment to fixed or variable monthly payments. Benefits may commence either immediately or be deferred to a later date to take advantage of certain tax laws. Annuities are often used to fund IRAs and other tax-favored retirement plans.


   Marketing and Distribution

   Standard's Individual Insurance segment markets a broad line of individual life and disability insurance and annuity products to middle- and upper-middle income individuals and families, professionals and executives, small- to medium-size business owners and individuals aspiring to these groups.

   Standard's individual insurance products are distributed by approximately 2,280 licensed agents and brokers. Primary distribution channels include 15 career general agencies in seven western states, 16 independent master general agencies in the Western and Central regions of the nation, and four regional directors who oversee independent personal producing general agents in the Central region.


   Product Development

   Standard monitors its individual insurance and annuity products to ensure that they are competitively priced and meet customer needs. In 1998, A.M. Best's Policy Reports rated Standard's Flexible Premium Deferred Annuity as the best product of its type for 10-year accumulation and surrender values and ranked certain of Standard's whole life products and certain of Standard's universal life products among the top ten of such products among reporting companies. The comparison of whole life products was based upon a twenty-year analysis of actual premiums and other consideration paid, net of policyholder dividends and other credits, while rankings of universal life products were determined by a ten-year study of surrender values.


   Product Pricing and Management

   Factors considered in setting premiums, interest rates and benefits for individual insurance and annuity products include assumptions as to future investment returns, expenses, persistency, mortality and morbidity. Long-term profitability of these products is affected by the degree to which future experience deviates from these assumptions, as well as by Standard's adjustments to non-guaranteed benefits and by other contract elements.

   An important element of product pricing and management of interest-sensitive products (universal life and deferred annuities) is the maintenance of target interest rate spreads. For interest-sensitive products, crediting rates are reviewed at least monthly (or more often if rates are changing rapidly) by investment officers and pricing actuaries, with adjustments made as necessary.

   Individual insurance products with cash values permit the policyholder to partially or totally surrender or withdraw for the cash value. Such surrenders or withdrawals may be subject to a charge imposed by Standard. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources--Standard Insurance Company". In addition, some withdrawals may be discouraged by federal tax laws that impose penalties on plan participants for withdrawals under certain circumstances.

   Underwriting and Administration

   Individual underwriting is centralized at Standard's home office in Portland, Oregon. In order to benefit from economies of scale, individual insurance claims are managed by the Group Insurance segment's benefit staff and claim administration systems.

   Customer services for the segment's agency force and its individual insureds and annuitants are provided by Standard's home office in Portland, Oregon. In 1998, Standard completed the installation of a new policy administration system for the Individual Insurance segment which replaced several systems, the most significant of which had been in operation since 1980. The new system is designed to provide real-time access to customer records, which is expected to allow Standard to substantially enhance its customer service to agents, individual insureds and annuitants. In addition, management believes that the newly installed system will contribute to increased efficiency and reduced staffing levels in the Individual Insurance segment in the future.


Other

   Standard's other financial service businesses are generally non-insurance related, including its commercial mortgage loan business conducted by SMI and its real estate management business conducted by Standard Real Estate Investors, LLC ("SREI").

   SMI.   SMI originates small commercial mortgage loans, generally ranging in size from $500,000 to $2.0 million, through a nationwide network of mortgage banking companies. In addition to supplying loans for Standard's investment portfolio, SMI sells mortgage loans and participation interests in such loans to non-affiliated institutional investors such as banks and other life insurance companies. SMI earns fees by providing loan servicing and other administrative services to such investors. SMI commenced operations in 1996 and is staffed by former members of Standard's mortgage loan department. Mortgage loans under management, mortgage loans originated, mortgage commitment fees and servicing and administrative income from Standard and non-affiliated investors for the periods indicated are shown in the following table:

                        Standard Mortgage Investors, LLC

                                         At or for the Year Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         ---------      ------       ---------
                                                     (in millions)
Mortgage loans under management:
  Standard............................     $1,718.7     $1,595.9     $1,511.9
  Other investors.....................        239.9        197.6        104.3
                                           --------     --------     --------
     Total............................     $1,958.6     $1,793.5     $1,616.2
                                           ========     ========     ========

Mortgage loans originated.............     $  440.9     $  391.8     $  280.8

Mortgage commitment fees received.....     $    4.8     $    3.9     $    2.6

Servicing and administration income:
  Standard............................     $    3.2     $    2.5     $    2.4
  Other investors.....................          0.6          0.4          0.1
                                           --------     --------     --------
     Total............................     $    3.8     $    2.9     $    2.5
                                           ========     ========     ========

   Management believes that SMI can originate more commercial mortgage loans than will be required by Standard for its investment portfolio. SMI believes that it is the largest life insurance company originator of small commercial loans in the U.S., although its market share of small commercial loan originations is less than 1% nationwide. Further, although SMI currently originates mortgage loans in 85 Metropolitan Statistical Areas ("MSAs"), there are at least 86 additional MSAs with populations of 300,000 or more which are not yet served by SMI. Management believes it can increase its loan origination market share and enhance fee income from both mortgage loan originations and mortgage loan servicing. It has expanded its underwriting, closing and servicing staff from 24 in 1996 to 34 at December 31, 1998 to process the increased volume of business. SMI intends to expand its marketing of mortgage loans, loan participations and related services to additional life insurance companies and commercial banks, as well as to pension funds and mortgage loan conduits.

   SREI. SREI commenced operations in 1996. It is staffed by former members of Standard's real estate department and continues to manage Standard's home office complex, as well as its investment and development real estate. SREI is licensed to offer property and asset management services to non-affiliated investors, but does not yet provide such services. See "Investments--Real Estate".


Investments

   General

  Standard maintains a diversified investment portfolio, which is regulated by the insurance laws of the state of Oregon and other states in which Standard does business. Oregon law generally limits investments to bonds and other fixed maturity securities, mortgage loans, common and preferred stocks, real estate, and obligations collateralized by cash values of life insurance policies.

  Decisions to acquire and dispose of investments are made in accordance with guidelines adopted and modified from time to time by Standard's Board of Directors. Each transaction requires the approval of one or more members of Standard's senior investment staff, with increasingly higher approval authorities required for larger investments. All transactions are reported monthly to the Executive Committee of the Board of Directors.

  Asset allocation is dependent on factors such as asset/liability matching and liquidity considerations, economic conditions, tax issues, regulatory considerations and social/community considerations. Standard's policy reserves and other liabilities are calculated in accordance with regulations and contract provisions that must assume compounding interest at fixed rates of return. Maturities and provisions for early withdrawal vary widely by product type and contract form and are monitored continuously by Standard's actuaries. Cash flow testing is performed annually to ensure that asset types and maturities are appropriate for Standard's product mix and that Standard can meet its obligations to policyholders under a wide variety of economic conditions. Standard's cash flow testing consistently supports the allocation of a large majority of assets to fixed income investments under a wide range of economic scenarios. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Interest Rate Risk Management".

  The following table summarizes consolidated general account invested assets at the dates indicated:

                             Summary of Investments

                                                                  At December 31,
                                  ---------------------------------------------------------------------------------
                                                1998                                           1997
                                  ----------------------------------------------------------------------------------
                                                   Estimated                                Estimated
                                  Carrying Value  Market Value  Yield (2)  Carrying Value  Market Value  Yield (2)
                                  --------------- ------------  --------    -------------- ------------  ---------
                                                               (Dollars in millions)
Fixed Maturity Securities (1):
   Available for Sale...........        $2,188.5      $2,188.5      6.92%        $1,709.7      $1,709.7      7.02%
   Held to Maturity.............              --            --        --            324.8         343.7      7.77
   Trading Securities...........            25.4          25.4     -- (3)              --            --        --
Equity Securities...............             0.3           0.3        --              0.1           0.1        --
Mortgage Loans..................         1,708.1       1,887.1      9.64          1,603.2       1,631.8      9.37
Real Estate.....................            93.0          93.0      6.12            102.3         102.3      5.28
Policy Loans....................           111.0         111.0      6.78            107.0         107.0      6.79
Collateral Loans................            71.2          68.0     10.22             73.8          69.4     10.30
                                        --------      --------     -----         --------      --------     -----
   Total Investments............        $4,197.5      $4,373.3      7.95%        $3,920.9      $3,964.0      8.01%
                                        ========      ========     =====         ========      ========     =====


(1) Effective July 1, 1998, Standard adopted FAS No. 133 and in connection therewith designated all bonds formerly classified as Held to Maturity as Available for Sale.
(2) Yield is calculated as net investment income divided by average assets.
(3) Yield is not meaningful due to short-term asset holding period.

  Because a significant portion of Standard's business is long term disability insurance, Standard's liability structure is significantly different from that of most U.S. life insurance companies. Standard's large block of disability reserves cannot be withdrawn by policyholders or claimants, and claim payments are issued monthly over periods that may extend for many years. This holding of long-term reserves makes it possible for Standard to allocate a greater portion of its assets to long-term commercial mortgage loans than many other life insurance companies. The delinquency and loss performance of Standard's mortgage loan portfolio has consistently outperformed the life insurance industry averages by wide margins as reported by the ACLI. The following table sets forth the mortgage loan delinquency rates for Standard and the industry as a whole, as reported by ACLI, at the dates indicated:

                         Mortgage Loan Delinquency (1)

                                       At December 31,
                -------------------------------------------------------------
                1998   1997   1996   1995   1994   1993   1992   1991   1990
               ------ ------ ------- ----  ------ ------ ------ ----- ------
Industry (2)... 0.67%  0.92%  1.76%  2.37%  3.31%  4.38%  6.37%  5.71%  3.62%
Standard....... 0.10   0.04   0.08   0.27   0.63   0.49   0.38   0.83   0.68


(1) Includes loans that are delinquent and in process of foreclosure. As defined by the ACLI, mortgage loans are classified as delinquent when they are 60 days or more past due as to the payment of interest or principal.
(2) As reported by the ACLI.  1998 data reported as of September 30, 1998.

  Due in part to the performance of the mortgage loan portfolio, Standard has consistently recorded investment yields that are substantially more favorable than the average life insurance industry performance. Standard's investment strategy has been recognized by rating agencies as a competitive advantage for Standard. The following table sets forth Standard's statutory net investment yield and average statutory net investment yield for the industry as a whole, as reported by the ACLI, at the dates indicated:

                       Statutory Net Investment Yield (1)

                                                    At December 31,
                          -------------------------------------------------------------------
                          1998   1997   1996    1995    1994    1993    1992    1991    1990
                         ------ -----  ------  ------  ------  ------  -----   ------  ------
ACLI Industry Average...    --   7.71%  7.79%   7.90%   7.63%   8.04%   8.58%   9.09%   9.31%
 Portfolio Yield(2)(3)
Standard Investment.....  8.11%  8.27   8.37    8.54    8.45    8.84    9.25    9.46    9.53
 Portfolio Yield(2)
Standard Mortgage Loan
 Portfolio Yield(2).....  9.29   9.46   9.90   10.12   10.15   10.45   10.63   10.84   10.83


(1) Statutory net investment yield is defined as the quotient of (i) two times net investment income for the period, divided by (ii) invested assets at the beginning of the period plus invested assets at the end of the period, minus net investment income for the period.
(2) Calculated on the basis of statutory accounting practices, net of expenses.
(3) 1998 annual data not yet available.


   Fixed Maturity Securities

   Standard's objective is to maintain a high quality, well-diversified fixed income portfolio that provides both liquidity and competitive investment returns. Standard's portfolio of fixed maturity securities consists primarily of highly rated corporate bonds, U.S. treasury securities and obligations of U.S. government sponsored agencies. The amount invested in fixed maturity securities at December 31, 1998 was $2.2 billion, representing 52.7% of total general account invested assets. At December 31, 1998, publicly traded bonds comprised 92.1% of Standard's total fixed maturity securities portfolio.

   The public and private fixed maturity securities held by Standard are evaluated annually by the Securities Valuation Office ("SVO") of the NAIC. The SVO evaluates the investments of insurers for regulatory reporting purposes and assigns securities to one of six categories called "NAIC Designations." NAIC designations of "1" or "2" include bonds considered investment grade, which include bonds rated Baa3 or higher by Moody's Investors Service or BBB- or higher by Standard & Poor's. NAIC Designations of "3" through "6" are referred to as below investment grade, which include bonds rated Ba1 or lower by Moody's Investors Service and BB+ or lower by Standard & Poor's. At December 31, 1998, 99.5% of the fixed maturity securities portfolio was invested in NAIC designation "1" and "2" investment grade securities. The weighted average remaining maturity of the portfolio at that date was 6.6 years and the overall average S&P quality rating was AA. There were no bonds in default at December 31, 1998.

   New investments for the publicly traded portfolio consist of issues which are rated BBB/Baa2 or higher. The same minimum credit standards apply to private placements, which consist primarily of rated securities sold pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act") and participations in private issues of larger companies, which also maintain rated public debt. In cases where no public rating information is available, members of Standard's securities staff satisfy themselves that the financial and operating performance of the issuer would reasonably justify at least a Baa2/BBB rating. No public or private issue is purchased unless it has received an NAIC 1 or 2 designation.

   The following table sets forth the fixed maturity securities portfolio by NAIC designation at the dates indicated:

                 Fixed Maturity Securities by NAIC Designation

                                             At December 31,
--------------------------------------------------------------------------------
                                      1998                     1997
--------------------------------------------------------------------------------
                  Rating
                  Agency
    NAIC        Equivalent    Carrying      % of      Carrying      % of
 Designation   Designations     Value      Total       Value       Total
-------------  -------------  ---------   --------   ---------    ------------
                                         (Dollars in millions)
      1        A or higher     $1,883.2       85.1%   $1,767.6        86.9%
      2        BBB/Baa            319.1       14.4       257.4        12.6
      3        BB/Ba               10.7        0.5         9.5         0.5
      4        B or lower           0.9         --          --          --
                               --------   --------    --------    --------
Total........................  $2,213.9      100.0%   $2,034.5       100.0%
                               ========    ========    ========   =========


   The table below sets forth the carrying value and the estimated fair value of Standard's fixed maturity securities portfolio at the dates indicated:

       Fixed Maturity Securities Carrying Value and Estimated Fair Value

                                                     At December 31,
                                  ---------------------------------------------------
                                             1998                     1997
                                  ---------------------------------------------------
                                   Carrying     Estimated     Carrying     Estimated
                                     Value         Fair         Value         Fair
                                                  Value                      Value
                                  -----------   ----------    ---------    --------
                                                      (in millions)
 U.S. Treasury and agency........   $  589.7        $  589.7   $  598.2        $  606.4
     securities
   Obligations of states and.....       36.8            36.8       36.0            36.2
     political subdivisions
 Debt securities issued by.......       69.5            69.5       65.4            66.6
     foreign governments and
     political subdivisions and
     international agencies
 Mortgage backed.................        9.4             9.4       12.5            12.6
     securities
 Corporate securities............    1,508.5         1,508.5    1,322.4         1,331.6
                                    --------        --------   --------        --------
           Total.................   $2,213.9        $2,213.9   $2,034.5        $2,053.4
                                    ========        ========   ========        ========


   The estimated fair values of fixed maturity securities are based on quoted market prices, where available, or on values obtained from independent pricing services. Where no independent value is available, fair value is estimated by Standard. Foreign securities are limited to those issued in Canada and denominated in U.S. dollars.

   Standard believes that the maturity distribution of its fixed maturity portfolio is sufficiently diversified and adequately matched to the durations and cash flow requirements of its liabilities. Management carefully monitors and manages the maturity distribution of its fixed maturity securities portfolio, taking into consideration investment return requirements, asset and liability durations, risk tolerance and cash flow requirements.

   The following table summarizes fixed maturity securities by remaining contractual maturity as of the dates indicated:

          Maturity Distribution of Fixed Maturity Securities Portfolio

                                 At December 31,
                       ------------------------------------
                              1998               1997
                      -----------------   ----------------
                       Carrying    % of   Carrying    % of
                         Value    Total     Value    Total
                       --------- -------  --------- -------
                              (Dollars in millions)

1 year or less.......   $   79.1    3.6%   $   49.4    2.4%
1 year to 5 years....      941.7   42.5       637.3   31.3
5 years to 10 years..      873.8   39.5     1,019.3   50.1
Over 10 years........      319.3   14.4       328.5   16.2
                        --------  -----    --------  -----
Total................   $2,213.9  100.0%   $2,034.5  100.0%
                        ========  =====    ========  =====

   Management recognizes that adequate diversification of Standard's fixed maturity portfolio is desirable to reduce Standard's vulnerability to adverse credit events in specific businesses or economic sectors. With the exception of U.S. treasury and agency securities, Standard's policy is to limit individual issuer exposure in the fixed.maturity portfolio to no more than 10% of the sum of statutory capital and surplus and the asset valuation reserve ("AVR")
($43.3 million at December 31, 1998). Fixed maturity securities were diversified by category at December 31, 1998 as follows:

                      Fixed Maturity Securities Portfolio

                                                 At December 31, 1998
                               --------------------------------------------------------
                                       Public            Private           Total
                              -------------------   ------------------ ----------------
                               Carrying    % of   Carrying    % of    Carrying    % of
                                 Value    Total    Value     Total      Value    Total
                              ---------- -------- --------- -------   ---------  ------
                                                (Dollars in millions)
U.S. Treasury and agency.....   $  575.1   28.2%    $ 14.6      8.4%   $  589.7   26.6%
 securities
Obligations of states and....       36.8    1.8         --       --        36.8    1.7
 political subdivisions
Debt securities issued by....       57.1    2.8       12.4      7.1        69.5    3.1
 foreign governments and
 political subdivisions and
 international agencies
Mortgage backed securities...        8.9    0.4        0.5      0.3         9.4    0.4
Corporate securities:
 Utilities...................      314.8   15.4       21.5     12.3       336.3   15.2
Transportation...............       85.7    4.2       17.8     10.2       103.5    4.7
Finance/Insurance............      262.4   12.9       40.3     23.1       302.7   13.7
Industrial...................      698.5   34.3       67.5     38.6       766.0   34.6
                                --------  -----     ------    -----    --------  -----
 Total.......................   $2,039.3  100.0%    $174.6    100.0%   $2,213.9  100.0%
                                ========  =====     ======    =====    ========  =====


   Mortgage Loans

   Mortgage loans of $1.7 billion represented 40.7% of Standard's total general account invested assets at December 31, 1998. Substantially all of this amount were commercial mortgage loans, with the remainder in residential and agricultural loans. Standard's mortgage loan portfolio is originated and managed by SMI, which is wholly owned by Standard.

  The focus of Standard's mortgage loan portfolio is on existing income-producing properties with proven ability to generate net cash flow in excess of debt service requirements. Diversification is accomplished by adherence to a policy of making a large number of relatively small loans, typically ranging in size from $500,000 to $2.0 million. Standard believes that because many other long-term lenders compete for larger loans, there is decreased competition in the small loan market. As a result, Standard is able to earn a higher yield on its mortgage portfolio and enforce stricter underwriting requirements.

  Major mortgage loan property types include industrial, retail and professional and medical office, with lesser emphasis on multi-family housing, mobile home parks and other property types. Standard does not make construction loans, land loans or loans which expose Standard to significant development or initial leasing risk.

  SMI's underwriting staff values each property, utilizing information from mortgage banking correspondents and independent appraisers. SMI maintains strict underwriting criteria, which limit loan-to-value ratios to 75% and amortization periods to 25 years or less. Debt service requirements limit loan-to-value ratios further on loans with shorter amortization periods. On new loans originated in 1998, the approximate average amortization period was 19.4 years and the average loan-to-value ratio was 66.5%.

  Mortgage lending in the United States may be conducted on a recourse or non-recourse basis. A fully non-recourse loan is one in which the loan is collateralized by real estate, but the lender receives no pledge of repayment from the borrower. Recourse loans are those in which the real estate collateral is additionally supported by a pledge to repay from a borrower or guarantor. Recourse may consist of an unconditional pledge to repay the loan in full, known as "full recourse", or it may be limited to a specific maximum dollar amount, known as "partial recourse". It may also be limited to specific obligations such as the payment of real estate taxes, casualty insurance premiums and proceeds and environmental claims. Standard's experience indicates that loans with full or significant partial recourse are more likely to be repaid than non-recourse loans. We estimate that at December 31, 1998, more than 90% of Standard's mortgage loans provided for full recourse to borrowers deemed by Standard to be creditworthy. An additional 5% had partial recourse, which pledged repayment of no less than 25% of the loan amount in the event of foreclosure. All of Standard's loans provide for recourse to the borrower or a guarantor with respect to representations and warranties in the loan documents, in the event of fraud, and with respect to environmental claims. Standard does not make non-recourse loans.

  Standard carefully monitors its mortgage lending exposure to individual borrowers. No single borrower exceeded Standard's self-imposed limit of 10% of the sum of statutory capital and surplus and AVR ($43.3 million at December 31, 1998).

  Standard faces several different risks in connection with its mortgage loans operations. Standard is exposed to the credit risks of delinquency and default on its mortgage loans. However, the delinquency rate of Standard's mortgage loan portfolio has historically been lower than the industry average. At December 31, 1998, Standard's loans that were either delinquent or in process of foreclosure totaled 0.10% of its mortgage loan portfolio, compared to the ACLI industry average at September 30, 1998 of 0.67%, the latest figures available. Such credit risk is greater with respect to mortgage loans having balloon payment maturities. The default rate on mortgage loans with balloon payment maturities has historically been higher than for mortgage loans with standard repayment schedules. In addition, since most of the principal is being repaid at maturity, the amount of loss on a default is generally greater than on other mortgage loans. At December 31, 1998, approximately 68.3% of Standard's portfolio of mortgage loans had balloon payment maturities. See "Risk Factors--Investment Portfolio Risks--Delinquencies and Balloon Payments on Mortgage Loans May Adversely Affect Profitability".

  Commercial mortgage loans and real estate investments are relatively illiquid. If Standard requires significant amounts of cash at short notice, Standard may have difficulty selling these investments at attractive prices, in a timely manner or both.

  In addition, under the laws of some states and under CERCLA, Standard may be liable for certain environmental liabilities at a property securing a mortgage held by Standard. Standard also risks such liability arising out of foreclosure of a mortgaged property securing a mortgage loan owned by it. Standard routinely conducts environmental assessments for real estate being acquired for investment. As a commercial mortgage lender, Standard customarily conducts environmental assessments prior to making mortgage loans secured by real estate and before taking title through foreclosure to real estate collateralizing delinquent mortgage loans held by Standard. See "Risk Factors--Environmental Liability Exposure May Result From Mortgage Loan and Real Estate Investments".

  The following table sets forth Standard's mortgage portfolio by property type at the dates indicated:

                   Composition of Mortgages by Property Type

                          At December 31,
               --------------------------------------
                        1998              1997
               ------------------    ----------------

                Carrying    % of   Carrying    % of
                  Value    Total     Value    Total
               ---------- -------  --------- --------
                       (Dollars in millions)

Retail.........  $  845.2   49.5%   $  815.8   50.9%
Industrial.....     449.4   26.3       412.0   25.7
Office.........     291.5   17.1       259.7   16.2
Commercial.....      61.1    3.6        56.1    3.5
Apartment......      43.1    2.5        40.6    2.5
Residential....      16.0    0.9        15.4    1.0
Agricultural...       1.1    0.1         1.4    0.1
Hotel/Motel....       0.7     --         2.2    0.1
                 --------  -----    --------  -----
  Total........  $1,708.1  100.0%   $1,603.2  100.0%
                 ========  =====    ========  =====


   Standard's concentration of mortgage loans in the Western states is the result of its location on the West Coast and the historical focus of its business activities west of the Rocky Mountains. At December 31, 1998, 43.8% of the carrying value of the portfolio was collateralized by properties in California, which represents a decrease from 48.6% at December 31, 1997 and 51.5% at December 31, 1996. Standard has established a program to expand and diversify geographically its mortgage banking correspondent network, with a particular emphasis on the Central and Eastern regions of the United States. The allocation of new mortgage loan money to California was approximately 38% for 1998 and 35% for 1997.

   The following table sets forth by region the composition of Standard's mortgage loan portfolio at the dates indicated:

                Composition of Mortgage Loan Portfolio by Region

                                 At December 31,
                       -------------------------------------
                               1998              1997
                       ------------------   -----------------
                       Carrying    % of   Carrying    % of
                         Value    Total     Value    Total
                       --------- -------- --------- ---------
                              (Dollars in millions)

New England...........  $    7.1    0.4%   $    2.6    0.2%
Middle Atlantic.......      28.3    1.7        10.4    0.6
East North Central....     142.6    8.3       110.9    6.9
West North Central....      78.5    4.6        60.7    3.8
South Atlantic........     103.4    6.0        63.7    4.0
East South Central....       9.5    0.6         7.0    0.4
West South Central....     147.0    8.6       141.2    8.8
Mountain..............     203.3   11.9       193.2   12.0
California
 Los Angeles County...     231.7   13.6       261.7   16.3
Orange County.........      86.3    5.0        84.5    5.3
Other Southern........     167.6    9.8       180.7   11.3
     Counties.........
Central...............     116.1    6.8       122.2    7.6
Northern..............     146.2    8.6       130.0    8.1
Oregon................     147.8    8.6       145.7    9.1
Washington............      91.5    5.4        82.6    5.2
Alaska/Hawaii.........       1.2    0.1         6.1    0.4
                        --------  -----    --------  -----
   Total                $1,708.1  100.0%   $1,603.2  100.0%
                        ========  =====    ========  =====

   Standard has invested in mortgage loans in California and other West Coast states for more than 40 years, and believes it has gained considerable experience during that time in evaluating earthquake risk. Standard generally does not require earthquake insurance for properties on which it makes mortgage loans; however, management believes that earthquake risk can be effectively mitigated by:

      . diversifying its risk by making a large number of loans on smaller properties in many diverse locations;

      . avoiding loans secured by properties located in immediate proximity to known earthquake fault lines;

      . limiting loans predominantly to building types that have shown an ability to withstand earthquakes, such as single-story wood frame and concrete tilt-up structures; and

      . ensuring that properties are inspected for structural soundness and compliance with earthquake and other building codes prior to the funding of loans.

   Following the Northridge, California earthquake in January 1994, Standard identified and, over a two-year period, studied its experience on the 143 loans in its portfolio that were secured by properties located within approximately 5 miles of the epicenter of the earthquake. During the study period, monthly payments were made on a timely basis on all but five of the identified loans. One was restructured to allow no more than five payments to be deferred while property repairs were undertaken, and all subsequent payments were made as agreed. Only one property, with a loan balance of approximately $807,000, was damaged so severely that it could not be repaired, and the loan was ultimately foreclosed.

   The following table sets forth additions to and reductions from the mortgage loan portfolio for the periods indicated:

                            Mortgage Loan Asset Flow

                                                   Year Ended December 31,
                                               -------------------------------
                                                1998        1997       1996
                                               --------    ------     --------
                                                        (in millions)
Mortgage loan balance, beginning of period     $1,603.2    $1,514.5   $1,474.9
 Additions during period:
   New mortgage loans...................          440.8       376.9      278.0
   Cost of mortgages purchased                       --        14.7        2.4
   Other................................            0.1         0.2        0.4
                                               --------    --------   --------
    Total additions.....................          440.9       391.8      280.8
                                               --------    --------   --------
 Deductions during the period:
   Payments and other credits                     243.4       191.0      168.7
   Foreclosures.........................            0.8         1.3        5.6
   Sales................................           91.6       110.5       65.4
   Other................................            0.2         0.3        1.5
                                               --------    --------   --------
    Total deductions....................          336.0       303.1      241.2
                                               --------    --------   --------
Mortgage loan balance, end.of period....       $1,708.1    $1,603.2   $1,514.5
                                               ========    ========   ========


   The following table shows the disposition of scheduled balloon mortgage loan maturities for the dates indicated:

                  Mortgage.Loan Scheduled Principal Repayments

                                          Year Ended December 31,
                           -----------------------------------------------------
                                           1998                        1997
                           -------------------------  --------------------------
                                                % of                       % of
                            Principal Balance  Total   Principal Balance  Total
                           ------------------- ------  -----------------  ------
                                           (Dollars in millions)

Paid as scheduled..........       $28.6        49.7%         $28.7
      43.0%
Voluntary extensions.......        17.0        29.6           11.3       17.0
Voluntary refinances.......        11.9        20.7           25.3       38.0
Restructured...............          --          --             --         --
Delinquent or foreclosed...          --          --            1.3        2.0
                                  -----       -----          -----      -----
   Total repayments........       $57.5       100.0%         $66.6      100.0%
                                  =====       =====          =====      =====


   Standard seeks to refinance maturing mortgage loans in good standing or extend them on a long-term basis.

   The weighted average maturity of the mortgage loan portfolio at December 31, 1998 was 9.0 years, based on contractual maturity dates rather than the dates on which interest rates on the loans may be reset. At December 31, 1998, 68.3% of the principal balance of Standard's mortgage portfolio consisted of mortgage loans with balloon maturities.

   The following table shows the contractual maturities for the mortgage loan portfolio at the dates indicated:

                 Mortgage Loan Portfolio Contractual Maturities

                                     At December 31,
                  --------------------------------------------------------
                                   1998                       1997
                                       % of                       % of
                   Principal Balance  Total   Principal Balance  Total
                  ------------------  ------  ------------------ ---------
                                  (Dollars in millions)

3 years or less.....   $  170.0       10.0%      $  195.7       12.2%
3 to 5 years........      143.4        8.4          187.3       11.7
5 to 10 years.......      763.7       44.7          724.8       45.2
10 to 15 years......      534.3       31.3          418.6       26.1
15 to 20 years......       74.1        4.3           58.9        3.7
Over 20 years.......       22.6        1.3           17.9        1.1
                       --------      -----       --------      -----
   Total               $1,708.1      100.0%      $1,603.2      100.0%
                       ========      =====       ========      =====


   Mortgage loan payments are collected either directly by SMI staff members or by mortgage loan correspondents who enter into contracts to provide limited services with respect to loans. Payments on all loans are tracked daily by SMI staff and, in the event they are late, collection efforts are initiated promptly. Each property that secures a loan with a princip al balance in excess of $1,000,000 is required to be inspected annually. For portfolio surveillance purposes, loans that Standard believes may be potential problem loans are placed on an internal watchlist and monitored regularly.

   In the event of delinquencies in excess of 60 days, Standard retains outside legal counsel. Standard's policy is to cause receivers to be appointed as soon as possible with foreclosure generally pursued as quickly as statutorily allowed.

   The following table sets forth the mortgage loans that are delinquent or in the process of foreclosure by property type, at the dates indicated:

    Mortgage Loans Delinquent or in Process of Foreclosure by Property Type

                        At December 31,
            ---------------------------------------
                    1998                1997
            -----------------   -------------------
            Carrying   Number    Carrying   Number
             Value       of       Value       of
                       Loans                Loans
            -------- ---------  --------- ----------
                     (Dollars in millions)

Retail.......   $0.9     2       $0.7          1
Office.......    0.8     1         --         --
Other........    0.1     1         --         --
                ----     -       ----       ----
   Total        $1.8     4       $0.7          1
                ====     =       ====       ====


   Standard continues to experience rates of delinquencies, foreclosures and losses significantly below industry averages and believes that strict underwriting criteria, combined with aggressive action on delinquencies, has contributed to these favorable results. See "--Investments--General".

   Restructured mortgage loans are loans whose original terms, such as interest rate, periodic payment and/or maturity date, have been modified as the result of an actual or anticipated delinquency and are currently in good standing relative to their restructured terms. At December 31, 1998, Standard had ten restructured loans with a carrying value of $7.7 million. Only two of these loans, with an aggregate carrying value of $1.7 million, have interest rates that were below market at the date the loan was restructured.

   Real estate acquired in satisfaction of debt is transferred to Standard's real estate portfolio at the lower of cost or fair value as determined by current appraisals performed by independent appraisers. Cost includes the outstanding principal balance of the mortgage loan at the time of foreclosure, uncollected interest and foreclosure costs. Subsequent to transfer to the real estate portfolio, foreclosed real estate is carried at the lower of depreciated cost or fair value less estimated selling costs, which is based on annual evaluations of estimated fair value.

   At December 31, 1998, Standard owned 9 foreclosed properties, all of which were commercial properties, with an aggregate book value of $6.6 million. In addition to these properties, Standard carries contracts of sale with a book value of $1.7 million in connection with the prior sale of foreclosed properties. Foreclosed properties are actively managed for disposition. During 1998, five foreclosed properties with a carrying value of $3.4 million were sold at a combined net gain, after selling expenses, of $0.1 million.


   Real Estate

   Standard's real estate portfolio is managed by SREI, which is wholly owned by Standard. At December 31, 1998, the carrying value of Standard's real estate portfolio was as shown in the chart below:

                              Real Estate Holdings

                     At December 31, 1998
                   ----------------------
                    Carrying   % of Total
                     Value
                   ----------- ----------
                    (Dollars in millions)
Investment.........     $74.6        80.2%
Undeveloped land...      10.1        10.9
Acquired by
   Foreclosure.....       8.3         8.9
                        -----       -----
   Total...........     $93.0       100.0%
                        =====       =====

   Of Standard's $93.0 million real estate portfolio at December 31, 1998, $71.0 million, or 76.3%, represents retail properties of which there were 45 separate locations. Land held for future development represented $10.1 million, and consists of property at a single location in Hillsboro, Oregon for which infrastructure improvements have been completed on lots for retail, office, industrial, and residential use. These lots have been actively marketed for sale.

   The properties in Standard's real estate portfolio are geographically concentrated in California and Oregon, which accounted for 48.9% and 35.8%, respectively, of the aggregate carrying value of Standard's real estate portfolio at December 31, 1998.


   Other Investments

   At December 31, 1998, Standard had investments of $0.3 million in equity securities. Standard's historical practice has been to hold a smaller investment in stocks than the industry average due to its higher than average holdings of commercial mortgage loans and real estate equity investments.

   Total policy loans were $111.0 million at December 31, 1998. Collateral loans were $71.2 million at December 31, 1998. Collateral loans are made in connection with sales of individual life insurance policies and are fully collateralized by policy cash values.

Reserves

   For all of its product lines, Standard establishes and carries as a liability actuarially determined reserves which are calculated to meet Standard's obligations for future policy benefits and claims. These reserves are computed at amounts that, with additions from premiums to be received and with interest on such reserves at certain assumed rates, are expected to be sufficient to meet Standard's policy obligations at their maturities or in the event of an insured's death or disability. Reserves include:

      . unearned premiums;

      . premium deposits;

      . claims reported but not yet paid;

      . claims incurred but not reported; and

      . claims in the process of settlement.

Standard's reserves are based on actuarially recognized methods for developing assumptions for estimating future policy benefits and claims experience, including an evaluation of interest rates, mortality, morbidity, persistency and expenses. Standard's reserves for assumed reinsurance are computed on bases essentially comparable to direct insurance reserves.

   Management believes its reserves for future policy benefits and claims are adequate to cover the ultimate liability that may arise. Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liability for unpaid policy benefits and claims, however, the amounts which will ultimately be paid to settle this liability cannot be determined precisely and may vary from the estimated amounts. Standard evaluates its reserves periodically, based on changes in the assumptions used to establish the reserves as well as Standard's actual policy benefits and claims experience. The establishment of reserves (or the increase of reserves in a later period) are charged as expenses in the period the reserves are established or increased. If Standard's reserves originally established for future policy benefits were to prove inadequate, Standard would be required to increase its reserves, which may have a material adverse effect on its business, financial condition and results of operations.


   Long Term Disability Insurance

   Standard establishes reserves for long term disability policies in an amount equal to the net present value of the probable future payments associated with a claim or pool of claims. Claim payments made on long term disability policies consist of payments made to claimants each month pursuant to the contractual terms of the policy and the waiver of monthly life insurance premiums for insureds who are disabled. In either case, payments begin at the claimant's eligibility date as defined by the policy and end upon the earliest of (i) the expiration of contract limitations set forth in the policy, (ii) the claimant's recovery or (iii) the claimant's death. At December 31, 1998, Standard held reserves for long term disability policies, including reserves for the waiver of life insurance premiums resulting from disability, equal to $1.3 billion. Long term disability reserves established by Standard consist of (i) reserves for claims which are incurred but not reported ("IBNR") and (ii) individual specific reserves.

   IBNR.   Most of Standard's long term disability policies provide for an period of 30 to 180 days between the occurrence of an event that may lead to a claim and the claimant's eligibility to receive payments. Additionally, some claims may not be filed promptly on the eligibility date under the policy. Reserves are established for the payment of these IBNR claims based on industry experience, as modified by Standard's own experience, with regard to the following factors:

      . claim incidence rates;

      . claim termination rates; and

      . market interest rates.

   Specific Reserves.   When a claim has been received by Standard and approved
for payment, a specific reserve is established for the case. The factors that are considered in establishing specific reserves are:

      . limitations contained in the policy;

      . amount of monthly benefit provided in the policy, less deductible income allowed under the policy, such as expected Social Security payments;

      . expected claim termination rates;

      . market interest rates; and

      . the age of the claimant at time of disability, the time elapsed since disablement ("duration"), and the gender of the claimant.

   Changes to Long Term Disability Reserve Levels.   In the normal course of
managing Standard's long term disability reserves, Standard Insurance Company's actuarial staff regularly compares actual experience with assumptions utilized in the establishment of reserves. This is done with respect to specific segments of the total reserve block, such as reserves by year of incurral, reserves by expected duration, reserves by location of the claimant, reserves by occupational group and reserves associated with specific diagnoses. In the event of a divergence between actual experience and the assumptions utilized with respect to any specific segment of the reserves, the reserves are adjusted appropriately. The net change in reserves is charged or credited to Standard's current operations. Changes in reserves plus claim payments together constitute Standard's total cost of claims. Total reserves are reported as liabilities on Standard's balance sheet.

   In addition, Standard monitors legislative, judicial, regulatory, societal and other factors that could have a significant impact on reserve adequacy. In the event that a material change in one or more of these factors were to have a significant impact on current or future claim levels, Standard, like others in the long term disability industry, could be required to make a one-time adjustment to reserve levels.


   Individual Life Insurance and Annuities

   Reserves for future policy benefits on long-duration participating policies for individuals, on which dividends are determined under the contribution principle, are calculated using the net level premium method. The interest rates and mortality tables used are those which are used to calculate guaranteed cash values. Reserves for interest-sensitive products, primarily universal life and deferred annuities, are principally composed of policyholder account values determined by the retrospective deposit method. Reserves for future policy benefits on other individual life insurance policies are calculated by the net level premium method based on assumptions as to investment yield, mortality, morbidity, and withdrawal rates that were determined at the date of issue, and include provision for the risk of adverse deviation. These assumptions are based principally on Standard's experience and vary by plan, issue age, issue year and duration.


Reinsurance

   Standard follows the industry practice of reinsuring ("ceding") portions of its insurance risks with other insurance companies under traditional indemnity reinsurance agreements. This practice permits Standard to write policies in amounts larger than the risk it is willing to retain. For each of Standard's lines of business, reinsurance arrangements with different insurance carriers are established as deemed appropriate. Generally, Standard has entered into yearly renewable term insurance contracts. Standard's method for allocating reinsurance obligations among such reinsurers varies by product line. At December 31, 1998, the life insurance in force ceded to Standard's third-party reinsurers was $2.4 billion and Standard's reinsurance receivable was $31.7 million. At December 31, 1998, amounts receivable from two reinsurers totaled $23.4 million.

   Reinsurance does not discharge Standard's obligations to pay policy claims on the reinsured business. Standard remains responsible for policy claims to the extent the reinsurer fails to pay such claims. Standard therefore seeks to enter into reinsurance treaties with highly rated reinsurers that have passed an internal due diligence review. At December 31, 1998, 99.3% of premiums ceded were reinsured with companies having an A.M. Best rating of "A" or better.

   Standard uses reinsurance to manage the net exposure in its group insurance and individual insurance lines of business. The risks that are reinsured vary by product line. The maximum retention on a single life is $500,000. Standard also reinsures amounts in excess of $10,000 gross monthly benefit per insured person for long term disability and amounts in excess of $4,000 or $2,000 gross monthly benefit per insured person, depending on the type of policy, for individual disability income. In addition to the above, Standard has a catastrophic coverage arrangement that provides financial protection from aggregate losses. This arrangement covers accidents involving the deaths of three or more persons insured by Standard under group life and accidental death and dismemberment policies. The limit for each accident is $50.0 million, with a retention of $1.0 million per accident.


Regulation

   General Regulation at State Level

   Standard's insurance business is subject to comprehensive state and federal regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things:

      . licensing to transact business;

      . licensing agents;

      . admittance of assets;

      . regulating premium rates;

      . approving policy forms;

      . regulating unfair trade and claims practices;

      . establishing reserve requirements and solvency standards;

      . fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values;

      . restricting certain transactions between affiliates; and

      . regulating the type, amounts and valuations of investments permitted.

   Several states, including Oregon, regulate affiliated groups that include one or more insurers, such as Standard, under insurance holding company legislation. As a holding company with no significant business operations of its own, StanCorp will rely on dividends from Standard Insurance Company, which is domiciled in Oregon, as the principal source of cash to meet its obligations, including the payment of dividends and operating expenses. Standard Insurance Company's ability to pay dividends to StanCorp is regulated under Oregon law. Under Oregon law, without the Director's approval, Standard Insurance Company may pay dividends only from the earned surplus arising from its business. It must receive the prior approval of the Director to pay a dividend, if such dividend, together with other dividends or distributions made within the preceding twelve months, would exceed a certain statutory limitation. The current statutory limitation is the greater of (a) 10% of Standard Insurance Company's combined capital and surplus as of December 31 of the preceding year and (b) the net gain from operations after dividends to policyholders and Federal income taxes and before capital gains or losses for the twelve-month period ending on the December 31 last preceding, in each case determined under statutory accounting practices. Oregon law gives the Director broad discretion to disapprove requests for dividends in excess of these limits. Based on this limitation and 1998 statutory results, Standard Insurance Company is permitted to pay $93.9 million in dividends to StanCorp in 1999 without obtaining the Director's approval, and would have been able to pay $38.7 million, $26.5 million and $56.7 million in dividends to StanCorp in 1998, 1997 and

1996, respectively, without obtaining the Director's approval. The foregoing limitations on dividends would not apply to any dividends to StanCorp from the non-insurance subsidiaries.

   Life insurance companies are required to establish an AVR consisting of two components: (i) a "default component" which provides for future credit-related losses on fixed maturity investments and (ii) an "equity component" which provides for losses on all types of equity investments, including real estate. Insurers also are required to establish an interest maintenance reserve
("IMR") for fixed maturity net realized capital gains and losses, net of tax, related to changes in interest rates. The IMR is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. These reserves are required by state insurance regulatory authorities to be established as a liability on a life insurer's statutory financial statements, but do not affect financial statements of Standard prepared in accordance with GAAP. Although future additions to AVR will reduce the future statutory capital and surplus of Standard Insurance Company, Standard's management does not believe that the impact under current regulations of such reserve requirements will materially affect the ability of Standard Insurance Company to grow its statutory capital and surplus and pay dividends to StanCorp in the future.

   Oregon insurance laws applicable to StanCorp generally provide that no person may acquire control of StanCorp, and thus indirect control of Standard Insurance Company, without the prior approval of the Director. In general, any person who acquires beneficial ownership of 10% or more of the voting securities of StanCorp would be presumed to have acquired such control, although the Director, upon application, may determine otherwise. See "Restrictions on Acquisitions of Common Stock--Restrictions on Acquisitions of Securities".

   Each insurance company is required to file detailed annual reports with supervisory departments in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by such departments at regular intervals. Standard Insurance Company prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the Department. Prescribed statutory accounting practices are defined in publications of the NAIC, as well as state laws, regulations and general administrative rules.

   In addition, as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically, generally once every three to five years, of the books, records, accounts and market conduct of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. In October 1998, the Department issued its Report of Financial Examination of Standard Insurance Company's operations for the three years ended December 31, 1997, with no adjustments of surplus. In addition, Standard Insurance Company was recently subject to separate periodic market conduct examinations conducted by the Department, covering the two years ended March 31, 1998, and the Arizona Department of Insurance, covering the three years ended December 31, 1997. Standard Insurance Company has received a draft of the Arizona Report of Market Conduct containing a number of criticisms and recommendations. Standard has submitted a written response to the draft report and is implementing corrective actions.


   State Insurance Law Regulatory Initiatives

   State insurance regulators and the NAIC are continually re-examining existing laws and regulations, specifically focusing on insurance company investments and solvency issues, risk-adjusted capital guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid. These initiatives may be adopted by the various states in which Standard Insurance Company is licensed, but the ultimate content and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is impossible to predict the future impact of changing state and federal regulations on Standard's operations, and there can be no assurance that existing or future insurance-related laws and regulations will not become more restrictive.

   In the 1970s, the NAIC developed a set of financial relationships or "tests" known as the Insurance Regulatory Information System ("IRIS") that was designed for early identification of companies that may require special attention by insurance regulatory authorities. Insurance companies submit data annually to the NAIC, which in turn analyzes the data using ratios covering twelve categories of financial data with defined "usual ranges" for each such category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions or events that are in and of themselves immaterial or eliminated at the consolidated level. Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios, and regulators may then act, if such company has insufficient capital, to constrain such company's underwriting capacity. At December 31, 1998, the "Total Real Estate and Total Mortgage Loans to Cash and Invested Assets" was the only IRIS ratio for Standard Insurance Company that was outside the usual range, due to the size of Standard's mortgage loan portfolio. See "Risk Factors--Investment Portfolio Risks--Delinquencies and Balloon Payments on Mortgage Loans May Adversely Affect Profitability".

   The NAIC also has approved Risk Based Capital standards, which are used to determine the amount of total adjusted capital that a life insurance company must have, taking into account the risk characteristics of such company's investments and liabilities. The formula establishes a standard of capital adequacy that is related to risk. The RBC formula establishes capital requirements for four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirements are determined by applying specified factors to various asset, premium, reserve and other items, with the factor being higher for items with greater underlying risk and lower for items with less risk. The formula is used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory action.

   The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of a company's total adjusted capital to its RBC. If a company's total adjusted capital is less than 100% but greater than or equal to 75% of its RBC, or if a negative trend has occurred (as defined in the regulations) and total adjusted capital is less than 125% of its RBC, the company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. If a company's total adjusted capital is less than 75% but greater than or equal to 50% of its RBC, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. If a company's total adjusted capital is less than 50% but greater than or equal to 35% of its RBC, the regulatory authority may take any action it deems necessary, including placing the company under its control. If a company's total adjusted capital is less than 35% of its RBC, the regulatory authority is mandated to place the company under its control. The RBC ratio for Standard Insurance Company has consistently been significantly above the ranges that would require regulatory action or corrective action by Standard Insurance Company.

   In addition, state regulatory authorities, industry groups and rating agencies have developed several initiatives regarding market conduct. For example, the NAIC has adopted the NAIC Life Insurance Illustrations Model Regulation, which applies to group and individual life insurance policies and certificates, and the Market Conduct Handbook. State regulators have imposed significant fines on various insurers for improper market conduct. The ACLI established the Insurance Marketplace Standards Association ("IMSA"), a self-regulatory organization, to implement its Principles and Code of Ethical Life Insurance Market Conduct, which includes a third-party assessment procedure. Standard Insurance Company is certified by IMSA. Market conduct also has become one of the criteria used to establish the ratings of an insurance company. For example, A.M. Best's ratings analysis now includes a review of the insurer's compliance program. Management does not believe that these market conduct initiatives will have a material adverse effect on Standard's business, financial condition or results of operations.

   In addition, the NAIC has adopted a model regulation called "Valuation of Life Insurance Policies Model Regulation", which would establish new minimum statutory reserve requirements for individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must enact the model regulation. If these reserve standards were adopted in their current form, companies selling certain individual life insurance products such as term life products with guaranteed premium periods and universal life products with no-lapse guarantees would be required to adjust reserves to be consistent with the new minimum standards. It is impossible at this time to predict if the model regulation will be enacted and, if enacted, when it will become applicable. However, Standard's management anticipates no material impact as a result of the enactment of this legislation.

 Assessments Against Insurers

   Under the insurance guaranty fund laws existing in each state and the District of Columbia, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide for annual limits on such assessments. A large part of the assessments paid by Standard Insurance Company pursuant to these laws may be used as credits for a portion of its premium taxes. Standard Insurance Company was assessed $0.4 million, $0.5 million, and $1.3 million in 1998, 1997 and 1996, respectively. Since such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, Standard cannot accurately determine the amount or timing of any future assessment on Standard Insurance Company. However, based on the best information presently available, management believes Standard Insurance Company's total future assessments will not be material to Standard's operating results or financial position. At December 31, 1998, Standard Insurance Company maintained a reserve of $0.9 million for future assessments.


 Regulation at Federal Level

   Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including pension regulation, financial services regulation and federal taxation, can significantly and adversely affect the insurance industry and thus Standard. For example, Congress has from time to time considered legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products, the removal of barriers preventing banks from engaging in the insurance business, changes in ERISA regulations, the alteration of the Federal income tax structure and the availability of Section 401(k) or individual retirement accounts. In particular, Congress has reviewed various proposals to repeal or modify the McCarran-Ferguson Act (which exempts the insurance industry from certain federal laws), the Glass-Steagall Act (which restricts banks from engaging in a insurance-related business) and the Bank Holding Company Act (which prohibits banks from being affiliated with insurance companies).

   Moreover, the United States Supreme Court held in 1995 in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act. In addition, the Supreme Court also held in 1996 in Barnett Bank of Marion City v. Nelson that state laws prohibiting national banks from selling insurance in small-town locations are preempted by federal law. The Office of the Comptroller of the Currency also adopted a ruling in November 1996 that permits national banks, under certain circumstances, to expand into other financial services, thereby increasing competition for Standard. At present, the extent to which banks can sell insurance and annuities without regulation by state insurance departments is being litigated in various courts in the United States. Although the effect of these recent developments on Standard and its competitors is uncertain, both the persistency of Standard Insurance Company's existing products and Standard Insurance Company's ability to sell products may be materially impacted by these developments in the future.


 Securities Laws

   Certain of Standard's subsidiaries, and certain policies and contracts offered by them, are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission and certain state securities laws. Certain separate accounts of Standard Insurance Company are registered as investment companies under the Investment Company Act of 1940. An indirect subsidiary of Standard, StanWest Equities, Inc., is a broker-dealer licensed under the Securities Exchange Act of 1934.


 ERISA Considerations

   Enacted into law on August 20, 1996, the Small Business Protection Act (the "SBPA") offered insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank (the "Harris Trust Decision") in which the Court held that, with respect to a portion of the funds held under certain general account group annuity contracts, an insurer is subject to the fiduciary requirements of ERISA. The pertinent SBPA provisions provide that insurers are protected from lawsuits claiming breaches of fiduciary duties under ERISA for past actions. However, insurers remain subject to federal criminal law and liable for actions brought by the U.S. Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBPA also provides that contracts issued from an insurer's general account on or before December 31, 1998, that are not guaranteed benefit policies, will be permanently grandfathered if they meet the requirements of regulations to be issued by the United States Department of Labor. The SBPA further provides that contracts issued from an insurer's general account after December 31, 1998 that are not guaranteed benefit policies, will be subject to ERISA. In December 1997, the Department of Labor published proposed regulations pursuant to the SBPA that provide, among other things, that when an employee benefit acquires an insurance policy (other than a guaranteed benefit policy) issued on or before December 31, 1998 that is supported by the assets of the insurer's general account, the plan's assets for purposes of ERISA will not be deemed to include any of the assets of the insurer's general account, provided that certain requirements are met. Accordingly, if those requirements are met, the insurer would not be subject to the fiduciary obligations of ERISA as a result of issuing such an insurance policy. These requirements include detailed disclosures to be made to the employee benefit plan and the requirement that the insurer must permit the policyholder to terminate the policy on 90 days' notice and receive without penalty, at the policyholder's option, either (i) the accumulated fund balance (which may be subject to market value adjustment) or (ii) a book value payment of such amount in annual installments with interest. Standard cannot predict whether these regulations will be adopted in the form proposed. In the event the regulations are adopted in the form proposed and Standard elects to comply with the requirements set forth therein to secure the exemption provided by the regulations from the fiduciary obligations of ERISA, Standard's exposure to disintermediation risk could increase due to the termination options that it would be required to provide to policyholders. Standard does not believe that the Harris Trust Decision has had, or that the proposed regulations under the SBPA will have, a material adverse effect on its business, financial condition or results of operations.

   With respect to employee welfare benefit plans subject to ERISA, the United States Congress periodically has considered amendments to the law's federal preemption provision, which would expose Standard, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual (e.g., punitive) damages in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA have been defeated.


Competition

   Standard competes with other insurers, financial services companies (including banks, broker-dealers and mutual funds) and managed care providers for employer groups, individual consumers and distributors. Many of Standard's competitors have greater financial resources, offer a broader array of products and, with respect to other insurers, may have higher ratings than Standard.


 Group Insurance

   According to Standard's analysis of data published in the May 1998 Employee Benefit Plan Review, in 1997 six companies, including Standard at 8.8%, had market shares in the long term disability insurance market of above five percent based on 1997 sales. Standard's leading competitors are UNUM Life Insurance Company of America and Hartford Life Insurance Company, which had market shares of 37.4% and 14.3%, respectively. The long term disability market is highly competitive both in terms of product pricing and product features. Because many of Standard's major competitors have access to greater financial resources, Standard could be at a competitive disadvantage with regard to product pricing and the introduction of alternative product features that require significant financial backing. There is also competition in the long term disability market for qualified sales distributors. In recent years, compensation for sales distributors has steadily increased. As a result, Standard may have difficulty in attracting and retaining a productive group field force. While management believes that Standard is in a position to expand its long term disability line of business, Standard's ability to do so may be materially adversely affected by its better-financed competitors.

   Additionally, most of Standard's group insurance coverage is underwritten yearly, and group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with Standard. National banks, with their pre-existing customer bases for financial services products, may become more significant competitors of Standard in the future as a result of certain recent court decisions and regulatory actions. See "--Regulation-- Regulation at Federal Level" and "--Competition--Other Competitive Factors". Although the effect of these developments on Standard is uncertain, both the persistency of Standard's existing products and Standard's ability to sell products could be materially adversely affected in the future.


 Retirement Plans

   The Retirement Plans market is highly competitive. While the Retirement Plans segment is growing, Standard has yet to achieve the size necessary to realize the economies of scale it believes are enjoyed by its competitors in the life insurance industry. Additionally, the Retirement Plans segment faces competition not only from other insurance companies, but also from other financial institutions such as banks, mutual funds, other asset managers and broker-dealers. Many of these competitors are better known, have access to greater financial resources and offer a broader array of investment products. Standard's ability to market its 401(k) and other retirement products could be materially adversely affected by the highly competitive nature of this market.


 Individual Insurance

   Standard's Individual Insurance segment competes with many larger competitors with brand name recognition, economies of scale and greater financial resources in a market that many industry experts consider to be mature. Standard's lack of variable life and annuity products and its lack of name recognition for individual life, disability and annuity products in the Eastern and Central regions of the nation also place it at a competitive disadvantage. Because of these factors, Standard may have difficulty attracting and retaining productive distributors. Standard's ability to sell its individual life, disability, and annuity products could be materially adversely affected by its dependence on distributors and the highly competitive nature of this product line.


 Other Competitive Factors

   If a federal financial institutions reform bill is enacted into law by Congress, such a law may permit national banks and other financial institutions to affiliate with insurance companies and market insurance products to their customers. National banks and other similar financial institutions are currently restricted from being affiliated with insurance companies under the Glass-Steagall Act of 1933. The ability of financial institutions to affiliate with insurance companies may materially adversely affect all of Standard's product lines by substantially increasing the number and financial strength of potential competitors.

   Additionally, the Clinton administration and various members of Congress have proposed reforms to the nation's health care system. Standard does not write health indemnity products, other than group dental insurance, and, accordingly, does not expect to be directly affected by such proposals to any significant degree. However, the uncertain environment resulting from health care reform could cause group health insurance providers to enter the long term disability insurance market, thereby increasing competition.


Claims Paying Ability Ratings

  Claims paying ability ratings are an important factor in establishing the competitive position of insurance companies. Standard Insurance Company is currently rated "A (excellent)" by A.M. Best and has claims paying ability ratings of "AA- (very high)" from Duff & Phelps Credit Rating Co. and "A+
(good)" from Standard & Poor's. Moody's Investors Service has given Standard Insurance Company an insurance financial strength rating of "A2 (good financial security)". A ratings downgrade (or the potential for such a downgrade) of Standard Insurance Company could, among other things, materially increase surrender levels, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of Standard Insurance Company's products and services, negatively impact persistency, adversely affect Standard Insurance Company's ability to compete and thereby materially and adversely affect Standard Insurance Company's business, financial condition and results of operations.

  The foregoing ratings reflect each rating agency's opinion of Standard Insurance Company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed toward the protection of investors and do not constitute investment recommendations by such ratings agencies to investors.


Employees

  At December 31, 1998, Standard and its subsidiaries employed 1,849 employees. Twenty of its employees are covered under a collective bargaining agreement. Standard believes that its relations with its unionized and non-unionized employees are satisfactory.


Legal Proceedings

  Companies in the life insurance industry have historically been subject to substantial litigation resulting from claims disputes and other matters. Most recently, such companies have faced extensive claims, including class-action lawsuits, alleging improper life insurance sales practices. Negotiated settlements of such class-action lawsuits have had a material adverse effect on the business, financial condition and results of operations of certain of these companies. Standard is not and has not been a defendant in any such class-action lawsuit alleging improper sales practices. Such class-action lawsuits, if brought against Standard, could materially adversely affect Standard's business, financial condition and results of operations.

  Standard is a plaintiff or defendant in actions arising out of its insurance business and investment operations and is from time to time involved in various governmental and administrative proceedings. While the outcome of any pending or future litigation cannot be predicted, as of the date hereof, management does not believe that any pending litigation will have a material adverse effect on Standard's financial condition or results of operations. However, no assurances can be given that such litigation would not materially and adversely affect Standard's business, financial condition or results of operations.


Properties

  Standard owns two buildings in Portland, Oregon, which comprise its home office complex. Standard occupies approximately 57% of the total net rentable area in its home office complex. Standard has entered into an agreement to lease space in a third Portland office building, beginning in late 1999, for home office expansion.

  Standard is the tenant of record in office leases in 29 locations throughout the United States. Such leases typically have a term of five years with renewal options.

  As an owner and operator of real estate, Standard is subject to extensive federal, state, and local environmental laws and regulations. Inherent in such ownership and operation is the risk of environmental liabilities and costs in connection with any required remediation of affected properties. See "Risk Factors--Environmental Liability Exposure May Result From Mortgage Loan and Real Estate Investments".


                                   MANAGEMENT

  Set forth below is information regarding the directors and executive officers of StanCorp and Standard Insurance Company:

            Name              Age (1)                            Position
---------------------------- --------- -------------------------------------------------------------
Ronald E. Timpe, FSA, CLU         59   Chairman of the Board, President, Chief Executive Officer
                                       and
                                       Director of StanCorp and Standard Insurance Company (2)

Virginia L. Anderson              51   Director (2)

Frederick W. Buckman              52   Director (2)

John E. Chapoton                  62   Director (2)

            Name              Age (1)                  Position
---------------------------- --------- -------------------------------------------------------------

Barry J. Galt                     65   Director (2)

Richard Geary                     63   Director (2)

Peter T. Johnson                  66   Director (2)

Peter O. Kohler, MD               60   Director (2)

Jerome J. Meyer                   60   Director (2)

Ralph R. Peterson                 54   Director (2)

E. Kay Stepp                      53   Director (2)

William Swindells                 68   Director (2)

Michael G. Thorne                 58   Director (2)

Franklin E. Ulf                   67   Director (2)

Benjamin R. Whiteley, FSA         69   Director (2)

E. Wayne Atteberry, LLIF          60   Senior Vice President, Investments of Standard Insurance
                                       Company

Gerald B. Halverson, CLU          60   Senior Vice President, Individual Insurance of Standard
                                       Insurance Company (retired)

Kim W. Ledbetter, FSA, CLU        46   Senior Vice President, Individual Insurance and Retirement
                                       Plans of Standard Insurance Company

Douglas T. Maines                 46   Senior Vice President, Group Insurance of Standard
                                       Insurance Company

Eric E. Parsons, FLMI             50   Senior Vice President and Chief Financial Officer of
                                       StanCorp and Standard Insurance Company

J. Gregory Ness, LLIF             41   Vice President and Corporate Secretary of StanCorp
                                       and Standard Insurance Company

Wilbur R. Willard, FLMI           60   Vice President, Information Systems of Standard Insurance
                                       Company
---------------------------

(1) As of December 31, 1998.
(2) StanCorp expects that each of the listed nominees will be elected as a Director of StanCorp prior to the effective date.

  Set forth below is biographical information for the directors and executive officers of Standard:

Ronald E. Timpe, FSA, CLU, has been Chairman, President and Chief Executive Officer of StanCorp since its incorporation. He was appointed President and Chief Executive Officer of Standard Insurance Company in 1994 and became Chairman of Standard Insurance Company in 1998. Prior to 1994 he served as President and Chief Operating Officer and Senior Vice President for Standard Insurance Company. He formerly held management positions in each of Standard Insurance Company's operating divisions. He is a fellow, Society of Actuaries and a graduate of the Harvard Advanced Management Program. He chairs the Management Committee of Standard Insurance Company and the Executive Committee of the Board of Directors of Standard Insurance Company.

Virginia L. Anderson has been a Director of Standard Insurance Company since 1989. Since 1988, Ms. Anderson has been director of the Seattle Center, a 74-acre, 31-facility urban civic center located in Seattle, Washington. Ms. Anderson chairs the Budget Review Committee and is a member of both the Nominating and Audit Review Committees of Standard Insurance Company.

Frederick W. Buckman has been a Director of Standard Insurance Company since 1996. From 1992 to 1994, Mr. Buckman served as President and Chief Executive Officer of Consumers Power Company. From 1994 to 1998, Mr. Buckman was president, chief executive officer and director of PacifiCorp, a holding company of diversified businesses, including an electric utility based in Portland, Oregon. Mr. Buckman is a member of the Demutualization and Audit Review Committees of Standard Insurance Company.

John E. Chapoton has been a Director of Standard Insurance Company since 1996. Since 1984, Mr. Chapoton has been the managing partner of the Washington, DC office of the law firm Vinson & Elkins, LLP. Mr. Chapoton is a member of the Audit Review Committee of Standard Insurance Company.

Barry J. Galt has been a Director of Standard Insurance Company since 1988. From 1983 to 1998, Mr. Galt was the chairman and chief executive officer of Seagull Energy Corporation, a diversified energy company located in Houston, Texas. Since 1998 Mr. Galt has been Chairman of Seagull Energy Corporation. Mr. Galt chairs the Audit Review Committee of Standard Insurance Company. Mr. Galt serves as a director of Trinity Industries, Inc. and Halter Marine Group, Inc.

Richard Geary has been a Director of Standard Insurance Company since 1991.
From 1984 to 1998, Mr. Geary was president of Kiewit Pacific Company (Vancouver, Washington), a subsidiary of Peter Kiewit & Sons, Inc., a diversified construction company located in Omaha, Nebraska. Mr. Geary chairs the Organization and Executive Compensation Committee and is a member of the Executive Committee of Standard Insurance Company.

Peter T. Johnson has been a Director of Standard Insurance Company since 1987. Mr. Johnson of McCall, Idaho, has been a private investor since retiring in 1986 as administrator of the Bonneville Power Administration, a federal power marketing agency. He is a member of the Executive and Budget Review Committees of Standard Insurance Company. Mr. Johnson serves as a director of Idaho Power Company and its wholly owned subsidiary IDA West Corporation.

Peter O. Kohler, MD, has been a Director of Standard Insurance Company since 1990. Since 1988, Dr. Kohler has been president of the Oregon Health Sciences University located in Portland, Oregon. Dr. Kohler is a member of the Budget Review and Executive Committees of Standard Insurance Company.

Jerome J. Meyer has been a Director of Standard Insurance Company since 1995. Since 1990, Mr. Meyer has been chairman of the board and chief executive officer of Tektronix, Inc., a high technology company consisting of measurement, color printing and video and networking businesses located in Wilsonville, Oregon.
Mr. Meyer chairs the Demutualization Committee and is a member of the Organization and Executive Compensation Committee of Standard Insurance Company. Mr. Meyer serves as a director of Esterline Technologies Corporation, Enron Corporation and AMP, Inc.

Ralph R. Peterson has been a Director of Standard Insurance Company since 1992. Since 1991, Mr. Peterson has been president and chief executive officer of CH2M Hill Companies Ltd, an engineering, design and consulting firm located in Denver, Colorado. Mr. Peterson is a member of the Organization and Executive Compensation Committee of Standard Insurance Company.

E. Kay Stepp has been a Director of Standard Insurance Company since 1997. Since 1994, Ms. Stepp has been principal and owner of Executive Solutions, a management consulting firm in Portland, Oregon. From 1989 to 1992, Ms. Stepp was president and chief operating officer of Portland General Electric, an electric utility. Ms. Stepp is a member of the Budget Review and Audit Review Committees of Standard Insurance Company. Ms. Stepp serves as a director of Gardenburger, Inc., Planar Systems, Inc. and Franklin Covey Company.

William Swindells has been a Director of Standard Insurance Company since 1988. Since 1985, Mr. Swindells has been chairman of the board of directors of Willamette Industries, Inc., a diversified, integrated forest products company located in Portland, Oregon. From 1997 to 1998, Mr. Swindells was the chief executive officer of Willamette Industries, Inc. a position he also held from 1985 to 1995. Mr. Swindells is a member of the Executive Committee of Standard Insurance Company. Mr. Swindells serves as a director of Airborne Express and Oregon Steel Mills.

Michael G. Thorne has been a Director of Standard Insurance Company since 1992. Since 1991, Mr. Thorne has been executive director of the Port of Portland, Oregon, a public corporation whose primary business is providing facilities and services to move cargo and people. Mr. Thorne is a member of the Demutualization and Executive Committees of Standard Insurance Company.

Franklin E. Ulf has been a Director of Standard Insurance Company since 1987. From 1983 to 1997, Mr. Ulf was chief executive officer of U.S. Trust Company, N.A., a national bank located in Los Angeles, California. Since 1997, Mr. Ulf has been chairman of the same organization. Mr. Ulf is the chairman of the

Nominating Committee and a member of the Organization and Executive Compensation Committee of Standard Insurance Company.

Benjamin R. Whiteley, FSA, has been a Director of Standard Insurance Company since 1982. Mr. Whiteley retired as Chairman of the Board of Directors of Standard Insurance Company in March 1998 and as chief executive officer of Standard Insurance Company in 1994. Mr. Whiteley joined Standard Insurance Company in 1956 and served in various senior management positions, including
president.   Mr.  Whiteley is a member of the Budget Review, Nominating and
Executive Committees of Standard Insurance Company. Mr. Whiteley serves as a director of NW Natural, The Greenbrier Companies, Inc. and Willamette Industries.

E. Wayne Atteberry, LLIF, has been senior vice president, Investments, of Standard Insurance Company since 1998. From 1994 to 1998, Mr. Atteberry was senior vice president, Group Insurance, of Standard Insurance Company; and from 1989 to 1994, Mr. Atteberry was vice president, Retirement Plans, of Standard Insurance Company. He has served in various management positions with Standard Insurance Company since 1969. Mr. Atteberry is a member of the Management Committee of Standard Insurance Company.

Gerald B. Halverson, CLU, was senior vice president, Individual Insurance, of Standard Insurance Company from 1984 to 1998 and was vice president of Individual Insurance, Standard Insurance Company from 1981 to 1984. Prior to that time he was vice president of Individual Insurance, Sales and Marketing of Standard Insurance Company. Mr. Halverson was a member of the Management Committee of Standard Insurance Company and retired on November 30, 1998.

Kim W. Ledbetter, FSA, CLU, has been senior vice president, Individual Insurance and Retirement Plans, of Standard Insurance Company since 1997. From 1994 to 1997, Mr. Ledbetter was vice president, Retirement Plans, of Standard Insurance Company. He has served in various management positions with Standard Insurance Company since 1991. Mr. Ledbetter is a member of the Management Committee of Standard Insurance Company.

Douglas T. Maines has been senior vice president, Group Insurance, of Standard Insurance Company since 1998. From 1996 to 1998, Mr. Maines was vice president and general manager, claims, for Liberty Mutual Insurance Company. From 1993 to 1996, Mr. Maines was vice president, Business Development, and from 1992 to 1993, Mr. Maines was the head of disability product lines for Liberty Mutual Insurance Company. Mr. Maines is a member of the Management Committee of Standard Insurance Company.

Eric E. Parsons, FLMI, has been senior vice president and chief financial officer of StanCorp since its in corporation. Mr. Parsons has been senior vice president and chief financial officer of Standard Insurance Company since 1998. From 1997 to 1998, Mr. Parsons was senior vice president and chief financial officer and chief investment officer of Standard Insurance Company. From 1993 to 1997, Mr. Parsons was vice president, Investments, and from 1990 to 1993, was vice president, Real Estate Finance, of Standard Insurance Company. Mr. Parsons is a member of the Management Committee of Standard Insurance Company.

J. Gregory Ness, LLIF, has been vice president and corporate secretary of StanCorp since its incorporation. He has been vice president and corporate secretary of Standard Insurance Company since 1997. From 1996 to 1997, Mr. Ness was vice president, Retirement Plans Sales and Marketing, of Standard Insurance Company. He has served in various management positions with Standard Insurance Company since 1988. Mr. Ness is a member of the Management Committee of Standard Insurance Company.

Wilbur R. Willard, FLMI, has been vice president, Information Systems, of Standard Insurance Company since 1984. From 1981 to 1984, Mr. Willard was assistant vice president, Information Systems, of Standard Insurance Company. Mr. Willard is a member of the Management Committee of Standard Insurance Company.

  Currently, the Directors of StanCorp are elected to serve annually and hold office until their successors are elected and qualified, or until earlier removal or resignation. Upon the effective date of the plan of reorganization, the Board of Directors of StanCorp will be organized into the following classes of directors with terms ending at the annual meeting of shareholders to be held in the year following their names: Class

I, Messrs. Galt, Geary, Johnson, Swindells and Whiteley (2000); Class II, Ms. Anderson and Ms. Stepp and Messrs. Meyer, Peterson and Thorne (2001); and Class III, Messrs. Buckman, Chapoton, Kohler, Timpe and Ulf (2002). See "Restrictions on Acquisitions of Common Stock-- Classified Board of Directors and Removal of Directors". The officers of StanCorp are elected annually by its Board of Directors for one year terms, subject to removal by StanCorp's Board of Directors.

Composition of Board and Committees

   The Board of Directors and Executive Committee

  The business of StanCorp is managed under the direction of StanCorp's Board of Directors. It is intended that the Board of Directors will be composed of 15 directors, 13 of whom will be independent directors. StanCorp's Board of Directors will also establish an Executive Committee. It is currently intended that this committee will consist of Directors Geary, Johnson, Kohler, Thorne, Ulf and Whiteley and will be chaired by Mr. Timpe. The Executive Committee exercises the power and authority of the Directors in all matters that do not require action by the entire Board of Directors.

   The Audit Committee

  StanCorp's Board of Directors will also establish an Audit Committee. It is intended that the Audit Committee will consist of Directors Anderson, Buckman, Johnson and Swindells and will be chaired by Mr. Chapoton. All directors on the Audit Committee are currently independent directors. The Audit Committee recommends the firm to be appointed as independent accountants to audit the financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants StanCorp's year-end operating results, and considers the adequacy of StanCorp's internal control procedures, in part through the review of reports of StanCorp's internal auditors.

   The Organization and Compensation Committee

  StanCorp's Board of Directors will establish an Organization and Compensation
Committee.   It is in  tended that the Organization and Compensation Committee will consist of Directors Galt, Peterson and Stepp and will be chaired by Mr. Meyer. The Organization and Compensation Committee reviews and recommends the compensation of senior officers (including benefits and perquisites), oversees the im plementation of the stock option and employee stock purchase programs, monitors performance of the Chief Executive Officer, monitors outside activities of officers, monitors fees paid to directors and monitors the results of StanCorp's Affirmative Action Program. Each of the directors who will comprise the Organization and Compensation Committee qualifies as a non-employee director, as such term is used in Rule 16b-3 as promulgated under the Securities Exchange Act of 1934.

  The Board of Directors may form such other committees of the Board as it deems appropriate.

   Board of Standard Insurance Company

  It is intended that the Board of Directors of Standard Insurance Company will be composed of the same 15 Directors as those serving on the Board of Directors of StanCorp.

Compensation of Directors

  Following the demutualization, each member of the Board of Directors of StanCorp, who is not an employee of Standard, will receive a $20,000 annual retainer fee and $1,000 for each board meeting and committee meeting attended. Each chairman of a board committee receives an additional $3,000 retainer fee. One-half of the annual retainer fee will be paid in cash and one-half in restricted stock or restricted stock units. On or after six months following the effective date of the plan of reorganization, StanCorp will make a restricted stock or restricted unit grant in respect of each such director's retainer fees following the effective date. Directors are eligible to participate in StanCorp's Stock Incentive Plan described under "Management Compensation -- StanCorp Stock Incentive Plan". Such non-employee directors of StanCorp who also serve on the Board of Directors of Standard Insurance Company will receive only one annual retainer fee for their board memberships and will receive only one meeting fee for each joint meeting of the Board of Directors of StanCorp and the Board of Directors of Standard Insurance Company (or a joint committee of both boards) attended. In addition, StanCorp will reimburse all directors for travel expenses incurred in attending meetings. Since the formation of StanCorp, the members of the Board of Directors of StanCorp have not received any compensation from StanCorp.


                            MANAGEMENT COMPENSATION

Executive Officer Compensation

  The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Standard for the fiscal year ended December 31, 1998, based on 1998 salary and bonuses (collectively, the "Named Executives"). The principal components of the Named Executives' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. Also described below is other compensation the Named Executives have received and may receive under employment agreements entered into between the Named Executives and Standard and certain compensation plans maintained by Standard and StanCorp. The Organization and Executive Compensation Committee, which is comprised solely of non-employee directors, recommends the compensation of senior officers to the Board of Directors.

  The following table sets forth the compensation paid by Standard Insurance Company to the Named Executives during the fiscal year ended December 31, 1998.


                          Summary Compensation Table

                                                                                  Long-Term
                                                                                 Compensation
                                                   Annual Compensation               (1)
                                                   --------------------------- ---------------
                                                                     Other Annual     LTIP        All other
Name and Principal                               Salary     Bonus    Compensation    Payouts     Compensation
Position                                   Year    ($)       ($)          ($)          ($)          ($) (2)
----------------------                    -----  ------- ---------  --------------   --------    -------------

Ronald E. Timpe,
Chairman of the Board, President
 and Chief Executive Officer               1998  450,000   142,419         150       126,492         4,350

Eric E. Parsons,
Senior Vice President and Chief
 Financial Officer                         1998  220,000    42,583           4,524    39,847              4,656

E. Wayne Atteberry,
Senior Vice President,                     1998  194,000    38,763             163    38,220              4,559
 Investments

Gerald B. Halverson, Senior Vice
     President, Individual Insurance(3)    1998  174,167    40,424           4,030    38,627              5,483
Kim W. Ledbetter,
     Senior Vice President, Individual
 Insurance and Retirement Plans            1998  170,000    19,582             391    26,937              1,614

_________________________
(1) Amounts shown are cash amounts paid in early 1998 with respect to the performance period from 1995 through 1997, based on achievement of certain performance objectives related to improvement in Standard's financial strength and growth.
(2) Amounts shown are matching contributions credited to the accounts of the Named Executives under Standard's nonqualified Supplemental Executive Deferred Compensation Plan.
(3)  Mr. Halverson retired on November 30, 1998.


 Employment Agreements

   In connection with the demutualization, Standard Insurance Company has entered into a Retention Agreement (the "Retention Agreement") and Change of Control Agreement (the "Change of Control Agreement") with each Named Executive and certain other of its executive officers (each, an "executive").

   Retention Agreement.   Pursuant to the Retention Agreement, Standard agrees
to pay the executive a retention bonus (the "Retention Bonus"), provided that the executive remains continuously employed by Standard until December 31, 2000 (the "Retention Bonus Maturity Date"). Such

Retention Bonus shall be equal to the product of (i) the executive's base salary as of January 1, 1998 or such other date as approved by the Board, (ii) 100%, 75% or 50%, as provided in the Retention Agreement, (iii) the "Return on Equity Factor" which is a factor ranging from 0.0 to 2.0 based on the average quarterly rate of return on equity achieved by Standard in the fiscal quarters from January 1, 1998 through the end of the first full calendar quarter immediately following the quarter during which a market price for common stock is first established, and (iv) the "Stock Price Factor" which is the quotient of the closing price of Standard's stock on the Retention Bonus Maturity Date divided by the closing price of Standard's stock on the last business day of the first full calendar quarter immediately following the quarter during which a market price for common stock is first established. If either or both of the Return on Equity Factor and the Stock Price Factor is zero, then the executive will receive no Retention Bonus. The Retention Agreement provides that the Board of Directors of Standard Insurance Company may, in its sole discretion, decrease the amount of the Retention Bonus by up to 50%. The Retention Agreement requires Standard to pay at least 40% of the Retention Bonus in cash, while up to 60% of the Retention Bonus may be paid in the voting stock of StanCorp or any insurance holding company with which Standard Insurance Company is affiliated, valued at the closing price for common stock on the Retention Bonus Maturity Date. The Retention Agreement does not provide the executive with any right to be retained as an employee of Standard and Standard retains the right to terminate such executive at any time with or without cause. In addition, the agreement may be terminated, in whole or in part, if the executive fails to fulfill his assigned duties in a satisfactory manner, as provided in the Retention Agreement.

   If a change of control occurs prior to the expiration of the Retention Agreement, and an executive is terminated in a way which entitles him to pay under the Change of Control Agreement, such executive shall be entitled to a prorated retention bonus under the Retention Agreement based upon the full calendar quarters accrued prior to the calendar quarter in which the executive was terminated.

   Change of Control Agreement.   Standard has also entered into Change of
Control Agreements with each of Messrs. Timpe, Parsons, Atteberry, and Ledbetter and other executive officers of Standard. The provisions of these agreements become effective if and when there is a Change of Control (as defined below) of StanCorp or Standard. The Change of Control Agreements commenced during April 1998 and will continue in effect through December 31, 2001, and will be automatically renewed for successive one-year terms unless Standard gives notice to the executive (within the period specified in the Change of Control Agreements) that it will not extend the expiration date (provided that no such notice can be given during the pendency of a potential Change of Control). If a Change of Control occurs, the expiration date is automatically extended for twenty-four months beyond the month in which the Change of Control occurs.

   The Change of Control Agreements provide that Standard will have the right at any time to terminate the executive's employment, and that the executive will have the right at any time to terminate his employment with Standard. Under the Change of Control Agreements, Standard will provide the executive with the following benefits in the event of termination by StanCorp or Standard within twenty-four months of a Change of Control other than for cause (as defined in the Change of Control Agreements) or by the executive for good reason (as defined in the Change of Control Agreements):

      . a lump-sum payment in an amount equal to three times the sum of (a) the executive's annual base salary in effect at the time the Change of Control occurs and (b) incentive compensation payable to the executive under Standard's short term incentive plan calculated at the target bonus rate for the year in which the Change of Control occurs;

      . an amount equal to the target bonus payable under any cash long term incentive plan in effect immediately prior to the Change of Control, which amount shall be prorated based on the number of months such plan was in effect prior to the Change of Control, except that no such payment shall be made if the executive received payment under such plan before his or her termination;

      . outstanding stock options, stock bonuses or other stock awards shall become immediately vested and become exercisable in full and all outstanding stock options shall remain exercisable for a period of time stated in the Change of Control Agreements;

      . if the Stock Incentive Plan has not been adopted or implemented prior to the Change of Control, an amount equal to the value of the grants planned to be made to the executive as calculated pursuant to the terms of the Change of Control Agreements;

      . immediate vesting of all benefits to which the executive is entitled under Standard's Defined Benefit Retirement Plan, the Senior Officers Deferred Compensation Plan, Senior Officers Supplemental Retirement Plan and any other retirement or deferred compensation plan; and

      . continuation of health, dental and life insurance benefits for a 30-month period following termination unless the executive obtains similar benefits from another employer during such 30-month period.

   The Change of Control Agreements also provide that, to the extent any payments to the executives would be subject to "golden parachute" excise taxes under Section 4999 of the Code, the executives will receive "gross-up" payments in order to make them whole with respect to such taxes and any related interest and penalties.

   For the purposes of the Change of Control Agreements, a "Change of Control" is defined generally to include:

      . an acquisition of 30% or more of the voting stock of Standard or StanCorp;

      . a change in the majority of the members of StanCorp's or Standard's
        Board within a twelve-month period that is not supported by two-thirds of the incumbent directors;

      . approval by the shareholders of a merger or reorganization in which StanCorp's or Standard's shareholders do not own at least 51% of the voting securities of the resulting entity;

      . a sale of all or substantially all of the assets of StanCorp or Standard;

      . a tender or exchange offer which results in at least 30% of the voting securities of StanCorp or Standard being purchased by the offeror; or

      . adoption by StanCorp's or Standard's Board of Directors of a resolution to the effect that a Change of Control has occurred.

Acquisition by an executive, or a group of persons including an executive, of 25% or more of the voting securities of StanCorp or Standard does not constitute a Change of Control under the Change of Control Agreements. Additionally, the demutualization does not constitute a Change of Control under the Change of Control Agreements.


 StanCorp Stock Incentive Plan

   General Terms.   In connection with the offering, StanCorp will adopt the
StanCorp Stock Incentive Plan (the "Stock Incentive Plan"). Under the Stock Incentive Plan, the Board of Directors or the committee of the Board of Directors of StanCorp responsible for administering the Stock Incentive Plan (the "Committee") may from time to time grant officers and employees of Standard nonqualified and incentive stock options to purchase shares of common stock having an exercise price at least equal to the fair market value of a share of common stock on the effective date of the grant of such stock option. The Board of Directors or the Committee may also award stock bonuses and restricted stock under the Stock Incentive Plan as well as stock appreciation rights that entitle the holder, upon exercise, to receive from StanCorp an amount equal to the excess of the fair market value, on the date of exercise, of one share of common stock over its fair market value on the date of the grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of common stock over the option price per share) multiplied by the number of shares covered by the stock appreciation right or the option or portion thereof, that is surrendered. The Plan also allows the Board of Directors to grant cash bonus rights in connection with options, stock bonuses, stock appreciation rights or stock purchases made under the Stock Incentive Plan as well as performance units consisting of monetary units to be earned if Standard achieves certain goals established by the Board of Directors over a designated period of time. The Stock Incentive Plan further provides that the Committee must consist of two or more members, each of whom must be a "non-employee director" within the meaning of Rule 16b-3, as promulgated pursuant to the Exchange Act. The maximum number of shares of common stock that may be issued under the Stock Incentive Plan is 5% of the total number of shares of common stock that are issued and outstanding immediately following the initial public offering of common stock (the "Authorized Shares"). The shares to be issued under the Stock Incentive Plan may be unissued shares. If there is a stock split, stock dividend, recapitalization or other relevant change affecting the outstanding shares of common stock, appropriate adjustments will be made in the number and kind of shares available for award under the Stock Incentive Plan in the future and in the number and kind of shares as to which outstanding options and stock appreciation rights shall be exercisable. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants.

   The Board of Directors of StanCorp may terminate, suspend or amend the Stock Incentive Plan at any time but such termination, suspension or amendment may not adversely affect any options then outstanding under the Stock Incentive Plan without the consent of the recipients thereof. Unless terminated by action of the Board of Directors of StanCorp, the Stock Incentive Plan will continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. No incentive stock options will be granted after the tenth anniversary of the date of the Board's adoption of the Stock Incentive Plan. Options granted prior to such date shall continue in effect until they expire in accordance with their terms.

   Termination of Employment.   In the event of a grantee's employment
termination due to disability or death, all options held by such grantee will immediately vest and may thereafter be exercised in full for a period of 12 months (or such shorter period as the Committee shall determine at the time of such grant), subject in each case to the stated term of the option or the expiration of three years from the date of retirement, whichever is earlier. In the event of a grantee's employment termination due to retirement, all options will vest in accordance with the stated vesting schedule and may be exercisable during the stated term of the option. In the event of a grantee's resignation or termination without cause (as defined in the Stock Incentive Plan), any unvested options granted to such grantee will be forfeited and any vested options may be exercised at any time prior to the option's termination date or for a period of 90 days, whichever is the shorter period, unless otherwise approved by the Board of Directors or the Committee. In all other events, any outstanding options granted to such grantees will be forfeited regardless of whether such options are exercisable. Notwithstanding the foregoing, unless the Board of Directors or the Committee determines otherwise, in the event of a "change in control" as defined in the Stock Incentive Plan, all outstanding options granted to such grantee will immediately vest and become exercisable, restricted stock will immediately vest free of restrictions and performance share awards will become payable.

   Federal Income Tax Aspects. The following is a brief summary of the Federal income tax consequences of awards made under the Stock Incentive Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

   Incentive Stock Options.   No taxable income is realized by the grantee upon
the grant or exercise of an Incentive Stock Option (an "ISO"). If a grantee does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and one year from the date of exercise, when the ISO Shares are sold any gain or loss realized will be treated as long-term capital gain or loss. In such circumstances, no deduction will be allowed to the grantee's employer for Federal income tax purposes.

   If ISO Shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will realize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such ISO Shares or the actual gain on the disposition. The grantee's employer will generally be entitled to deduct any such recognized amount. Any further gain or loss realized by the grantee will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the grantee's employment, the ISO will generally be taxed as a nonqualified stock option.

   Nonqualified Stock Options.   No income is realized by the grantee at the
time a nonqualified stock option is granted. Generally upon exercise of a nonqualified stock option, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The grantee's employer will generally be entitled to a tax deduction In the same amount and at the same time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares.

   Stock Option Grants. In connection with the offering, the Committee expects to make an initial grant of options, pursuant to and in accordance with the terms of the Stock Option Plan, to all eligible employees of Standard to purchase an aggregate amount of shares not to exceed 40% of the Authorized Option Shares, to be apportioned among employees and officers of Standard at the discretion of the Organization and Executive Compensation Committee. The options shall be granted to officers of Standard and its affiliates not earlier than six months following the effective date of the plan of reorganization, respectively; and to non-officer employees of StanCorp and its affiliates at the effective date. Stock options shall have an exercise price equal to the fair market value of the common stock on the date of the grant. Subject to the grantees' continued employment with Standard, these stock options shall have a term of ten years and shall generally vest and become exercisable following three years from the effective date of the grant.


Stock Options to Be Granted

   The following table sets forth information concerning the initial stock options that Standard intends to grant to the Named Executives. Mr. Timpe will receive option grants with respect to shares of common stock having a net present value (using a variation of the Black-Scholes methodology) equal to twice his annual base salary and each of the other Named Executives will receive option grants with respect to shares of common stock having a net present value equal to 1.3 times the Named Executive's annual base salary.

   The chart below illustrates the number of shares that would be granted if the value per share of such common stock in this offering were $24.50, which is the midpoint of the range for the assumed initial public offering price provided in this prospectus. The actual number of shares to be granted will vary if the offering price is higher or lower. The potential realizable value of such stock options are calculated based on assumed increases of 5% and 10% per annum (as required under Securities and Exchange Commission rules), respectively, over the term of the option, and using the assumed stock value stated above. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the common stock on the date of exercise exceeds the exercise price. There is no assurance that the hypothetical values of stock options reflected in this table will actually be realized.

   If the potential values in this table are realized upon exercise of the options, the corresponding increase in total stockholder value would be approximately $504.6 million or $1,278.8 million, assuming an increase in value of 5% and 10% per annum, respectively, over the term of the options and assuming that 32,751,441 shares of common stock are outstanding following the initial public offering and the demutualization, which number is the midpoint of the range of potential shares to be outstanding following the initial public offering and the demutualization, as provided in this prospectus.

                         Options/SARs to Be Granted

                                                                                                   Potential
                                                                                                   Realizable
                                                                                                    Value at
                                                                                                    Assumed
                                                                                                  Annual Rates
                                                                                                    of Stock
                                                                                                     Price
                                                                                                  Appreciation
                                                                                                   for Option
                                                Individual Grants(1)                                  Term
                         ---------------------------------------------------------------  ----------------------------
                          Number of       % of Total       Exercise
                          Securities     Options/SARs      or Base
                          Underlying    to Be Granted       Price
                         Options/SARs    to Employees        Per        Expiration
Name                     Granted (2)      in Fiscal Year(2) Share        Date(3)                     5%            10%
-----------------------  ------------   --------------     --------  ----------------     ------------   ------------
Ronald E. Timpe  .            131,251             20.0%      $24.50  October 15, 2009     $2,022,305     $5,124,917
-----------------------
Eric E. Parsons  .             41,174              6.3        24.50  October 15, 2009        634,406      1,607,708
E. Wayne Atteberry  .          32,940              5.0        24.50  October 15, 2009        507,537      1,286,198
Kim W. Ledbetter  .            29,646              4.5        24.50  October 15, 2009        456,783      1,157,578

----------------
(1) Douglas T. Maines is expected to receive 39,527 options.
(2) The number of options to be granted to the Named Executives and to Standard's employees are based on estimates by the Board of Directors as to the options that will be granted in 1999. As such, the actual numbers may differ from those shown in this table.
(3) Each option has a term of ten years and an exercise price equal to the fair market value of the common stock on the date of the installment grant. The October 15, 2009 expiration date is based on the assumption that options will be granted on October 15, 1999, which date is subject to change depending upon the actual date of the initial public offering. Subject to the Named Executive's continued employment with Standard Insurance Company, all options vest and become exercisable on the third anniversary following the date of such option grant.


 StanCorp Stock Purchase Plan

   In connection with the offering, StanCorp will adopt the StanCorp Stock Purchase Plan (the "Stock Purchase Plan") satisfying the requirements of Section 423 of the Internal Revenue Code. Under the Stock Purchase Plan, each employee of Standard (including each of the Named Executives) who has been employed by Standard for at least one month shall have the opportunity to contribute up to 10% of such employee's gross base salary plus commissions and incentive payments, if any, to purchase up to a maximum of $25,000 fair market value of shares of common stock per year, at a price that is 15% less than the fair market value of a share of common stock on the effective date of the purchase of such stock or the effective date of the offering of such stock, as specified in the Stock Purchase Plan. Upon an employee's termination, Standard will refund to such employee all payroll deductions in connection with the Stock Purchase Plan that have not been used to purchase shares. All employees, excluding officers of Standard, will be eligible to participate in the Stock Purchase Plan immediately following the effective date of the plan of reorganization; officers of Standard (including the Named Executives) will be eligible to participate in the Stock Purchase Plan six months following the effective date. Under the Director's order, employees may not purchase common stock under the Stock Purchase Plan for at least 15 days after the effective date. The maximum number of shares of common stock that may be issued under the Stock Purchase Plan is 1.0 million shares (the "Authorized Shares"). If there is a stock split, stock dividend, recapitalization or other relevant change affecting the outstanding shares of common stock, appropriate adjustments will be made by StanCorp's Board of Directors in the number of shares reserved for issuance.

   The Board of Directors of StanCorp may terminate, suspend or amend the Stock Purchase Plan at any time. Any increase in the number of shares reserved under the Stock Purchase Plan, however, will require the approval of the shareholders of StanCorp. Unless terminated by action of the Board of Directors of Standard, the Stock Purchase Plan will continue in effect until all the shares reserved for purposes of the Stock Purchase Plan have been purchased.

 Long-Term Incentive Compensation Plan

   Each of the Named Executives and such other officers as may be selected by the Board of Directors of Standard are participants in the Long Term Incentive Compensation Plan (the "LTIP"). The LTIP operates during successive three-year periods, with two LTIP's currently operating for the periods 1997-1999 and 1998-2000. The LTIP provides a payment to each participant if certain designated performance objectives, based on the success of Standard, are achieved. These objectives include growth in Standard's revenues, control of expenses and Standard's financial strength based on its risk-based capital ratio. The 1997-1999 plan will make any awards in cash. The target for this plan in 30% of 1999 base salary for Mr. Timpe and 20% of 1999 base salary for all other participants. The 1998-2000 plan contains identical targets of 2000 base salary, however, a minimum of 40% of any award will be paid in cash, with up to 60% payable in shares of common stock. No other LTIP's are currently contemplated.

                    Potential Awards to be Granted Under the 1998-2000 Plan

                         Performance or Other Period      Estimated Future Payments under Non-
                                    Until                      Stock Price-Based Plans(1)
Name                        Maturation or Payout             Target ($)         Maximum ($)
----------------------  -----------------------------     ------------------------------------
Ronald E. Timpe.......        December 31, 2000                    135,000             270,000

Eric E. Parsons.......        December 31, 2000                     44,000              88,000

E. Wayne Atteberry....        December 31, 2000                     38,800              77,600

Kim W. Ledbetter......        December 31, 2000                     34,000              68,000


(1) The target and maximum amounts actually payable will be based on the Named Executive's annual base salary in effect at the end of the performance cycle. Estimates shown are based on the Named Executive's annual base salary for 1998. Actual payout will be based on the Named Executive's year 2000 base salary.

Retirement Plans

  Each of the Named Executives participates in both the Standard Retirement Plan for Home Office Personnel (the "Retirement Plan") and the Supplemental Retirement Plan for Senior Executives (the "Supplemental Retirement Plan").

  The following table sets forth the benefits payable, assuming retirement at age 65, to participants in the Retirement Plan and the Supplemental Retirement Plan (the "Retirement Plans") at the levels of compensation and the periods of service contained therein.

-

                  Annual Retirement Plan Benefits
--------------------------------------------------------------------
   High 5 Year       Years of Service at Normal Retirement Date(1)
     Average         -----------------------------------------------
   Remuneration       15        20        25        30        35
--------------------------------------------------------------------

     $125,000       $ 29,325  $ 39,100  $ 48,875  $ 58,650  $ 68,425
      150,000         35,325    47,100    58,875    70,650    82,425
      175,000         41,325    55,100    68,875    82,650    96,425
      200,000         47,325    63,100    78,875    94,650   110,425
      225,000         53,325    71,100    88,875   106,650   124,425
      250,000         59,325    79,100    98,875   118,650   138,425
      300,000         71,325    95,100   118,875   142,650   166,425
      350,000         83,325   111,100   138,875   166,650   194,425
      400,000         95,325   127,100   158,875   190,650   222,425
      450,000        107,325   143,100   178,875   214,650   250,425
      500,000        119,325   159,100   198,875   238,650   278,425
      550,000        131,325   175,100   218,875   262,650   308,425
      600,000        143,325   191,100   238,875   266,650   334,425
--------------------------------------------------

(1) Maximum service under the Retirement Plan is 35 years.

   The benefits shown in the above table are payable in the form of a straight life annuity with annualized cost of living increases not to exceed a cumulative limit of 3% of the original benefit amount for each year after retirement. Benefits payable under the Retirement Plans are not subject to offset for Social Security benefits. Compensation taken into account under the Retirement Plans is the average monthly compensation paid to a participant during the consecutive 60-month period over the most recent 120-month period that produces the highest average compensation. For this purpose, compensation includes the total of base salary and bonus.

   As of December 31, 1998, the estimated highest five year average remuneration and credited years of service of each of the Named Executives under the Retirement Plans was: Mr. Timpe, $473,779 and 30 years; Mr. Parsons, $217,969 and 8 years; Mr. Atteberry, $203,548 and 30 years; Mr. Halverson, $214,269 and 21 years and Mr. Ledbetter, $145,083 and 24 years.


                           OWNERSHIP OF COMMON STOCK

   The following table sets forth certain information regarding the beneficial ownership of common stock as of the effective date of the plan of reorganization by:

         . each person who Standard believes will own beneficially more than 5% of the outstanding shares of common stock;

         . each director and each Named Executive; and

         . all directors and executive officers of Standard as a group.

The number of shares of common stock beneficially owned by each director and executive officer is based upon an estimate of the number of shares each director and executive officer and certain persons and entities affiliated with each director and executive officer will receive as eligible members under the plan of reorganization. See "Management Compensation--Stock Options to Be Granted". Standard believes that no person will own more than 5% of the outstanding shares of common stock as a result of the shares distributed under the plan of reorganization. Except as noted below, each holder listed below will have sole investment and voting power with respect to the shares beneficially owned by the holder.

                                              Number of Shares
                                                 To Be
Name                                          Beneficially Owned*
----                                          -------------------

Ronald E. Timpe, FSA, CLU..................            .
Virginia L. Anderson.......................            .
Frederick W. Buckman.......................            .
John E. Chapoton...........................            .
Barry J. Galt..............................            .
Richard Geary..............................            .
Peter T. Johnson...........................            .
Peter O. Kohler, M.D.......................            .
Jerome J. Meyer............................            .
Ralph R. Peterson..........................            .
E. Kay Stepp...............................            .
William Swindells..........................            .
Michael G. Thorne..........................            .
Franklin E. Ulf............................            .
Benjamin R. Whiteley, FSA..................            .
E. Wayne Atteberry, LLIF...................            .
Gerald B. Halverson, CLU...................            .
Kim W. Ledbetter, FSA, CLU.................            .
Douglas T. Maines..........................            .
Eric E. Parsons, FLMI......................            .
J. Gregory Ness, LLIF......................            .
Wilbur R. Willard, FLMI....................            .
All directors and executive officers of Standard
   (22 persons)............................            .
------------------------
* Number of shares listed represents less than one percent (1%) of the number of shares of common stock expected to be outstanding on the effective date.


                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

   Initially, all the issued common stock will be distributed to eligible members in the demutualization or sold in the offering. See "The
Demutualization--Payment of Consideration to Eligible Members". All the shares of the common stock outstanding after the offering will be eligible for immediate resale in the public market.

   The plan of reorganization requires StanCorp to establish the Commission-Free Program under which eligible members who receive fewer than a certain number, to be specified by StanCorp's Board of Directors after the demutualization and prior to the commencement of the Commission-Free Program, of shares of common stock pursuant to the plan of reorganization may sell all, but not less than all, of such shares. In addition, any record holder as of the effective date of fewer than a certain number, to be specified by Standard Insurance Company's Board of Directors, but shall be no more than 99, of shares of common stock may purchase enough additional shares to own exactly 100 shares. The sales and purchases made under this Commission-Free Program will be at prevailing market prices without brokerage commissions or similar expenses. The Commission-Free Program will involve transactions effected on a periodic basis on the New York Stock Exchange and will not involve any purchases or sales by Standard or its affiliates for their own accounts. The Commission-Free Program will begin between 180 days and 12 months after the effective date and will continue for three months or such longer period of time as StanCorp's Board of Directors determines. StanCorp may reinstate the Commission-Free Program at a later date; however, it has no current intention of doing so. See "The Demutualization-- Commission-Free Program".

                  RESTRICTIONS ON ACQUISITIONS OF COMMON STOCK

Antitakeover Provisions in StanCorp's Articles of Incorporation and Bylaws and in Oregon Law

   A number of provisions of StanCorp's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of certain provisions of StanCorp's Articles of Incorporation and Bylaws and regulatory provisions that might be deemed to have a potential "antitakeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual StanCorp shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent Board of Directors or management of Standard more difficult. Certain provisions of the Oregon Business Corporation Act ("OBCA") and the Oregon Insurance Code ("OIC") may also have an antitakeover effect. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of StanCorp and certain provisions of the OBCA and OIC are necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference, and to the provisions of Oregon law. See "Additional Information" as to where to obtain a copy of these documents.

   Unissued Shares of Capital Stock

   Common Stock. Based upon the assumptions described under "Unaudited Pro Forma Condensed Consolidated Financial Information", StanCorp currently plans to issue an estimated 32,676,441 shares of its authorized common stock in the offering and the demutualization. The remaining shares of authorized and unissued common stock will be available for future issuance and may not require additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under certain circumstances StanCorp could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of StanCorp by, for example, issuing those shares in private placements to purchasers who might side with the Board in opposing a hostile takeover bid.

   Preferred Stock. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders
of StanCorp.   The existence of authorized but unissued Preferred Stock could reduce the attractiveness of StanCorp as a target for an unsolicited takeover bid since StanCorp could, for example, issue shares of the Preferred Stock to parties who might oppose such a takeover bid or containing terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change in control of StanCorp, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

   Classified Board of Directors and Removal of Directors

   StanCorp's Articles of Incorporation provide that the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three (3) years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of the Board of Directors by causing the election of a majority of the Board may require more time than would be required without a staggered election structure. StanCorp's Articles of Incorporation also provide that directors of StanCorp may be removed only for cause at a meeting of shareholders called expressly for that purpose. This provision may have the effect of slowing or impeding a change in membership of the Board of Directors that would effect a change of control of StanCorp.

   Restriction on Maximum Number of Directors and Filling of Vacancies on the Board of Directors

   StanCorp's Articles of Incorporation provide that the number of directors of StanCorp shall be not less than nine (9) nor more than twenty-one (21), and within such limits the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. Any vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by the Board of Directors, the remaining directors if less than a quorum (by the vote of a majority thereof) or by a sole remaining director. If the vacancy is not so filled, it shall be filled by the shareholders at the next annual meeting of shareholders. The shareholders are not permitted to fill vacancies between annual meetings. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of shareholders to effect a change in management.

   Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Shareholders; Action by Written Consent

   StanCorp's Bylaws provide for certain advance notice requirements for shareholder proposals and nominations for director. In addition, pursuant to the OBCA, action may not be taken by written consent of shareholders without a meeting unless such written consents are signed by all shareholders entitled to vote on the action to be taken. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for shareholder vote.

   Supermajority Voting Requirement for Amendment of Certain Provisions of the Articles of
Incorporation and Bylaws

   The provisions of the Articles of Incorporation governing the number of directors and the filling of vacancies and restricting the removal of directors without cause may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 70 percent of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the OBCA for the repeal or amendment of such provisions of the Articles of Incorporation. StanCorp's Bylaws may be amended by the Board of Directors or by the vote of holders of 70 percent of the shares then entitled to vote. These provisions make it more difficult for any person seeking to remove or amend provisions having antitakeover effect to do so.

   Board Consideration of Certain Nonmonetary Factors in the Event of an Offer by Another Party

   Pursuant to the OBCA, the Board of Directors may consider certain nonmonetary factors when evaluating any offer of another party to make a tender or exchange offer for any equity security of StanCorp, or any proposal to merge or consolidate StanCorp with another corporation or to purchase or otherwise acquire all or substantially all the properties and assets of StanCorp. The Board of StanCorp may, in determining what they believe to be in the best interests of StanCorp, give due consideration to the social, legal and economic effects on employees, customers and suppliers of StanCorp and on the communities and geographical areas in which StanCorp and its subsidiaries operate, the economy of the state and nation, the long-term as well as short-term interests of StanCorp and its shareholders, including the possibility that these interests may be best served by the continued independence of StanCorp, and other relevant factors.

   Oregon Control Share and Business Combination Statutes; Fair Price Provision

   Upon completion of the offering, StanCorp will become subject to the Oregon Control Share Act (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon corporation in a transaction (other than a transaction in which voting shares are acquired from the issuing public corporation) that results in the Acquiror holding more than 20%, 33% or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to the control shares by (i) the holders of a majority of the outstanding voting shares and (ii) the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiror and shares held by StanCorp's officers and inside directors. The term "Acquiror" is broadly defined to include persons acting as a group.

   The Acquiror may, but is not required to, submit to StanCorp a statement setting forth certain information about the Acquiror and its plans with respect to StanCorp. The statement may also request that StanCorp call a special meeting of the shareholders to determine whether voting rights will be accorded to the control shares. If the Acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the Acquiror's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiror for the control shares.

   Upon completion of the offering, StanCorp will become subject to certain provisions of the OBCA that govern business combinations between corporations and interested shareholders (the "Business Combination Act"). The Business Combination Act generally provides that if a person or entity acquires 15% or more of the outstanding voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in certain business combination transactions for three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange with or caused by the Interested Shareholders, (b) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation to or with an Interested Shareholder, (c) certain transactions that result in the issuance or transfer of capital stock of the corporation to the Interested Shareholder and (d) receipt by the Interested Shareholder of the benefit of any loan, guarantee or any other financial benefit, except proportionately as a shareholder of the corporation. These restrictions do not apply if (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans),
(ii) the board of directors approves the business combination or the transaction that resulted in the shareholder becoming an Interested Shareholder before the Interested Shareholder acquires 15% or more of the corporation's voting stock or
(iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Shareholder approve the business combination after the Interested Shareholder acquires 15% or more of the corporation's voting stock.

   StanCorp's Articles of Incorporation further provide that if a person or entity acquires, directly or indirectly, beneficial ownership of 15% or more of the outstanding voting stock of StanCorp (a "Substantial Shareholder"), StanCorp and the Substantial Shareholder or any affiliate of the Substantial Shareholder may not engage in certain business combination transactions without the vote of at least 70 percent of the outstanding voting shares unless (a) two-thirds of the continuing directors who served on the Board immediately prior to the time when such person or entity became a Substantial Shareholder have approved, in advance, the transaction that caused such person or entity to become a Substantial Shareholder, (b) two-thirds of the continuing directors have approved such business combination with the Substantial Shareholder or (c) certain equal price criteria are met. Business combinations under this provision are generally of the same types as those covered by the Business Combination Act.

   Restrictions on Acquisitions of Securities

   On the effective date of the plan of reorganization, StanCorp will own all of the outstanding shares of capital stock of Standard Insurance Company. Under the Oregon demutualization statute, neither a person nor a group of persons acting in concert may acquire, through public offering (including the offering), exchange or subscription rights or otherwise, more than 5% of the shares of capital stock of StanCorp or any subsidiary thereof (including Standard Insurance Company) for a period of five years from the effective date, except with the approval of the Director. In addition, Oregon law applicable to StanCorp generally provides that no person may seek to acquire control of StanCorp, and thus indirect control of Standard Insurance Company, without the prior approval of the Director. Generally any person who directly or indirectly owns, controls, holds with power to vote, or holds proxies representing 10% or more of StanCorp's voting securities would be presumed to have acquired such control, unless the Director upon application determines otherwise.

Shareholder Rights Plan

      The Board of Directors intends to adopt a Shareholder Rights Plan under which the Board of Directors of StanCorp will declare a dividend of one Right for each outstanding share of common stock to shareholders of record at the close of business immediately prior to the effective date, (and with respect to StanCorp issued thereafter until the Distribution Date (as defined below). Each Right will entitle the registered holder to purchase from StanCorp one one-hundredth of a share of Series A Preferred Stock at a purchase price, subject to adjustment, to be determined by the Board of Directors or a committee thereof. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between StanCorp and ChaseMellon Shareholder Services, Inc., as Rights Agent. A copy of the form of Rights Agreement has been field as an exhibit to the Registration Statement of which this prospectus is a part. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the Rights Agreement itself, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

      Initially, the Rights will be attached to the certificates representing outstanding shares of common stock, and no separate Rights certificates will be distributed. The Rights will separate from the common stock at the Distribution Date, which is defined to occur upon the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire from shareholders, beneficial ownership of 15% or more of the outstanding common stock (an "Acquiring Person"), or (ii) the close of business on the tenth day after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding common stock, as such periods may be extended pursuant to the Rights Agreement.

      Until the Distribution Date, (i) the Rights will be evidenced by and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the effective date will contain a legend incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificate for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

      The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of its adoption, unless earlier redeemed by StanCorp as described below.

      As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and thereafter the separate Rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only common stock issued prior to the time the Rights become exercisable or issued upon exercise or conversion of rights, warrants, options or convertible securities issued prior to the time the Rights become exercisable will be issued with Rights.

      In the event that any person becomes an Acquiring Person, each holder of a Right shall thereafter have the right to receive, upon exercise, in lieu of Series A Preferred Stock, common stock (or, in certain circumstances, cash, property or other securities of StanCorp) having a value equal to two times the exercise price of the Right. However, Rights are not exercisable as described in this paragraph until such time as the Rights are no longer redeemable by StanCorp as set forth below. Notwithstanding any of the foregoing, if any person becomes an Acquiring Person all Rights that are or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will become null and void.

      In the event that, at any time following the Distribution Date, (i) StanCorp is acquired in a merger or other business combination transaction in which StanCorp is not the surviving corporation or in which shares of common stock are exchanged for stock or other securities or property, or (ii) 50% or more of StanCorp's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

      The purchase price payable, the number of one one-hundredths of a share of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights and the number of Rights outstanding, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock or the common stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock, (iii) if holders of common stock are granted certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock or (iv) upon the distribution to holders of Series A Preferred Stock or common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

      With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Preferred Stock issuable upon exercise of a Right will be required until cumulative adjustments would require an increase or decrease of at least 1 percent in the purchase price or number of shares for which a Right is exercisable. No fractional shares of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

      At any time until the earlier of (i) 10 days (or longer if extended pursuant to the terms of the Rights Agreement) after a person becomes an Acquiring Person and (ii) the termination of the Rights Agreement, StanCorp may redeem the Rights in whole, but not in part, at a price of $.001 per Right (payable in cash, common stock or other consideration), appropriately adjusted to reflect any stock split. stock dividend or similar transaction occurring after the date hereof. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

      At any time after a public announcement that a person has become an Acquiring Person, the Board of Directors of StanCorp may exchange the Rights (other than Rights owned by such person or group which become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Preferred Stock (or of a share of a class or series of StanCorp's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment). Immediately upon the action of the Board of Directors ordering the exchange of any Rights, the right to exercise such Rights will terminate and the only right of the holders of such Rights will be to exchange such Rights for the amount of securities determined in accordance with the exchange ratio.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of StanCorp, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to StanCorp. shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of StanCorp or for common stock of the acquiring company as set forth above.

      The Series A Preferred Stock will be nonredeemable. The Series A Preferred Stock may rank on a lower priority in respect of the preference as to dividends and the distribution of assets with other classes or series of StanCorp's Preferred Stock. Each share of Series A Preferred Stock will be entitled to an aggregate of 100 times the cash and noncash (payable in kind) dividends and distributions (other than dividends and distributions payable in common stock) declared on the common stock. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to receive a liquidation payment in an amount equal to 100 times the payment made per share of common stock, plus an amount equal to declared and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. The dividend and liquidation rights of the Series A Preferred Stock are protected by antidilution provisions. Each share of Series A Preferred Stock will be entitled to 100 votes (subject to certain adjustments) on all matters submitted to the shareholders.

      Certain Effects of the Shareholder Rights Plan. The Shareholder Rights Plan is designed to protect shareholders of StanCorp in the event of unsolicited offers to acquire StanCorp and other coercive takeover tactics which, in the opinion of the Board of Directors of StanCorp, could impair its ability to represent shareholder interests. The provisions of the Shareholder Rights Plan may render an unsolicited takeover of StanCorp more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer StanCorp's shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the shareholders of StanCorp.

                          DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of StanCorp consists of 300,000,000 shares of common stock and 100,000,000 shares of preferred stock.

Common Stock

   Holders of common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of StanCorp out of funds legally available therefor. See "Dividend Policy". Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.
Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of StanCorp, holders of common stock are entitled to share equally and ratably in the assets of StanCorp, if any, remaining after the payment of all liabilities of StanCorp and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by StanCorp hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that StanCorp may issue in the future, as described below. StanCorp's Articles of Incorporation limit the personal liability of a director to StanCorp or its shareholders for monetary damages for conduct as a director, except that such limitation does not apply to
(i) any breach of the director's duty of loyalty to StanCorp or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution or (iv) any transaction from which the director derived an improper personal benefit.

Preferred Stock

   The Board of Directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of StanCorp. The issuance of preferred stock by the Board of Directors could adversely affect the rights of holders of common stock.

   StanCorp expects to authorize shares of Series A Preferred Stock for issuance in connection with its Shareholder Rights Plan. See "Restrictions on Acquisitions of Common Stock--Shareholder Rights Plan".

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, Inc.

                            VALIDITY OF COMMON STOCK

   The validity of the shares of common stock offered hereby will be passed upon for StanCorp by Debevoise & Plimpton and Stoel Rives LLP and for the underwriters by Sullivan & Cromwell. Debevoise & Plimpton and Sullivan & Cromwell will rely upon the opinion of Stoel Rives LLP with respect to all matters of Oregon law.


                                    EXPERTS

   The balance sheet of StanCorp Financial Group, Inc. as of December 31, 1998, and the consolidated financial statements of Standard Insurance Company as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this prospectus and the related financial statement schedules of Standard Insurance Company included elsewhere in the Registration Statement (as defined herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   Standard has retained Milliman & Robertson, Inc., an actuarial consulting firm, to advise it in connection with actuarial matters involved in the development of the plan of reorganization and the establishment and operation of the closed block. The opinion of Daniel J. McCarthy of Milliman & Robertson, Inc. is included as Annex A of this prospectus in reliance upon his authority as an expert in actuarial matters generally and in the application of actuarial concepts to insurance matters.


                             ADDITIONAL INFORMATION

   StanCorp has filed with the Securities Exchange Commission ("SEC") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by SEC rules and regulations. For further information with respect to StanCorp and the common stock offered hereby, reference is made to the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

   As a result of the offering, StanCorp will become subject to the informational requirements of the Securities Exchange Act of 1934. After the effective date, StanCorp will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the SEC. It intends to furnish its shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

   StanCorp is applying to list the common stock on the New York Stock Exchange. Upon such listing, copies of the Registration Statement, including all exhibits thereto, and periodic reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

                                   GLOSSARY

     The following Glossary includes definitions of certain insurance terms. Each term defined in this Glossary is printed in boldface type the first time it appears in this prospectus.

Account Value ........................The amount of money held in either a general account or separate account of an insurance company to support policyholder liabilities.

Admitted Assets ......................Assets which are included in an insurance company's financial statements to measure policyholder surplus as determined in accordance with state insurance laws.

Annual Statement .....................The report filed annually with state insurance regulatory authorities that contains financial and other information on a calendar year basis and is prepared in accordance with statutory accounting practices.  The form of the Annual Statement is prescribed by the NAIC.

Annuitant ............................A person who receives an income benefit from an annuity for life or for a specified period of time.

Annuity ..............................A contract that pays or permits the election of a periodic income benefit for the life of a person, the lives of two or more persons for a specific period of time, or a combination thereof.

Asset Valuation Reserve ("AVR") ......The reserve required by insurance regulators to stabilize statutory policyholder surplus from fluctuations in the market value of and/or realized gains or losses on bonds, stocks, mortgage loans, real estate and other invested assets (other than fluctuations captured by the IMR).
                                      AVR has no effect on financial statements prepared in accordance with GAAP.

Cash Value ...........................The amount of cash available to a policyholder on the surrender of or withdrawal from a life insurance policy or annuity contract.

Cede or Ceding .......................The reinsurance of all or a portion of an insurer's risk with another insurer.

Crediting Rate .......................The interest rate credited on a life insurance policy or annuity contract.  This credited interest rate may be a guaranteed fixed rate, a variable rate or some combination of both.

Disability Insurance .................Insurance which provides income payments to the insured when employment is interrupted or terminated because of illness or accident.  The level, timing and duration of payments vary by contract provision.

Disintermediation ....................The risk to a financial institution of a loss due to the movement of policyholder funds at book (i.e., without a market value adjustment) when interest rates are higher than at contract inception.

Dividend Scales ......................The actuarial formulas used by life insurance companies to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates.

Duration .............................With respect to a disability, the time elapsed since disablement.

GAAP .................................United States generally accepted accounting principles.

General Account ......................The aggregate of an insurance company's assets other than those allocated to separate accounts.

General Account Invested
Assets ...............................The assets held in the general account associated with the operations of an insurance company which include bonds, mortgages, real estate, equity interests, policy loans, cash and short-
                                      term investments and other invested assets.

IBNR .................................Claims which are incurred but not reported.

IMSA .................................The Insurance Marketplace Standards Association, a self-regulatory organization established by the ACLI to implement its Principles and Code of Ethical Life
                                      Insurance Market Conduct.

In Force..............................Generally, as provided in the plan of reorganization, a policy that is shown in Standard
                                      Insurance Company's records to be in force on a given date and that has not matured by death or otherwise or been surrendered or otherwise terminated.

Interest Maintenance
Reserve ("IMR") ......................The reserve required by insurance regulators to capture non-credit, interest-related realized capital gains and losses (net of taxes) on fixed income investments (primarily bonds and mortgage loans), which are amortized into net income over the estimated otherwise remaining periods to maturity of the investments sold.  IMR has no effect on financial statements prepared in conformity with GAAP.

IRA  .................................Individual retirement annuity within the meaning of Section 408(b) of the Internal
                                      Revenue Code.

IRIS .................................A set of financial relationships or "tests" known as the Insurance Regulatory Information
                                      System developed in the 1970s by the NAIC that was designed for early identification of companies that may require special attention by insurance regulatory authorities.

LIMRA ................................Life Insurance Marketing Research Association.

Market Value Adjustment ..............The market value adjustment feature in certain of Standard's fixed annuity products that adjusts the surrender value of a contract in the event of surrender prior to the end of the contract period to protect Standard against losses due to higher interest rates at the time of surrender.

Morbidity ............................Incidence rates and duration of disability used in pricing and computing reserves for disability insurance.  Morbidity varies by such parameters as age, gender and duration since disability.

Mortality ............................Rates of death, varying by such parameters as age, gender and health, used in pricing and computing reserves for life and annuity products.


National Association of Insurance
Commissioners ("NAIC") ...............The national association of state insurance regulators that sets guidelines for statutory policies, procedures and reporting for insurance enterprises.

Non-Admitted Assets ..................Certain assets or portions thereof which are not permitted to be reported as admitted assets in the Annual Statement.  As a result, certain assets which normally would be accorded value in non-insurance corporations are accorded no value and thus reduce the reported policyholder surplus of the insurance company.

Own Occupation .......................This definition of disability requires that the claimant provide satisfactory proof that the claimant, because of sickness, injury or a mental disorder, is unable to perform the material duties of the claimant's occupation. Generally, the claimant must prove that he or she is not capable of performing the claimant's occupation as it generally exists and not as modified by a particular employer.

Own Specialty ........................This definition is a variant of the own occupation definition of disability.  The claimant must provide satisfactory proof that he or she, because of sickness, injury or mental disorder, is unable to perform the material duties of his or her own recognized specialty within the practice of medicine or law (e.g., urology, anesthesiology, etc.).

Persistency ..........................Measurement of the percentage of insurance policies remaining in force from year to year, as measured by premiums.

Personal Producing General
Agents ...............................Independent agents who sell products directly to the consumer and write business directly with insurance companies and who are compensated primarily for personal production.

Policyholder Dividends ...............Premiums for participating policies are set with margins designed and intended to allow for certain refund provisions, usually called policyholder dividends, paid over the term of the policy, if and as declared by the insurer's board of directors, and adjusted, over time, to reflect the actual experience of the class of policies involved.

Policyholder Surplus .................The excess of admitted assets over liabilities, in each case under statutory accounting practices.

Premiums .............................Payments and considerations received on insurance policies issued or reinsured by an insurance company.  Under GAAP, premiums on universal life and other investment-type contracts are not accounted for as revenues.

Reinsurance ..........................The acceptance by one or more reinsurance companies of a portion of risk underwritten by another insurance company that has directly written the coverage in return for a portion of the premium related thereto. The legal rights of the insured generally are not affected by the reinsurance transaction, and the insurance enterprise issuing the insurance contract remains liable to the insured for payment of policy benefits.

Reserves .............................Liabilities established by insurers to reflect the estimated discounted present value of cost of claims, payments or contract liabilities and the related expenses that the insurer will ultimately be required to pay in respect of insurance or annuities it has written.

Risk Based Capital ("RBC") ...........Regulatory targeted surplus level based on the relationship of statutory capital and surplus, with certain adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures.

Separate Account .....................Investment accounts maintained by an insurance company to which funds have been allocated for certain policies under provisions of relevant state insurance law. The investments in each separate account are maintained separately from those in other separate accounts and the general account. The investment results of the separate account assets generally pass through to the separate account policyholders and contractholders, less management fees, so that an insurer bears limited or no investment risk on such assets.

Statutory Accounting Practices .......Those accounting practices prescribed or permitted by an insurance company's domiciliary state insurance regulator for purposes of financial reporting to insurance regulators.

Statutory Admitted Assets ............Assets which are included in measuring an insurer's statutory capital and surplus for purposes of statutory accounting practices.  Designation of an asset as a statutory admitted asset of Standard Insurance Company requires authorization under Oregon law or by the Director.  Other assets, consisting principally of amounts due from insurance agents, prepaid expenses and furniture and equipment are non-admitted assets for statutory accounting practices.

Statutory Capital and Surplus ........The excess of statutory admitted assets over statutory liabilities as shown on an insurer's statutory financial statements.

Statutory Reserve ....................Amounts established by state insurance law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting practices.

Surrender Charge .....................The fee charged to a policyholder when a life insurance policy or annuity is surrendered for its cash value prior to the end of the surrender charge period. Such charge is intended to recover all or a portion of policy acquisition costs and act as a deterrent to early surrender. Surrender charges typically decrease over a set period of time as a percentage of the account value.

Surrenders and Withdrawals ...........Surrenders of life insurance policies and annuity contracts for their entire net cash values or a portion of such values.

Term Life ............................Life insurance which provides insurance protection for a fixed period (which often may be renewed at an increased premium) and has no cash value.


TSA  .................................Tax-sheltered annuity within the meaning of section 403(b) of the Internal Revenue
                                      Code.

Underwriting .........................The process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge an appropriate premium for each accepted risk.

Universal Life .......................Life insurance under which (1) premiums are generally flexible, (2) the level of death benefits may be adjusted, (3) maximum charges for expenses, mortality and other charges are set forth and (4) actual interest crediting rates and expenses, mortality and other charges are used by Standard to determine "current" charges.

Whole Life ...........................These policies provide guaranteed death benefits for life and guaranteed cash values in return for periodic fixed premium payments or, in the case of single premium whole life policies, a lump-sum payment when the policy is issued.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                            Page
                                                                                            ----
Independent Auditors' Report on StanCorp Financial Group, Inc.............................   F-2
Balance Sheet of StanCorp Financial Group, Inc. at December 31, 1998......................   F-3
Notes to Balance Sheet of StanCorp Financial Group, Inc...................................   F-4
Independent Auditors' Report on Standard Insurance Company................................   F-5
Consolidated Balance Sheets of Standard Insurance Company at December 31, 1998 and 1997...   F-6
Consolidated Statements of Income, Comprehensive Income and Equity of Standard Insurance
   Company for the years ended December 31, 1998, 1997 and 1996...........................   F-7
Consolidated Statements of Cash Flows of Standard Insurance Company for the years ended
   December 31, 1998, 1997 and 1996.......................................................   F-9
Notes to Consolidated Financial Statements of Standard Insurance Company..................   F-11

                          INDEPENDENT AUDITORS' REPORT


StanCorp Financial Group, Inc.

We have audited the accompanying balance sheet of StanCorp Financial Group, Inc. as of December 31, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 1998, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Portland, Oregon
January 21, 1999

                         STANCORP FINANCIAL GROUP, INC.


                                 BALANCE SHEET
                               December 31, 1998
                            (Dollars in thousands)

ASSETS:
Cash.......................................................................    $   1
                                                                                ----
Total Assets...............................................................    $   1
                                                                               =====

STOCKHOLDER'S EQUITY:
Preferred Stock, no par value, 100,000,000 shares authorized, none           $
 issued....................................................................    --
Common Stock, no par value, 300,000,000 shares authorized, 100
 shares issued and outstanding.............................................        1
                                                                                ----
Total Stockholder's Equity.................................................    $   1
                                                                               =====


                          See Notes to Balance Sheet.

                         STANCORP FINANCIAL GROUP, INC.

                             NOTES TO BALANCE SHEET



1.   Organization and Significant Accounting Policies

StanCorp Financial Group, Inc. ("StanCorp") was incorporated on September 23, 1998 as a wholly owned subsidiary of Standard Insurance Company, an Oregon mutual life insurance company. StanCorp was formed for the purpose of becoming an insurance holding company on the completion of Standard Insurance Company's reorganization from a mutual life insurance company to a stock life insurance company. The assets of StanCorp will consist primarily of all of the outstanding shares of the common stock of Standard Insurance Company. Aside from its initial funding, StanCorp has been inactive and will remain inactive until the effective date of Standard Insurance Company's reorganization. At December 31, 1998, StanCorp had no material commitments or contingencies.

StanCorp's assets consist solely of $1,000 cash received as a capital contribution from Standard Insurance Company. As there was no other activity during the period September 23, 1998 through December 31, 1998, StanCorp has not included a statement of income or of cash flows for the period then ended.

The balance sheet has been prepared on the basis of generally accepted accounting principles.

2.   Federal Income Taxes

StanCorp participates in an intercompany tax allocation agreement with Standard Insurance Company which will result in StanCorp's inclusion in Standard Insurance Company's consolidated Federal income tax filing. Under the terms of this agreement, StanCorp's Federal income tax liability or receivable is calculated and settled as if it were a stand-alone company.

                          INDEPENDENT AUDITORS' REPORT


Standard Insurance Company

We have audited the accompanying consolidated balance sheets of Standard Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income and equity, and of cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedules listed in the index at Item 16. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Standard Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP

Portland, Oregon
February 12, 1999

                STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)

                                                         December 31,
                                                      -----------------
                                                      1998         1997
                                                    ----------   ----------
ASSETS
Investments:
         Investment securities...................   $2,214,162   $2,034,494
         Mortgage loans..........................    1,708,135    1,603,175
         Real estate, net........................       92,978      102,335
         Policy loans............................      111,027      107,041
         Collateral loans........................       71,229       73,829
                                                    ----------   ----------
            Total investments....................    4,197,531    3,920,874
Cash and cash equivalents........................       60,372       16,834
Deferred policy acquisition costs................      114,880      106,923
Premiums receivable..............................       41,457       36,217
Reinsurance receivable...........................       31,711       33,298
Federal income taxes receivable..................        8,372           --
Accrued investment income........................       53,548       50,592
Property and equipment, net......................       65,879       65,108
Other assets.....................................       36,583       13,245
Separate account assets..........................      668,513      483,260
                                                    ----------   ----------

            TOTAL................................   $5,278,846   $4,726,351
                                                    ==========   ==========

LIABILITIES AND EQUITY
LIABILITIES:
         Future policy benefits and claims.......   $2,065,161   $1,878,260
         Other policyholder funds................    1,455,504    1,442,479
         Dividends and experience refunds........       23,715       20,790
         Accrued Federal income taxes............           --        6,737
         Deferred tax liabilities................      106,002       51,335
         Other liabilities.......................      120,669      111,478
         Separate account liabilities............      668,513      483,260
                                                    ----------   ----------
            Total liabilities....................    4,439,564    3,994,339
                                                    ----------   ----------

COMMITMENTS AND CONTINGENCIES

EQUITY:
         Accumulated other comprehensive income..       74,201       36,427
         Retained earnings.......................      765,081      695,585
                                                    ----------   ----------
            Total equity.........................      839,282      732,012
                                                    ----------   ----------
                                                    $5,278,846   $4,726,351
       TOTAL.....................................   ==========   ==========


                See Notes to Consolidated Financial Statements.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF INCOME, COMPREHENSIVE INCOME AND EQUITY
                                (in thousands)


                                                  Year Ended December 31,
                                           ------------------------------------
                                              1998         1997         1996
                                           ----------   ----------   ----------
REVENUES:
 Premiums................................  $  890,940   $  825,176   $  745,141
 Net investment income...................     323,120      303,153      285,235
 Net realized investment gains...........      11,606       11,833       15,299
 Other...................................       6,886        6,046        4,394
                                           ----------   ----------   ----------
    Total................................   1,232,552    1,146,208    1,050,069
                                           ----------   ----------   ----------

BENEFITS AND EXPENSES:
 Policyholder benefits...................     760,910      714,881      662,392
 Interest paid on policyholder...........      91,516       95,207       97,861
    funds
 Commissions.............................      65,560       63,969       59,760
 Operating expenses......................     185,559      161,314      139,826
 Net increase in deferred policy.........      (4,212)      (6,632)      (7,470)
   acquisition costs
  Policyholder dividends.................      24,646       22,184       22,062
                                           ----------   ----------   ----------
    Total................................   1,123,979    1,050,923      974,431
                                           ----------   ----------   ----------

INCOME BEFORE FEDERAL INCOME TAXES AND
 EXTRAORDINARY ITEM......................     108,573       95,285       75,638

FEDERAL INCOME TAXES.....................      32,975       31,437       28,642
                                           ----------   ----------   ----------

INCOME BEFORE EXTRAORDINARY ITEM.........      75,598       63,848       46,996

EXTRAORDINARY ITEM, NET OF TAX...........       6,102           --           --
                                           ----------   ----------   ----------

NET INCOME...............................      69,496       63,848       46,996
                                           ----------   ----------   ----------

OTHER COMPREHENSIVE INCOME, NET
 OF TAX:
Unrealized gains (losses) on securities
 available for sale......................      40,073       22,369      (25,866)
Adjustment for realized gains............      (2,299)      (1,693)        (746)
                                           ----------   ----------   ----------
 Total...................................      37,774       20,676      (26,612)
                                           ----------   ----------   ----------

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF INCOME, COMPREHENSIVE INCOME AND EQUITY
                                (in thousands)

                                                  Year Ended December 31,
                                           ------------------------------------
                                              1998         1997         1996
                                           ----------   ----------   ----------
COMPREHENSIVE INCOME.....................     107,270       84,524       20,384

EQUITY, BEGINNING OF YEAR................     732,012      647,488      627,104
                                           ----------   ----------   ----------

EQUITY, END OF YEAR......................  $  839,282   $  732,012   $  647,488
                                           ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                      Year Ended December 31,
                                                 ----------------------------------
                                                    1998        1997        1996
                                                 ----------  ----------  ----------
OPERATING:
 Net income..................................... $  69,496   $  63,848   $  46,996
 Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Net realized investment gains................   (11,606)    (11,833)    (15,299)
   Depreciation and amortization................    22,254      22,166      19,331
Deferral of policy acquisition costs............   (17,780)    (18,863)    (19,887)
   Deferred income taxes........................    34,326       2,099        (951)
Changes in other assets and liabilities:
Trading securities..............................   (25,428)         --          --
Receivables and accrued investment..............    (6,609)     (1,145)     (7,559)
 income
    Future policy benefits and claims...........   186,901     184,859     178,974
    Dividends and experience refunds............     2,925      (1,929)         34
    Federal income taxes receivable and payable.   (15,109)    (12,707)     22,684
    Other, net..................................   (12,742)     12,887      (1,567)
                                                 ---------   ---------   ---------
    Net cash provided by operating activities...   226,628     239,382     222,756
                                                 ---------   ---------   ---------
INVESTING:
 Proceeds of investments sold,
  matured, or repaid:
Fixed maturity securities available for sale....   116,975     236,257      54,511
Fixed maturity securities held to maturity......     9,155      23,035      33,806
   Mortgage loans...............................   334,901     302,544     234,260
   Real estate, net.............................    14,001      16,167      25,684
   Other investments, net.......................        --      19,521          --
 Costs of investments acquired:
Fixed maturity securities available for sale....  (221,035)   (429,759)   (216,701)
Fixed maturity securities held to maturity......        --     (21,367)    (44,436)
   Mortgage loans...............................  (440,931)   (394,733)   (281,501)
   Other investments, net.......................    (1,386)         --     (19,889)
 Net additions to property and
   equipment....................................    (7,795)     (8,311)    (10,726)
                                                 ---------   ---------   ---------
Net cash used in investing activities...........  (196,115)   (256,646)   (224,992)
                                                 ---------   ---------   ---------

FINANCING:
 Policyholder fund deposits.....................   379,438     357,071     315,151
 Policyholder fund withdrawals..................  (366,413)   (347,017)   (323,757)
                                                 ---------   ---------   ---------
Net cash provided by (used in) financing
 activities.....................................    13,025      10,054      (8,606)
INCREASE (DECREASE) IN CASH AND                  ---------   ---------   ---------
 CASH EQUIVALENTS...............................    43,538      (7,210)    (10,842)

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                      Year Ended December 31,
                                                 ----------------------------------
                                                    1998        1997        1996
                                                 ----------  ----------  ----------
CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR..............................    16,834      24,044      34,886
                                                 ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR.......... $  60,372   $  16,834   $  24,044
                                                 =========   =========   =========

SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION
 Cash paid during the year for:
   Interest..................................... $  91,622   $  94,956   $  99,075
   Income taxes.................................    13,758      43,433       8,102

                See Notes to Consolidated Financial Statements.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   The Organization and Significant Accounting Policies.   Standard Insurance
Company is a mutual life insurance company that underwrites group and individual disability, life and annuity products and dental insurance for groups. Standard Insurance Company is domiciled in Oregon and licensed in 49 states, the District of Columbia and the U.S. Territory of Guam. Standard Insurance Company is licensed for reinsurance only in New York.

  The consolidated financial statements include the accounts of Standard Insurance Company and its subsidiaries (collectively, "Standard"). All significant intercompany balances and transactions have been eliminated.

  The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP"). In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and revenues and expenses for the year then ended. Actual results could differ from those estimates. The estimates most susceptible to significant changes are those used in determining deferred policy acquisition costs, the liability for future policy benefits and claims, and the provision for income taxes. The estimates are continually reviewed and adjusted as necessary. Such adjustments are reflected in current earnings.


Significant Accounting Policies.

  Investments.   Investment securities include fixed maturity and equity
securities. Securities are categorized as either held to maturity, stated at amortized cost; trading, stated at fair value with changes in fair value reflected as net realized investment gains and losses; or available for sale, stated at fair value with net unrealized gains and losses recorded as a direct increase or decrease to other comprehensive income.

  Mortgage loans are stated at amortized cost less a valuation allowance for estimated uncollectible amounts. Impairment losses are recognized on specific mortgage loans when it is probable that Standard will be unable to collect all contractual principle and interest payments under the original loan terms.

  Real estate is reported at depreciated cost less an allowance for impairment losses. Policy and collateral loans are stated at their aggregate unpaid principal balances and are secured by policy cash values.

  Investment income is presented net of investment expenses. For all investments except investment securities, realized investment gains and losses are recognized using the specific identification method. For investment securities, realized investment gains and losses are recognized on a first-in, first-out basis. For all investments, declines in fair values below amortized cost that are determined to be other than temporary are recorded as realized investment losses.

  On July 1, 1998, Standard adopted Financial Accounting Standard ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and disclosure requirements for derivative instruments, including certain instruments embedded in other financial instruments, and for hedging activities. Standard does not have any derivative instruments that meet the scope of this statement. The statement also allows, on the date of initial application, an entity to transfer any held to maturity securities into the available for sale or trading categories. Standard transferred held to maturity securities with a book value and fair value of $315,148,000 and $335,390,000, respectively, to its available for sale portfolio. The transfer was recorded as a direct increase to other comprehensive income of $13,157,000 (net of income tax of $7,085,000).

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  Cash equivalents.   Cash equivalents include investments purchased with
original maturities of less than three months.

  Deferred policy acquisition costs.   The costs of acquiring new business that
vary with and are primarily related to the production of new business have been deferred to the extent that such costs are deemed recoverable from future premiums. Such costs include commissions, certain costs of policy issuance and underwriting and certain variable field office expenses. For group life and health and individual term life insurance products, the costs are amortized in proportion to expected future premiums. The amortization periods for the contracts generally range from five to ten years. For universal life-type policies, individual deferred annuities and investment-type contracts, the costs are amortized over periods ranging from 20 to 30 years, in proportion to the present value of estimated gross profits from interest margins, mortality and other elements of performance under the contracts and adjusted to reflect actual gross profits. The discount rate applied to expected gross profits is revised for actual changes in rates adjusted over the remaining benefit period. For participating individual life insurance policies, such costs are deferred and are amortized, for no more than 30 years, in proportion to the present value of estimated gross profits.

  Deferred policy acquisition costs are charged to current earnings to the extent it is determined that future policy premiums and investment income or gross profits are not adequate to cover related losses and expenses.

  The amounts deferred and amortized were as follows for the years ended December 31:

                                                      1998      1997      1996
                                                    --------  --------  --------
                                                           (in thousands)
Deferred policy acquisition costs.................   $17,780   $18,863   $19,887
Amortization......................................    13,568    12,231    12,417
                                                     -------   -------   -------
     Net increase in deferred policy acquisition
          costs...................................   $ 4,212   $ 6,632   $ 7,470
                                                     =======   =======   =======

   Property and equipment.   Property and equipment consist primarily of home
office properties and office furniture and equipment, and are stated at cost less accumulated depreciation of $70,676,000 and $63,837,000 at December 31, 1998 and 1997, respectively. Standard provides for depreciation of property and equipment using the straight-line method over the estimated useful lives, which are 40 years for properties, and from 3 to 7 years for equipment. Depreciation expense for 1998, 1997 and 1996 was $7,834,000, $6,668,000 and $7,424,000,
respectively. Non-affiliated tenants leased approximately 43 percent of the home office properties. Income from these leases is included in net investment income.

   Separate account.   The assets and liabilities of the separate account
represent segregated funds for non-guaranteed account assets held for the exclusive benefit of policyholders. The activities of the account primarily relate to policyholder-directed 401(k) contracts. Standard Insurance Company charges the separate account for asset management fees and administrative expense associated with the contracts. The assets and liabilities of the separate account are carried at fair value.

   Future policy benefits and claims.   Liabilities for future policy benefits
for traditional life insurance contracts are computed using the net level premium method with interest rate assumptions varying from 3.00 percent to 5.50 percent and mortality, dividend and withdrawal characteristics appropriate at the time the policies were issued. The assumptions are based on projections of past experience and include provision for possible adverse deviation.

  The liabilities for future policy and contract benefits for group long term disability and life waiver of premium reserves are based upon interest rate assumptions and morbidity and termination rates from

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


published industry tables, adjusted for actual experience. Changes to assumptions that result in an adjustment to the reserves are reflected in current earnings.

  Other policyholder funds.   Other policyholder funds are liabilities for
universal life-type and investment-type contracts and are based on the policy account balance including accumulated interest.

  Dividends and experience refunds.   Certain life insurance policies contain
dividend payment or experience rated refund provisions that enable the policyholder to participate in the earnings of Standard Insurance Company. Of total insurance premium in force, the participating policies accounted for 36 percent, 37 percent and 37 percent for 1998, 1997 and 1996, respectively. Dividends are distributed to the policyholders through an annual dividend, using current dividend scales that are approved by the Board of Directors.

  Experience refunds are computed based on the terms of the contracts with the group policyholders and are accounted for as a reduction of premiums.

  Income taxes.   The provision for income taxes includes amounts currently
payable and deferred income taxes that result from temporary differences between financial reporting and tax bases of assets and liabilities, as measured by current tax rates and laws. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized.

  Recognition of premium revenues and policyholder benefits.   Premiums from
group life, group and individual disability and traditional life insurance products are recognized as revenue when due. Benefits and expenses are matched with earned premiums to result in recognition of profits over the life of the contracts. This match is accomplished by recording a provision for future policy benefits and unpaid claims and claim adjustment expenses and by amortizing deferred policy acquisition costs.

  Universal life-type and investment-type contracts premium and other policy fee revenue consists of charges for the cost of insurance policy administration and surrenders assessed during the period. Charges related to services to be performed are deferred until earned. The amounts received in excess of premiums and fees are recorded as deposits and included in other policyholder funds in the consolidated balance sheets. Benefits and expenses include benefit claims in excess of related account balances and interest credited.

  Other comprehensive income.   Effective January 1, 1998, Standard adopted FAS
No. 130, "Reporting Comprehensive Income", and has presented all prior periods on a comparative basis.

  Other comprehensive income consists of the current increase or decrease in net unrealized investment gains and losses on securities available for sale, net of related deferred policy acquisition costs and tax effects. The tax effects related to the unrealized investment gains and losses and the adjustment for realized gains were as follows:

                                                  1998       1997        1996
                                                --------   --------    --------
                                                        (in thousands)
Tax expense (benefit) related to unrealized
 investment gains (losses).....................  $21,578    $12,045    $(13,928)
Tax benefit related to adjustment for realized
 gains.........................................   (1,237)      (912)       (402)

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   Accumulated other comprehensive income represents the net unrealized gains and losses on securities available for sale. The amounts reported are net of related deferred policy acquisition costs of $3,511,000, $7,256,000 and $2,936,000 and tax effects of $39,955,000, $19,614,000 and $8,481,000 at
December 31, 1998, 1997 and 1996, respectively.

   Recently issued pronouncements. In December 1997, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments", which provides guidance on accounting for state mandated guaranty assessments. Standard Insurance Company is required to adopt SOP 97-3 effective January 1, 1999. Management does not expect that the adoption of SOP 97-3 will have a material impact on the consolidated financial statements.

   In March 1998, the AcSEC issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes accounting requirements for the capitalization of software costs incurred for the use of the organization. Standard is required to adopt this pronouncement on a prospective basis beginning January 1, 1999. Management estimates adoption of SOP 98-1 will result in capitalization of approximately $2,800,000 in costs of computer software developed or obtained for internal use in 1999. It is expected that the amortization period for these costs will approximate three to five years.

   In October 1998, the AcSEC issued SOP 98-7, "Deposit Accounting: Accounting for Insurance Contracts and Reinsurance Contracts That Do Not Transfer Insurance Risk", which revises current accounting practices related to the revenue recognition of annuity and other investment-type contract consideration received. Standard Insurance Company is required to adopt this pronouncement on a prospective basis beginning January 1, 2000. Management does not expect that the adoption of SOP 98-7 will have a material impact on the consolidated financial statements.

   Extraordinary item.   On December 15, 1997, the Board of Directors authorized
management to proceed with the development of a plan of demutualization (the "Plan") and approved the Plan on September 28, 1998. The Department of
Consumer and Business Services of the State of Oregon (the "Department") held a public hearing regarding the demutualization on January 27, 1999, and in an order issued February 12, 1999, approved the Plan, subject to conditions set forth in the order. The Plan must also be approved by policyholders at a special policyholder meeting, which is scheduled to be held on March 19, 1999.

   Expenses incurred in conjunction with the demutualization, including development of the Plan, have been classified as an extraordinary item. Demutualization expenses are generally non-deductible for tax purposes.

   Reclassification.   Certain 1997 and 1996 amounts have been reclassified to
conform to the current year's presentation.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.   Investment Securities.   Investment securities were composed of the
following at December 31:

                                          1998         1997
                                       ----------   ----------
                                            (in thousands)
Fixed maturity securities:
    Available for sale...............  $2,188,470   $1,709,682
    Held to maturity.................          --      324,688
    Trading securities...............      25,428           --
  Equity securities..................         264          124
                                       ----------   ----------

       Total investment securities...  $2,214,162   $2,034,494
                                       ==========   ==========

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

   Amortized cost and fair value of investment securities, excluding trading securities, were as follows at December 31:

                                                            1998
                                                        ------------
                                         Amortized   Unrealized Unrealized  Estimated Fair
                                            Cost        Gains     Losses        Value
                                         ----------  ----------  --------   --------------
                                                       (in thousands)
Available for sale:
U.S. Government bonds...............     $  565,085    $ 33,636   $   54      $  598,667
States and political subdivision
     bonds..........................         34,631       2,180       --          36,811
Corporate bonds.....................      1,398,588      79,366    1,237       1,476,717
Foreign bonds.......................         64,766       3,683        1          68,448
Redeemable preferred stock..........          7,773         588      534           7,827
                                         ----------    --------   ------      ----------
     Total fixed maturity securities     $2,070,843    $119,453   $1,826      $2,188,470
                                         ==========    ========   ======      ==========

Equity securities...................     $      224    $     40  $  --        $      264
                                         ==========    ========  =======      ==========

                                                               1997
                                                          ------------
                                          Amortized  Unrealized Unrealized  Estimated Fair
                                             Cost       Gains     Losses         Value
                                         ----------  ----------  --------   --------------
                                                         (in thousands)
Available for sale:
U.S. Government bonds..............     $  454,781     $12,595   $  472      $  466,904
States and political subdivision
    bonds..........................         28,146       1,349       --          29,495
Corporate bonds....................      1,101,300      47,524      365       1,148,459
Foreign bonds......................         48,503       1,867        4          50,366
Redeemable preferred stock.........         13,651       1,068      261          14,458
                                        ----------     -------   ------      ----------
    Total fixed maturity securities     $1,646,381     $64,403   $1,102      $1,709,682
                                        ==========     =======   ======      ==========

Equity securities..................     $      128     $     1   $    5      $      124
                                        ==========     =======   ======      ==========

Held to maturity:
U.S. Government bonds..............     $  142,926     $ 8,432   $  107      $  151,251
States and political subdivision
    bonds..........................          6,523         197       --           6,720
Corporate bonds....................        160,218       9,419      104         169,533
Foreign bonds......................         15,021       1,198       --          16,219
                                        ----------     -------   ------      ----------
    Total fixed maturity securities     $  324,688     $19,246   $  211      $  343,723
                                        ==========     =======   ======      ==========

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

   The contractual maturities of fixed maturity securities, excluding trading securities, were as follows at December 31:

                                               1998                               1997
                                           ------------                       ------------
                                      Amortized     Estimated Fair                  Estimated Fair
                                        Cost            Value       Amortized Cost      Value
                                      ----------      ----------    --------------    ----------
                                                             (in thousands)
Available for sale:
   Due in 1 year or less............  $   77,796      $   79,043      $   46,074      $   46,861
   Due 1 through 5 years............     887,450         931,291         510,542         531,944
   Due 5 through 10 years...........     817,820         866,200         838,145         863,852
   Due after 10 years...............     287,777         311,936         251,620         267,025
                                      ----------      ----------      ----------      ----------
         Total available for sale...  $2,070,843      $2,188,470      $1,646,381      $1,709,682
                                      ==========      ==========      ==========      ==========

Held to maturity:
   eue in 1 year or less............ $        --  $           --      $    2,518      $    2,530
   Due 1 through 5 years............          --              --         105,309         110,138
   Due 5 through 10 years...........          --              --         155,340         163,399
   Due after 10 years...............          --              --          61,521          67,656
                                      ----------      ----------      ----------      ----------
         Total held to maturity..... $        --  $           --      $  324,688      $  343,723
                                     ===========  ==============      ==========      ==========

   Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

   Investment income summarized by type of investment was as follows for the years ended December 31:

                                1998       1997       1996
                               --------   --------   --------
                                      (in thousands)
Fixed maturity securities:
  Available for sale.........  $135,868   $111,989   $ 99,896
  Held to maturity...........    11,035     25,276     24,680
Mortgage loans...............   159,621    146,077    143,050
Real estate..................    15,199     16,488    16, 194
Policy loans.................     7,387      7,348      7,395
Collateral loans.............     7,411      7,470      6,516
Other........................     1,461      4,012      3,464
                               --------   --------   --------
  Gross investment income....   337,982    318,660    301,195
Investment expenses..........    14,862     15,507     15,960
                               --------   --------   --------

  Net investment income......  $323,120   $303,153   $285,235
                               ========   ========   ========

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

   Realized investment gains (losses) were as follows for the years ended December 31:

                                     1998      1997      1996
                                    -------   -------   -------
                                          (in thousands)
Fixed maturity securities:
  Available for sale..............  $ 1,415   $   981   $  (350)
  Trading securities..............    2,137        --        --
Equity securities.................       --     1,581        --
Mortgage loans....................    2,074     2,959     1,801
Real estate.......................    5,980     6,312    13,848
                                    -------   -------   -------

  Net realized investment gains...  $11,606   $11,833   $15,299
                                    =======   =======   =======


3.   Mortgage Loans.   Standard held primarily commercial mortgage loans that
were concentrated in the following states at December 31:

                                        1998                  1997
                                     ---------             ----------
                                 Amount     Percent      Amount     Percent
                                ----------  -------    ----------   -------
                                               (in thousands)
California....................  $  747,849       44%   $  779,093       49%
Oregon........................     147,807        9       145,678        9
Texas.........................     146,958        9       141,246        9
Washington....................      91,542        5        82,658        5
Other.........................     573,979       33       454,500       28
                                ----------      ---    ----------     ----
  Total mortgage loans........  $1,708,135      100%   $1,603,175      100%
                                ==========      ===    ==========     ====

   Although Standard underwrites commercial mortgages throughout the United States, mortgage loans in California represent a concentration of credit risk. Standard requires mortgage collateral, and underwrites loans on either a partial or full recourse basis.

   Mortgage loans foreclosed and transferred to real estate totaled $804,000, $1,293,000 and $5,559,000 for 1998, 1997 and 1996 respectively.

   4.   Real Estate.   Real estate held for investment is stated at cost less
accumulated depreciation. Depreciation is provided generally on the straight-line method, with property lives varying from 30 to 40 years. Accumulated depreciation totaled $27,918,000 and $25,110,000 at December 31, 1998 and 1997, respectively. Real estate acquired in satisfaction of debt is stated at the lower of cost or fair value less estimated costs to sell. At December 31, 1998 minimum future rentals receivable on non-cancelable leases with initial terms of one year or more were: 1999, $11,809,000; 2000, $10,391,000; 2001, $6,892,000;
2002, $6,163,000; 2003, $4,782,000; thereafter, $15,891,000.

   5.   Liability for Unpaid Accident and Health Claims and Claim Adjustment
Expenses.   Accident and health insurance products offered by Standard Insurance
Company include group long term and short term disability, individual disability, group dental and group accidental death and dismemberment. The liability for unpaid accident and health claims and claim adjustment expenses is included in future policy benefits and claims, and other liabilities, respectively, on the consolidated balance sheets.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

   The change in the liability for unpaid claims and related claim adjustment expenses was as follows for the years ended December 31:

                                       1998        1997       1996
                                     ----------   --------   --------
                                             (in thousands)
Balance, beginning of year.........  $  998,546   $871,566   $746,621
Less reinsurance recoverable.......      25,146     32,764     31,175
                                     ----------   --------   --------
  Net balance, beginning of year...     973,400    838,802    715,446
                                     ----------   --------   --------
Incurred related to:
Current year.......................     450,424    399,692    344,803
Prior years........................      46,646     61,413     67,110
                                     ----------   --------   --------
  Total incurred...................     497,070    461,105    411,913
                                     ----------   --------   --------

Paid related to:
Current year.......................     146,693    126,894    110,651
Prior years........................     225,510    199,613    177,906
                                     ----------   --------   --------
  Total paid.......................     372,203    326,507    288,557
                                     ----------   --------   --------

                                      1,098,267    973,400    838,802
Net balance, end of year
Plus reinsurance recoverable.......      25,444     25,146     32,764
                                     ----------   --------   --------
  Balance, end of year.............  $1,123,711   $998,546   $871,566
                                     ==========   ========   ========

  The increase in incurred claims and expenses related to prior years is primarily the result of interest on long term disability reserves. Interest rate assumptions range from 6.00 percent to 8.75 percent for all years presented. Variations between years are caused by differences in actual from expected incurred but not reported claims and by differences in actual from expected claim terminations.

  6.   Other Policyholder Funds.   Other policyholder funds at December 31, 1998
and 1997, included $582,619,000 and $571,562,000, respectively, of employer-sponsored defined contribution plan deposits, and $517,674,000 and $539,085,000, respectively, of individual deferred annuity deposits.

  For certain contracts, interest rates are guaranteed for up to five years. For 1998, interest was credited on policyholder funds at rates ranging from 3.00 percent to 7.22 percent.

  7.   Reinsurance.   Standard routinely assumes and cedes reinsurance with
other companies. The primary purpose of ceded reinsurance is to limit losses from large exposures; however, if the reinsurer is unable to meet its obligations, the originating issuer of the insurance contract retains the liability. Deferred policy acquisition costs, premiums and commissions are stated net of reinsurance ceded to other companies. Standard maintains maximum retention limits of $500,000 aggregated per individual for both group and individual life policies. For group disability policies, Standard maintains a maximum retention limit of $10,000 gross monthly benefit aggregated per individual. Standard generally enters into yearly renewal term reinsurance agreements with the counterparty. Reinsurance information was as follows for the years ended December 31:

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                                                Ceded to       Assumed                  Percentage
                                    Gross        Other        From Other               of Assumed to
                                    Amount     Companies      Companies    Net Amount       Net
                                  -----------  -----------     --------   -----------  -------------
                                                            (in thousands)
Year ended December 31, 1998:

Life insurance in force.........  $88,854,341   $2,411,578     $137,012   $86,579,775            0.2%
                                  ===========   ==========     ========   ===========            ===

Premiums
Life insurance and annuities....  $   367,847   $   10,370     $    378   $   357,855            0.1%
Accident and health insurance...      503,744        6,640       35,981       533,085            6.7
                                  -----------   ----------     --------   -----------            ---
Total premiums..................  $   871,591   $   17,010     $ 36,359   $   890,940            4.1%
                                  ===========   ==========     ========   ===========            ===

Year ended December 31, 1997:

Life insurance in force.........  $82,354,595   $2,290,901     $176,592   $80,240,286            0.2%
                                  ===========   ==========     ========   ===========            ===

Premiums
Life insurance and annuities....  $   352,932   $   11,617     $    551   $   341,866            0.2%
Accident and health insurance...      462,261       11,781       32,830       483,310            6.8
                                  -----------   ----------     --------   -----------            ---
Total premiums..................  $   815,193   $   23,398     $ 33,381   $   825,176            4.0%
                                  ===========   ==========     ========   ===========            ===

Year ended December 31, 1996:

Life insurance in force.........  $74,873,955   $2,900,476     $183,212   $72,156,691            0.3%
                                  ===========   ==========     ========   ===========            ===

Premiums
Life insurance and annuities....  $   333,509   $   13,167     $    505   $   320,847            0.2%
Accident and health insurance...      414,343       21,499       31,450       424,294            7.4
                                  -----------   ----------     --------   -----------            ---
Total premiums..................  $   747,852   $   34,666     $ 31,955   $   745,141            4.3%
                                  ===========   ==========     ========   ===========            ===

   Recoveries recognized under reinsurance agreements were $13,482,000, $6,448,000 and $21,275,000 for 1998, 1997 and 1996, respectively.

   Although Standard seeks to diversify its credit exposure related to reinsurance ceded, certain concentration of credit risks related to reinsurance receivables exists. At December 31, 1998, amounts receivable from two reinsurers totaled $23,373,000.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

8. Federal Income Taxes. The provision (benefit) for income taxes was as follows for the years


                                                   1998       1997      1996
                                                  -------    -------   -------
                                                         (in thousands)
     Current....................................  $(1,351)   $29,338   $29,593
     Deferred...................................   34,326      2,099      (951)
                                                  -------    -------   -------
          Total Federal income taxes............  $32,975    $31,437   $28,642
                                                  =======    =======   =======

   The provision for Federal income taxes differs from the income taxes calculated by applying the corporate Federal rate as follows for the years ended December 31:

                                                             1998       1997       1996
                                                           --------    -------    -------
                                                                   (in thousands)
     Tax at corporate Federal rate of 35%...............   $ 38,001    $33,350    $26,473
     Tax exempt interest................................     (1,021)    (1,029)      (734)
     Dividend received deduction........................       (495)      (548)    (1,114)
     Amounts provided for uncertainties.................      2,552      2,262      3,270
     Adjustments to amounts provided in prior years.....     (4,363)    (2,921)        --
     Other..............................................    (1, 699)       323        747
                                                           --------    -------    -------
          Total Federal income taxes....................   $ 32,975    $31,437    $28,642
                                                           ========    =======    =======

   Standard Insurance Company's Federal income tax filing status changed effective for the tax year 1994, when it ceased to qualify as a life insurance company as provided by the Internal Revenue Code. The amounts provided for uncertainties and adjustments to amounts provided in prior years reflect uncertainties related to the use of estimates and the change in filing status, and the subsequent resolution of those uncertainties. Resolution occurs when amounts provided on an estimated basis are known or when the tax year closes. Taxes provided in 1994 related to the change in tax filing status were released in 1998.

   The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability were as follows at December 31:

                                                                   1998      1997
                                                                 --------   -------
                                                                  (in thousands)
     Liabilities not currently deductible for tax...........     $ 30,054   $42,000
     Other..................................................        3,133     2,825
                                                                 --------   -------
       Total deferred tax assets............................       33,187    44,825
                                                                 --------   -------
     Future policy benefits and claims......................       14,364    21,891
     Deferred policy acquisition costs......................       25,932    25,793
     Net unrealized capital gains...........................       82,115    34,461
     Due and uncollected premium............................        7,909     6,095
     Other..................................................        8,869     7,920
                                                                 --------   -------
       Total deferred tax liabilities.......................      139,189    96,160
                                                                 --------   -------
           Net deferred tax liability.......................     $106,002   $51,335
                                                                 ========   =======

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

   Standard has not established a valuation reserve at December 31, 1998 and 1997 as management believes that all deferred tax assets are fully realizable.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

   9.   Retirement Benefits.   Standard has two non-contributory defined benefit
pension plans and a postretirement benefit plan. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets for the years ended December 31 and the funded status at December 31:

                                           Pension              Postretirement
                                           Benefits                Benefits
                                       ------------------    ------------------------
                                        1998       1997       1998              1997
                                       -------    -------    -------          -------
                                                      (in thousands)

Change in benefit obligation:
Benefit obligation at beginning of
 year................................  $82,033    $72,037    $11,054          $ 9,975
Service cost.........................    5,693      4,659        648              568
Interest cost........................    6,042      5,461        803              754
Actuarial loss.......................    5,922      2,231          8               21
Benefits paid........................   (2,553)    (2,355)      (264)            (264)
                                       -------    -------    -------          -------
Benefit obligation at the end
 of year.............................   97,137     82,033     12,249           11,054
                                       -------    -------    -------          -------

Change in plan assets:
Fair value of plan assets at
 beginning of year...................   78,200     69,565      7,415            6,390
Actual return on plan assets.........    5,845      5,484        635              275
Employer contributions...............    7,606      5,506        914            1,014
Benefits paid........................   (2,553)    (2,355)      (264)            (264)
                                       -------    -------    -------          -------
Fair value of plan assets at end
 of year.............................   89,098     78,200      8,700            7,415
                                       -------    -------    -------          -------

Funded status........................   (8,039)    (3,833)    (3,549)          (3,639)
Unrecognized net transition
asset................................   (1,587)    (1,778)        --               --
Unrecognized net actuarial (gain)
 loss................................    8,740      3,699     (5,919)          (6,041)
Unrecognized prior service cost......      106        129         --               --
                                       -------    -------    -------          -------
Accrued benefit cost.................  $  (780)   $(1,783)   $(9,468)         $(9,680)
                                       =======    =======    =======          =======

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

Net periodic benefit cost was as follows for the years ended December 31:

                                                Pension                 Postretirement
                                                Benefits                   Benefits
                                        1998      1997      1996     1998    1997        1996
                                      -------   -------   -------   -----   -----        -----
                                                        (in thousands)
Service cost........................  $ 5,693   $ 4,659   $ 4,142   $ 648   $ 568         $ 522
Interest cost.......................    6,042     5,461     4,916     803     754           684
Expected return on plan assets......   (5,727)   (5,430)   (4,710)   (373)   (322)         (263)
Amortization of unrecognized net
 transition asset...................     (191)     (191)     (191)     --      --            --
Recognized net actuarial (gain)
 loss...............................      763       336       184    (375)   (362)         (366)
Amortization of prior service cost..       23        23        23      --      --            --
                                      -------   -------   -------   -----   -----         -----
Net periodic benefit cost...........  $ 6,603   $ 4,858   $ 4,364   $ 703   $ 638         $ 577
                                      =======   =======   =======   =====   =====         =====

   The assumptions used in the measurement of Standard's benefit obligations were as follows:

                                       Pension             Postretirement
                                       Benefits               Benefits
                                  ------------------   -----------------------
                                  1998   1997   1996   1998   1997        1996
                                  ----   ----   ----   ----   ----        ----
Discount rate.................... 6.50%  7.00%  7.25%  6.50%  7.00%       7.25%
Expected return on plan assets... 7.00   7.50   7.50   5.00   5.00        5.00
Rate of compensation increase.... 4.75   5.25   5.50     --     --          --

   The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 4.96 percent in the first year, 5.96 percent in the second and third years, and ratably declined to 2.75 percent over the next eleven years. A one-percentage-point change in the assumed health care cost trend rates would have the following effect:

                                            1% Point           1% Point
                                            Increase           Decrease
                                        -----------------   ---------------
                                                  (in thousands)
Service and interest costs..........          $  255            $  (195)
Postretirement benefit obligation...           1,740             (1,369)

   Standard sponsors deferred compensation plans covering substantially all of its full-time employees under which Standard matches a portion of the employee contribution. Contributions by Standard to the plans for 1998, 1997 and 1996 were $1,936,000, $1,893,000 and $1,715,000, respectively.

   Standard has a non-qualified supplemental retirement plan for eligible executive officers. The plan is currently unfunded. Expenses related to the plan were $560,000, $438,000, and $558,000 in 1998, 1997, and 1996, respectively.

   Effective December 31, 1998, Standard adopted FAS No. 132, ''Employers' Disclosures about Pensions and Other Postretirement Benefits'', and has presented prior periods on a comparative basis.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

   10. Fair Value of Financial Instruments.   Carrying amounts and estimated
fair values for financial instruments were as follows at December 31:

                                                                          1998
                                                                     --------------
                                                                Carrying       Estimated
                                                                 Amount       Fair Value
                                                              ------------   -------------
                                                                     (in thousands)
Assets:
    Investment securities...................................    $ 2,214,162    $ 2,214,162
    Mortgage loans..........................................      1,708,135      1,887,062
    Policy loans............................................        111,027        111,027
    Collateral loans........................................         71,229         68,037

Liabilities:
    Other policyholder funds -- investment-type contracts...    $(1,215,180)   $(1,209,519)

                                                                        1997
                                                                   --------------
                                                              Carrying       Estimated
                                                               Amount       Fair Value
                                                            ------------   -------------
                                                                   (in thousands)
Assets:
     Investment securities.................................. $ 2,034,494    $ 2,053,529
     Mortgage loans.........................................   1,603,175      1,631,836
     Policy loans...........................................     107,041        107,041
     Collateral loans.......................................      73,829         69,419

Liabilities:
     Other policyholder funds -- investment-type contracts.. $(1,210,008)   $(1,201,718)

   Fair values of investment securities were based on quoted market prices, where available, or on values obtained from independent pricing services.

   The fair value of mortgage loans was estimated by discounting expected cash flows at theoretical treasury spot rates in effect at December 31. The cash flows were discounted using an average of possible discount rates to provide for the potential effects of interest rate volatility, and were adjusted to reflect estimated prepayment and foreclosure.

   The carrying value of policy loans approximates fair value. While potentially financial instruments, policy loans are an integral component of the insurance contract and have no maturity date.

   The fair value of collateral loans was estimated using discounted cash flows, at the then-prevailing interest rates offered for similar loans with similar credit ratings.

   Fair values for other policyholder funds that are investment-type contracts were estimated using discounted cash flows at the then-prevailing interest rates offered for similar contracts or as the amount payable on demand less surrender charges at the balance sheet date.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

   Fair values for insurance contracts not considered to be investment-type contracts are not required to be disclosed and Standard has elected not to do so. However, the estimated fair values for liabilities under all insurance contracts were taken into consideration in Standard's overall management of interest rate risk, which monitors exposure to changing interest rates through testing of the matching of anticipated asset cash flows with anticipated amounts due under insurance contracts.

   11.   Segments.   Effective December 31, 1998, Standard adopted FAS No. 131,
"Disclosures About Segments of an Enterprise and Related Information", which establishes guidance for reporting information regarding an entity's operating activities. FAS No. 131 requires that operating segments be defined at the same level and in a similar manner as management evaluates operating performance. Prior periods have been presented on a comparative basis.

   Three reportable segments comprise a substantial majority of Standard's operations: Group Insurance, Retirement Plans and Individual Insurance. The Group Insurance segment sells life insurance, long term and short term disability insurance, and other accident and health insurance products to groups. The Retirement Plans segment sells full-service 401(k) and other pension plan products and services to employers. The Individual Insurance segment sells life insurance, disability insurance, and annuities to individuals. Performance assessment and resource allocation are done at this level.

  Amounts reported as "Other" include other financial service businesses and adjustments made in consolidation. Other financial service businesses are generally non-insurance related and include Standard's mortgage lending and real estate management subsidiaries and real estate investments.

The following table sets forth selected segment information for the years ended December 31:

                                                   Group       Retirement    Individual
                                                 Insurance       Plans       Insurance      Other        Total
                                                 ----------    ----------    ----------   ---------    ----------
                                                                          (in thousands)
Year ended December 31, 1998:
Revenues:
Premiums........................................ $  784,515    $   13,970    $   92,455   $     ---    $  890,940
  Net investment income.........................    143,682        54,032       123,983       1,423       323,120
  Net realized investment gains.................      2,489         1,164         1,797       6,156        11,606
  Other.........................................      2,427           (21)        4,465          15         6,886
                                                 ----------    ----------    ----------    --------    ----------
      Total.....................................    933,113        69,145       222,700       7,594     1,232,552
                                                 ----------    ----------    ----------    --------    ----------

Benefits and expenses:
  Policyholder benefits.........................    660,360        10,546        90,004         ---       760,910
  Interest paid on policyholder funds...........      6,158        36,059        49,299         ---        91,516
  Commissions...................................     50,021         1,719        13,820         ---        65,560
  Operating expenses............................    134,416        20,398        28,501       2,244       185,559
  Net increase in deferred policy acquisition
   costs........................................     (1,471)          ---        (2,741)        ---        (4,212)
  Policyholder dividends........................        ---           ---        24,646         ---        24,646
                                                 ----------    ----------    ----------    --------    ----------
      Total.....................................    849,484        68,722       203,529       2,244     1,123,979
                                                 ----------    ----------    ----------    --------    ----------

Income before Federal income taxes and
 extraordinary item............................. $   83,629    $      423    $   19,171    $  5,350    $  108,573
                                                 ==========    ==========    ==========    ========    ==========

      Total assets.............................. $2,012,285    $1,317,959    $1,573,053    $375,549    $5,278,846
                                                 ==========    ==========    ==========    ========    ==========

Year ended December 31, 1997:
  Revenues:
  Premiums...................................... $  717,136    $   11,178    $   96,862   $     ---    $  825,176
  Net investment income (expense)...............    131,415        54,266       119,825      (2,353)      303,153
  Net realized investment gains.................      1,031           862         1,673       8,267        11,833
  Other.........................................      2,384          (329)        3,828         163         6,046
                                                 ----------    ----------    ----------    --------    ----------
      Total.....................................    851,966        65,977       222,188       6,077     1,146,208
                                                 ----------    ----------    ----------    --------    ----------

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

                                                   Group       Retirement    Individual
                                                 Insurance       Plans       Insurance      Other        Total
                                                 ----------    ----------    ----------   ---------    ----------
                                                                          (in thousands)
Benefits and expenses:
  Policyholder benefits......................... $  619,494    $    8,644    $   86,743   $     ---    $  714,881
  Interest paid on policyholder funds...........      6,036        38,315        50,856         ---        95,207
  Commissions...................................     47,264         1,423        15,282         ---        63,969
  Operating expenses............................    116,714        16,534        27,538         528       161,314
  Net increase in deferred policy acquisition
   costs........................................     (2,030)          ---        (4,602)        ---        (6,632)
  Policyholder dividends........................        ---           ---        22,184         ---        22,184
                                                 ----------    ----------    ----------    --------    ----------
      Total.....................................    787,478        64,916       198,001         528     1,050,923
                                                 ----------    ----------    ----------    --------    ----------

Income before Federal income taxes and
 extraordinary item............................. $   64,488    $    1,061    $   24,187    $  5,549    $   95,285
                                                 ==========    ==========    ==========    ========    ==========
      Total assets.............................. $1,784,291    $1,140,531    $1,524,700    $276,829    $4,726,351
                                                 ==========    ==========    ==========    ========    ==========

Year ended December 31, 1996:
  Revenues:
  Premiums...................................... $  629,374    $   10,317    $  105,450   $  ---       $  745,141
  Net investment income (expense)...............    113,886        58,655       117,430      (4,736)      285,235
  Net realized investment gains (losses)........     (1,278)        1,614         1,825      13,138        15,299
  Other.........................................      1,061          (232)        3,565         ---         4,394
                                                 ----------    ----------    ----------    --------    ----------
      Total.....................................    743,043        70,354       228,270       8,402     1,050,069
                                                 ----------    ----------    ----------    --------    ----------

Benefits and expenses:
  Policyholder benefits.........................    556,942         9,038        96,412         ---       662,392
  Interest paid on policyholder funds...........      4,918        41,888        51,055         ---        97,861
  Commissions...................................     42,261         1,149        16,350         ---        59,760
  Operating expenses............................    103,351        13,775        25,267      (2,567)      139,826
  Net increase in deferred policy acquisition
   costs........................................     (3,133)          ---        (4,337)        ---        (7,470)
  Policyholder dividends........................        ---           ---        22,062         ---        22,062
                                                 ----------    ----------    ----------    --------    ----------
      Total.....................................    704,339        65,850       206,809      (2,567)      974,431
                                                 ----------    ----------    ----------    --------    ----------

Income before Federal income taxes and
 extraordinary item............................. $   38,704    $    4,504    $   21,461    $ 10,969    $   75,638
                                                 ==========    ==========    ==========    ========    ==========
      Total assets.............................. $1,569,133    $  999,708    $1,480,103    $232,794    $4,281,738
                                                 ==========    ==========    ==========    ========    ==========


   The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that total assets for each segment represent the total of statutory invested assets and separate account assets. Total consolidated assets for Standard represent all consolidated assets accounted for under GAAP. The aggregate difference between the two bases of accounting is included in "Other".

   12.   Commitments and Contingencies.   At December 31, 1998, Standard had
outstanding commitments to fund or acquire various assets, primarily mortgage loans with fixed-interest rates ranging from 7.25 percent to 9.00 percent totaling $101,668,000. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. They may be terminated by Standard in the event of deterioration in the financial condition of the borrower. Certain of these commitments are anticipated to expire without being drawn upon. Standard evaluates each customer's credit worthiness individually. Standard also has commitments to contribute equity capital to third party joint ventures totaling $12,490,000 on or prior to December 31, 2006. The contributions are payable upon

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES demand. However, to the extent amounts are not previously drawn upon, the future minimum capital contributions are: 2002, $2,570,000; 2004, $4,970,000 and thereafter, $4,950,000.

   Standard has lines of credit totaling $55,000,000 with various institutions, of which $10,000,000 is a secured line of credit. Lines of credit totaling $20,000,000 and $35,000,000 expire February 28, 1999 and April 30, 1999, respectively. Interest rates are based on current market rates. Standard is not required to maintain compensating balances, but does pay commitment fees. At December 31, 1998, there were no outstanding borrowings on the lines of credit. Because these lines expire in the first half of 1999, Standard is negotiating a new line of credit totaling $100,000,000.

   Standard leases certain buildings and equipment under non-cancelable operating leases that expire in various years through 2009, with renewal options for periods ranging from three to five years. Future minimum payments under these leases are: 1999, $5,650,000; 2000, $6,293,000; 2001, $5,161,000; 2002,
$3,287,000; 2003, $2,199,000; and thereafter, $10,631,000. Total rent expense was $6,531,000, $5,569,000 and $3,237,000 for the years ended December 31, 1998,
1997 and 1996, respectively.

   Standard has certain software maintenance, licensing and telecommunications commitments that expire in various years through 2003. The telecommunications commitment may be renewed for a three-year period. Future minimum payments under these commitments are: 1999, $1,629,000; 2000, $1,629,000; 2001, $869,000; 2002,
$669,000; and 2003, $73,000. Total expense for these agreements was $1,710,000, $986,000 and $742,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

  Standard is a defendant in a number of lawsuits that have arisen in the normal course of its business. In the opinion of management, the ultimate liability, if any, arising from these lawsuits is not expected to have a material adverse effect on Standard's consolidated financial position or consolidated operating results.

  13.   Regulatory Matters.   Standard Insurance Company prepares its statutory
financial statements in accordance with accounting practices prescribed or permitted by the Department. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as accounting practices set forth in publications of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices not so prescribed; such accounting practices differ from state to state, may differ from company to company within a state, and may change in the future.

  The NAIC has issued a codification of statutory accounting practices ("Codification"), which is expected to become effective January 1, 2001. The result is expected to constitute the only source of prescribed statutory accounting practices and will change the definitions of what comprises current statutory accounting practices. Management has not yet determined the impact of the Codification on Standard Insurance Company's statutory financial statements.

  Statutory accounting practices differ in some respects from GAAP. The principal statutory practices which differ from GAAP are: a) bonds and mortgage loans are reported principally at amortized cost and preferred stocks principally at cost; b) asset valuation and interest maintenance reserves are provided as prescribed by the NAIC; c) certain assets designated as non-admitted, principally furniture, equipment, and unsecured receivables, are not recognized; d) premiums are recognized as income when due over the premium paying period of the policy, annuity and fund considerations are recognized as income when received; e) reserves for life and disability policies and contracts are based on statutory requirements; f) commissions, policy acquisition expenses, and the expenses of originating or acquiring investments are charged to current operations; and g) Federal income tax expense is based on current taxable income, without recognition of deferred taxes resulting from temporary differences in bases of accounting.

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

  Standard Insurance Company received written approval from the Department to include collateral loan balances fully secured by policy cash values as admitted assets, which differs from prescribed statutory accounting practices. Prescribed accounting practices generally require amounts in excess of 80 percent of the market value of the pledged collateral to be designated as non-admitted. As of December 31, 1998 and 1997, this permitted practice increased statutory surplus by $14,246,000 and $14,766,000, respectively, over the amount that would have been permitted under prescribed accounting practices.

  State insurance departments require insurance enterprises to adhere to minimum Risk-Based Capital ("RBC") requirements promulgated by the NAIC. Standard Insurance Company significantly exceeded the minimum RBC requirements at December 31, 1998 and 1997.

  Standard Insurance Company is subject to statutory restrictions that limit the maximum amount of dividends it could declare without prior approval of the Department. The amount available under current law for payment of dividends during 1999 without the approval of the Department is $93,900,000.

  The following table reconciles statutory policyholder surplus as reported to state insurance regulatory authorities with GAAP equity at December 31:


                                               1998        1997
                                            ----------  ----------
                                                (in thousands)

Statutory policyholder surplus.............. $392,925    $302,159
Adjustments to reconcile to GAAP equity:
   Future policy benefits and claims........  242,368     259,391
   Deferred policy acquisition costs........  118,391     114,179
   Deferred tax liabilities.................  (66,047)    (31,721)
   Asset valuation reserve..................   39,919      38,897
   Non-admitted assets......................   21,478      17,949
Accumulated other comprehensive income......   74,201      36,427
Other, net..................................   16,047      (5,269)
                                             --------    --------
Equity, GAAP basis.......................... $839,282    $732,012
                                             ========    ========

                  STANDARD INSURANCE COMPANY AND SUBSIDIARIES

   The following table reconciles statutory gain from operations as reported to insurance regulatory authorities with GAAP net income for the years ended December 31:

                                                  1998       1997       1996
                                                --------   --------   --------
                                                        (in thousands)
Statutory gain from operations..................$ 95,676   $ 40,859   $ 15,651
Adjustments to reconcile to GAAP net income:
  Future policy benefits and claims............. (17,023)    18,002     23,728
  Deferred policy acquisition costs, net........   4,212      6,632      7,470
  Deferred income taxes......................... (34,326)    (2,099)       951
  Current income taxes..........................  14,153       (824)       330
  Other, net....................................   6,804      1,278     (1,134)
                                                --------   --------   --------
Net income, GAAP basis..........................$ 69,496   $ 63,848   $ 46,996
                                                ========   ========   ========

                                  UNDERWRITING

   StanCorp and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares of common stock being offered in the offering. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and . are the representatives of the Underwriters.

                Underwriters                            Number of Shares
                ------------                            ----------------

Goldman, Sachs & Co....................................           .

Total..................................................           .
                                                        ----------------


   If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 2,211,000 shares from StanCorp to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by StanCorp. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.


                                        No Exercise     Full Exercise
                                        -----------     -------------
Per Share............................  $      .        $       .
Total................................  $      .        $       .


   Shares sold by the Underwriters will be offered to the public at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount of up to $. per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to certain other brokers or dealers at a discount of up to $. per share from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   StanCorp agreed with the Underwriters not to issue, sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any of Standard's existing employee benefit plans.

   Prior to the offering, there has been no public market for the common stock. The initial public offering price will be negotiated among Standard and the representatives. Among the factors to be considered in determining the initial public offering price of the common stock, in addition to prevailing market conditions, will be Standard's historical performance, estimates of the business potential and earnings prospects of StanCorp, an assessment of Standard's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   StanCorp is applying to list the common stock on the New York Stock Exchange under the symbol "SFG". In order to meet one of the requirements for listing the common stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

   In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering.
Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

   These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

   The Underwriters may not confirm sales to discretionary accounts without the prior written approval of the customer.

   Standard estimates that the expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5,000,000.

   At the request of Standard, 1,250,000 shares have been reserved for sale to Directed Share Members. Such shares will be sold at the initial public offering price and, to the extent sold, will not otherwise be available for sale as a part of the offering. If any such shares are not sold in this manner they will be offered as a part of the offering.

   Standard has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

================================================================================


   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circum stances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                               TABLE OF CONTENTS
                                                                        Page
                                                                        ----

Prospectus Summary.....................................................    4
Risk Factors...........................................................   12
Use of Proceeds........................................................   22
Market for Common Stock................................................   22
Dividend Policy........................................................   22
Capitalization.........................................................   24
Selected Consolidated Financial and
  Operating Data.......................................................   25
Unaudited Pro Forma Condensed
  Consolidated Financial Information...................................   27
Management's Discussion and Analysis of
Financial Condition and Results of
  Operations...........................................................   34
The Demutualization....................................................   51
Business...............................................................   57
Management.............................................................   90
Management Compensation................................................   95
Ownership of Common Stock..............................................  102
Common Stock Eligible for Future Sale..................................  103
Restrictions on Acquisitions of Common
  Stock................................................................  104
Description of Capital Stock...........................................  109
Validity of Common Stock...............................................  110
Experts................................................................  110
Additional Information.................................................  110
Glossary...............................................................  G-1
Index to Financial Statements..........................................  F-1
Underwriting...........................................................  U-1
                             --------------------

   Through and including . 199. (the 25th day after the date of this prospectus), all deal ers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================


================================================================================



                               14,740,000 Shares



                              StanCorp Financial
                                  Group, Inc.



                                 Common Stock




                                ---------------

                                    [LOGO]

                                ---------------


                             Goldman, Sachs & Co.


                      Representatives of the Underwriters


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the SEC registration fee, the New York Stock Exchange listing fee and the NASD filing fee, are estimates:

       Description                                                Amount
       -----------                                                ------

       SEC registration fee.................................... $133,971
       New York Stock Exchange listing fee and expenses........        *
       NASD filing fee.........................................        *
       Blue Sky fees and expenses (including legal fees).......        *
       Printing and engraving expenses.........................        *
       Legal fees and expenses (other than Blue Sky)...........        *
       Accounting fees and expenses............................        *
       Transfer Agent and Registrar's fee......................        *
       Miscellaneous...........................................        *
                                                                --------

              TOTAL............................................ $      *
                                                                ========

---------------------
* To be furnished by amendment

                             ---------------------

Item 14. Indemnification of Directors and Officers.

     Article 6 of StanCorp's Articles of Incorporation (the "Articles"), to be effective upon completion of the offering, permits indemnification of current or former directors and officers of StanCorp to the fullest extent not prohibited by the Oregon Business Corporation Act (the "Oregon Act"). The Act permits or requires indemnification of current or former directors and officers in certain circumstances. The effects of the Articles and the Act (the "Indemnification Provisions") are summarized as follows:

     (a) The Indemnification Provisions grant a right of indemnification in respect of any proceeding (other than an action by or in the right of StanCorp), if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of StanCorp, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

     (b) The Indemnification Provisions grant a right of indemnification in respect of any proceeding by or in the right of StanCorp against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of StanCorp, except that no right of indemnification will be granted if the person is adjudged to be liable to StanCorp.

     (c) Every person who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of the person's status as a director or officer of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

     (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

     (e) StanCorp may advance to a director or officer the expenses incurred in defending any proceeding in advance of its final disposition if the director or officer affirms in writing in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

     StanCorp has entered into indemnification agreements with each of StanCorp's directors, a form of which is attached as an exhibit hereto and is incorporated herein by reference.

     StanCorp may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 15. Recent Sales of Unregistered Securities.

     None.

Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits. See Exhibit Index following the signature pages to this registration statement.

     (b) Financial Statement Schedules. The following consolidated financial statement schedules are set forth below: Schedule III -- Supplementary Insurance Information; and Schedule IV -- Valuation and Qualifying Accounts. All other schedules are omitted because the information is not required or because the information is included in the Consolidated Financial Statements or Notes thereto.

                                  Schedule III
                      Supplementary Insurance Information



                                                                                             Amortiza-
                                                                                              tion of
               Deferred       Future        Other                              Benefits,     deferred       Other
                policy        policy       policy-                  Net       claims, and     policy      operating
              acquisition    benefits       holder     Premium   investment     interest    acquisition   expenses
   Segment       costs      and claims     funds(1)    revenue     income      expense(2)      costs         (3)
------------  -----------  ------------  -----------  ---------  -----------  -----------  ------------  ----------
                                                   (in thousands)
1998:
 Group            $ 15,813   $1,329,112   $   69,333   $784,515     $143,682      $666,518       $ 6,654    $176,312
Retirement               -       68,562      582,619     13,970       54,032        46,605             -      22,117
 Plans
Individual          99,067      667,487      803,552     92,455      123,983       163,949         6,914      32,666
                  --------   ----------   ----------   --------     --------      --------       -------    --------
 Total            $114,880   $2,065,161   $1,455,504   $890,940     $321,697      $877,072       $13,568    $231,095
                  ========   ==========   ==========   ========     ========      ========       =======    ========

1997:
Group             $ 14,342   $1,180,761   $   70,552   $717,136     $131,415      $625,530       $ 5,786    $156,162
Retirement               -       66,185      571,562     11,178       54,266        46,959             -      17,957
 Plans
Individual          92,581      631,314      800,365     96,862      119,825       159,783         6,445      31,773
                  --------   ----------   ----------   --------     --------      --------       -------    --------
 Total            $106,923   $1,878,260   $1,442,479   $825,176     $305,506      $832,272       $12,231    $205,892
                  ========   ==========   ==========   ========     ========      ========       =======    ========

1996:
 Group            $ 12,312   $1,025,331   $   63,001   $629,374     $113,886      $561,860       $ 4,672    $137,807
Retirement               -       65,192      583,741     10,317       58,655        50,926             -      14,924
 Plans
Individual          92,298      602,878      785,683    105,450      117,430       169,529         7,745      29,535
                  --------   ----------   ----------   --------     --------      --------       -------    --------
 Total            $104,610   $1,693,401   $1,432,425   $745,141     $289,971      $782,315       $12,417    $182,266
                  ========   ==========   ==========   ========     ========      ========       =======    ========

---------------
   (1) Includes pension and annuity funds, dividend accumulation funds, universal life cash values and unearned and advance premiums.

   (2) Includes policyholder benefits, interest paid on policyholder funds and policyholder dividends.

   (3) Includes operating expenses, state and local taxes, commissions and deferred policy acquisition costs.

                                  Schedule IV
                       Valuation and Qualifying Accounts


                                     Charged     Charged to
                       Balance at      to          other                          Balance at
                      beginning of  costs and     accounts -       Deductions -      end
    Description          period      expenses     describe          describe       of period
--------------------  ------------  ----------  ------------      -------------  --------------
                                                  (in thousands)
1998:
   Mortgage Loans         $4,027.0      $269.7  $          -      $           -        $4,296.7

1997:
   Mortgage Loans          3,812.0       215.0             -                  -         4,027.0

1996:
   Mortgage Loans          3,718.0        94.0             -                  -         3,812.0


Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

   (a) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (d) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Oregon on February 17, 1999.

                                              STANCORP FINANCIAL GROUP, INC.

                                              By: /s/ Ronald E. Timpe
                                                  -----------------------------
                                              Title: Chairman of the Board,
                                                     President,
                                                     Chief Executive Officer

                               Power of Attorney

   Each person whose signature appears below hereby authorizes and appoints Ronald E. Timpe, Eric E. Parsons and J. Gregory Ness, or any of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to sign and file on his or her behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by StanCorp Financial Group, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, as fully as such person could do in person, hereby verifying and confirming all that such attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                       Title                                            Date
----                       -----                                            ----

/s/ Ronald E. Timpe
-------------------------  Chairman of the Board, President,
Ronald E. Timpe                 Chief Executive Officer and
                             Director (Principal Executive Officer)

/s/ Eric E. Parsons
-------------------------  Senior Vice President, Chief Financial
Eric E. Parsons                 Officer (Principal Financial Officer) and
                             Director

/s/ J. Gregory Ness
-------------------------  Vice President, Corporate Secretary
J. Gregory Ness                 and Director

/s/ Patricia J. Brown
-------------------------  Assistant Vice President and Controller
Patricia J. Brown               (Principal Accounting Officer)

                                 EXHIBIT INDEX

Exhibit No.                                 Description
-----------                                 -----------

  1.1                         Form of Underwriting Agreement*
  2.1                         Plan of Reorganization*
  3.1                         Form of Articles of Incorporation of StanCorp*
  3.2                         Form of By-Laws of StanCorp*
  4.1                         Form of Certificate for the Common Stock, no par
                                value*
  5.1                         Opinion of Debevoise & Plimpton*
  5.2                         Opinion of Stoel Rives LLP*
  8.1                         Opinion of Debevoise & Plimpton*
  10.1                        Form of Retention Agreement*
  10.2                        Form of Change of Control Agreement*
  10.3                        Form of Stock Option Plan*
  10.4                        Form of Stock Purchase Plan*
  10.5                        Long Term Incentive Compensation Plan*
  10.6                        Retirement Plan*
  21.1                        Subsidiaries of the Registrant*
  23.1                        Consent of Deloitte & Touche LLP
  23.2                        Consent of Milliman & Robertson, Inc.*
  23.3                        Consent of Debevoise & Plimpton (included in
                                Exhibit 5.1)*
  23.4                        Consent of Stoel Rives LLP (included in Exhibit
                                5.2)*
  23.5                        Consent of Debevoise & Plimpton (included in
                                Exhibit 8.1)*
  23.6                        Consent of Virginia L. Anderson*
  23.7                        Consent of Frederick W. Buckman*
  23.8                        Consent of John E. Chapoton*
  23.9                        Consent of Barry J. Galt*
  23.10                       Consent of Richard Geary*
  23.11                       Consent of Peter T. Johnson*
  23.12                       Consent of Peter O. Kohler*
  23.13                       Consent of Jerome J. Meyer*
  23.14                       Consent of Ralph R. Peterson*
  23.15                       Consent of E. Kay Stepp*
  23.16                       Consent of William Swindells*
  23.17                       Consent of Michael G. Thorne*
  23.18                       Consent of Franklin E. Ulf*
  23.19                       Consent of Benjamin R. Whiteley*
  24.1                        Powers of Attorney*
____________________________________
* To be filed by amendment.